As filed with the Securities and Exchange Commission on May 18, 2010
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ZBB Energy Corporation
(Exact name of registrant as specified in its charter)

Wisconsin	4911	39-1987014
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

N93 W14475 Whittaker Way
Menomonee Falls, WI  53051
(262) 253-9800
 (Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Eric C. Apfelbach
Chief Executive Officer
ZBB Energy Corporation
N93 W14475 Whittaker Way
Menomonee Falls, WI  53051
(262) 253-9800
 (Name, address, including zip code, and telephone number,
including area code, of agent for service)

Please send copies of all communications to:
Mark R. Busch
K&L Gates LLP
214 North Tryon Street, Suite 4700
Charlotte, NC 28202
(704) 331-7440

Approximate date of commencement of proposed sale to the public:  From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated file, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Common stock	$-	$-
Warrants to purchase common stock	$-	$-
Common stock issuable upon exercise of warrants(2)	$-	$-
Total Registration Fee	$10,000,000	$1,069.50

(1)          Calculated pursuant to Rule 457(o) on the basis of the maximum aggregate offering price of all of the securities to be registered.

(2)          Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issuable upon exercise of warrants registered hereunder as a result of stock splits, stock dividends, or similar transactions.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS
Subject to Completion, Dated [•], 2010

$10,000,000
[•] Shares of Common Stock
[•] Warrants
(and [•] shares of CommFon Stock underlying the Warrants)

We are offering up to [•] units for $[•] per unit, with each unit consisting of (1) one share of common stock and (2) a Warrant to purchase [•] of a share of common stock.

For a more detailed description of the warrants, see the section entitled “Description of Warrants” beginning on page 13 of this prospectus, and for a more detailed description of our common stock, see the section entitled “Description of Common Stock” beginning on page 12 of this prospectus.

Our common stock is quoted on the NYSE Amex Market under the symbol “ZBB.” The last reported sale price of our common stock on [•], 2010 was $[•] per share.

[•] has agreed to act as our placement agent in connection with this offering. In addition, [•] mayy engage one or more placement agents or selected dealers. The placement agent is not purchasing the securities offered by us, and is not required to sell any specific number or dollar amount of securities, but will assist us in this offering on a “best efforts” basis. Because there is no minimum offering amount required as a condition to closing in this offering, the actual public offering amount, placement agent fees, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth above. See “Plan of Distribution” beginning on page 14 of this prospectus for more information regarding this arrangement.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 3 of this prospectus for more information.

	Per Unit	Total
Public offering price	$-	$-
Placement Agent Fees	$-	$-
Proceeds, before expenses, to us	$-	$-

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is [•], 2010.

Table of Contents

Prospectus Summary	1
The Offering	2
Risk Factors	3
Use of Proceeds	10
Dilution	10
Dividend Policy	11
Capitalization	11
Description of Securities to be Registered	12
Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities	13
Plan of Distribution	14
Business	15
Management’s Discussion and Analysis of Financial Condition and Results of Operations	26
Properties	36
Management	36
Executive Compensation	41
Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters	43
Material U.S. Federal Tax Considerations	45
Legal Proceedings	51
Legal Matters	51
Experts	51
Disclosure of Commission Position on Indemnification for Securities Act Liabilities	51
Where You Can Find More Information	52
Index to Financial Statements	F-1

Cautionary Note Regarding Forward-Looking Statements

This prospectus contains forward-looking statements that are based on current expectations, estimates, forecasts and projections regarding management’s beliefs and assumptions about the industry in which we operate. Such statements include, in particular, statements about our plans, strategies and prospects under the headings “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” When used in this prospectus, the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would,” and similar expressions identify forward-looking statements.

Forward-looking statements are not a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that may cause actual outcomes and results to differ materially from what is expressed or forecasted in such forward-looking statements.

Except as required by applicable law, we assume no obligation to update any forward-looking statements publicly or to update the reasons why actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

Prospectus Summary

This summary highlights information about our Company and this offering contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere in this prospectus. You should read this entire prospectus carefully, including “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus, before making an investment decision. In this prospectus, unless otherwise specified or the context otherwise requires, the terms “we,” “us,” “our,” “the Company,” or “ours” refer to ZBB Energy Corporation and its consolidated subsidiaries.

About ZBB Energy Corporation

ZBB Energy Corporation (NYSE AMEX: ZBB) provides distributed intelligent power management platforms that directly integrate multiple renewable and conventional onsite generation sources with rechargeable zinc bromide flow batteries and other storage technology. This platform solves a wide range of electrical system challenges in global markets for various types of sites with utility, governmental, commercial, industrial and residential end customers. A developer and manufacturer of its modular, scalable and environmentally friendly power systems (“ZESS POWR™”), ZBB Energy was founded in 1998 and is headquartered in Wisconsin, USA with offices also located in Perth, Western Australia.

Corporate Information

Our executive offices are located at N93 W14475 Whittaker Way, Menomonee Falls, Wisconsin  53051, and our telephone number is 262.253.9800.  Our Internet address is www.zbbenergy.com.  The information on our website is not incorporated by reference into this prospectus, and you should not consider it part of this prospectus.

The Offering

Issuer	ZBB Energy Corporation

Units offered	[•]

Offer Price	$[•] per unit

Shares of common stock included in units	[•]

Warrants included in units	[•]

Warrant terms
Each unit includes a Warrant to purchase [•] of one share of common stock.  Warrants will entitle the holder to purchase shares of common stock for an exercise price equal to $[•].  Warrants are exercisable immediately after the date of issuance and expire five years after the date of issuance.

Shares of common stock outstanding before this offering	14,915,389

Common stock to be outstanding after this offering	[•]

Use of proceeds
We intend to use the net proceeds from this offering for development and deployment of our version 3 next generation battery stack and module, market penetration and manufacturing ramp related capital equipment and expenses and for working capital and general corporate purposes. See “Use of Proceeds.”

Dividend policy	We have never paid cash dividends and do not intend to do so.

Risk factors
You should carefully read and consider the information set forth under “Risk Factors,” together with all of the other information set forth in this prospectus, before deciding to invest in shares of our common stock.

NYSE Amex symbol	Our common stock is listed on the NYSE Amex under the symbol “ZBB”.

The number of shares of common stock outstanding before and after the offering is based on 14,915,389 shares outstanding as of March 31, 2010 and excludes:

•	1,846,031 shares of common stock issuable upon the exercise of warrants outstanding with a weighted average exercise price of $1.76 per share;

•	2,161,992 shares of common stock issuable upon the exercise of options outstanding with a weighted average exercise price of $2.01 per share;

•	872,953 shares of common stock reserved for future grants and awards under our equity incentive plans as of March 31, 2010; and

•	shares of common stock issuable upon exercise of warrants to be issued in connection with this offering.

Risk Factors

You should carefully consider the risks described below before making an investment decision. You should also refer to the other information in this prospectus, including our financial statements and the related notes incorporated by reference. The risks and uncertainties described below are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occur, our business, results of operations and financial condition could suffer. In that event the trading price of our common stock could decline, and you may lose all or part of your investment in the units if the conversion price or exercise price is in excess of the trading price of our common stock. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements.

As a new investor, you will incur substantial dilution as a result of this offering and future equity issuances, and as result, our stock price could decline.

The offering price is substantially higher than the net tangible book value per share of our outstanding common stock.  As a result, based on our capitalization as of March 31, 2010, investors purchasing common stock in this offering will incur immediately dilution of $[•] per share of common stock purchased, based on the offering price of $[•] per unit, without giving effect to the potential exercise of warrants offered by this prospectus.  In addition to this offering, subject to market conditions and other factors, it is likely that we will pursue additional capital to finance our operations and to fund acquisitions of businesses, technologies or products that complement our current business.  Accordingly, we may conduct substantial future offerings of equity or debt securities.  The exercise of outstanding options and warrants and future equity issuances, including future public offerings or future private placements of equity securities and any additional shares issued in connection with acquisitions, will result in dilution to investors.  In addition, the market price of our common stock could fall as a result of resales of any of these shares of common stock to an increased number of shares available for sale in the market.

There is no public market for the warrants to purchase common stock in this offering.

There is no established public trading market for the warrants being sold in this offering, and we do not expect a market to develop.  In addition, we do not intend to apply for listing the warrants on any securities exchange.  Without an active market, the liquidity of the warrants will be limited.

Our stock price could be volatile and our trading volume may fluctuate substantially.

The price of our common stock has been and may in the future continue to be extremely volatile, with the sale price fluctuating from a low of $0.52 to a high of $6.00 since June 18, 2007, the first day our stock was traded on the NYSE Amex (formerly American Stock Exchange).  Many factors could have a significant impact on the future price of our common stock, including:

•	our inability to raise additional capital to fund our operations, whether through the issuance of equity securities or debt;

•	our failure to successfully advance the development of our programs or otherwise implement our business objectives;

•	issuance of new or changed securities analysts’ reports or recommendations;

•	significant acquisitions or business combinations, strategic partnerships, joint ventures or capital committees by or involving us or our competitors;

•	our ability to consummate a strategic transaction to ensure the continued funding of our operations, including corporate collaborations, merger and acquisition activities and consolidations;

•	our ability to successfully integrate our acquisitions and realize anticipated benefits from acquisitions;

•	changes or contemplated changes in U.S. and foreign governmental regulations;

•	competitors’ publicity regarding actual or potential products under development;

•	competitors announcing technological innovations or new commercial products;

•	changes in our intellectual property portfolio or developments or disputes concerning proprietary rights, including patent litigation;

•	actual or anticipated fluctuations in our quarterly financial and operating results;

•	changes in accounting policies or practices;

•	news reports relating to trends, concerns and other issues in our industry;

•	general domestic and international economic conditions and other external factors;

•	general market conditions; and

•	the degree of trading liquidity in our common stock.

In addition, the stock market has from time to time experienced extreme price and volume fluctuations.  This volatility has had a significant effect on the market price of securities issued by many companies which may be unrelated to the operating performance of those particular companies.  These broad market fluctuations may adversely affect our share price, notwithstanding our operating results, and any shares of common stock included in the units that you purchase in this offering, and any shares of common stock acquired upon exercise of the warrants included in the units that you purchase in the offering, may in the future trade at a lower price than that at which they were purchased.

For the three-month period ended March 31, 2010, the daily trading volume for shares of our common stock ranged from 9,700 to 1,312,700 shares traded per day, and the average daily trading volume during such three-month period was 154,684 shares traded per day. Accordingly, our investors who wish to dispose of their shares of common stock on any given trading day may not be able to do so or may be able to dispose of only a portion of their shares of common stock.

We have incurred losses and anticipate incurring continuing losses.

For the nine months ended March 31, 2010, the Company had revenues of $1,556,148. During this period, the Company had a net loss of $6,859,085. For the year ended June 30, 2009, the Company had revenues of $1,156,792. During this period, the Company had a net loss of $5,561,056. There can be no assurance that the Company will have income from operations or net income during the fourth fiscal quarter of 2010 or thereafter.  As of March 31, 2010 we had an accumulated deficit of $44.1 million. We anticipate that we will continue to incur losses until we can produce and sell a sufficient number of our systems to be profitable. However, we cannot predict when we will operate profitably, if ever. Even if we do achieve profitability, we may be unable to sustain or increase our profitability in the future.

We will need additional financing.

We will need additional financing to maintain and expand our business, and such financing may not be available on favorable terms, if at all.  In the event that we issue any additional equity securities, investors’ interests in the company will be diluted and investors may suffer dilution in their net book value per share depending on the price at which such securities are sold.  If we issue any such additional equity securities, such issuances also will cause a reduction in the proportionate ownership and voting power of all other stockholders.  Further, any such issuance may result in a change in control.

When we need additional financing, we cannot provide assurance that it will be available on favorable terms, if at all. If we need funds and cannot raise them on acceptable terms, we may not be able to:

•	execute our growth plan;

•	take advantage of future opportunities, including synergistic acquisitions;

•	respond to customers and competition; or

•	remain in operation.

We are not restricted from issuing additional common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock.  The issuance of any additional shares of common stock or securities convertible into, exchangeable for or that represent the right to receive common stock or the exercise of such securities could be substantially dilutive to shareholders of our common stock.  The market price of our common stock could decline as a result of sales of shares of our common stock made after this offering or the perception that such sales could occur.  Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings.  Thus, our shareholders bear the risk of our future offerings reducing the market price of our common stock and diluting their interests in us.

We may offer debt securities in the future, which would be senior to our common stock upon liquidation.  Upon liquidation, holders of our debt securities and lenders with respect to other borrowings will receive distributions of our available assets prior to the holders of our common stock.

If we fail to adequately manage our resources, it could have a severe negative impact on our financial results or stock price.

We could be subject to fluctuations in technology spending by existing and potential customers. Accordingly, we will have to actively manage expenses in a rapidly changing economic environment. This could require reducing costs during economic downturns and selectively growing in periods of economic expansion. If we do not properly manage our resources in response to these conditions, our results of operations could be negatively impacted.

We may be unsuccessful in our efforts to obtain federal government grants which could harm our business and results of operations.  We also may be unsuccessful in our efforts to monetize government tax credits and other off balance sheet assets.

We may seek to obtain government grants and subsidies in the future to offset all or a portion of the costs of maintaining and expanding our business. We cannot be certain that we will be able to secure any such government grants or subsidies. Any grants that we may obtain could be terminated, modified or recovered by the granting governmental body under certain conditions.  We also have $29 million of net operating loss carryforwards and $14.675 million of Department of Energy sponsored tax credits.  We are exploring ways to monetize or to use these off balance sheet assets.  However, there can be no assurance that these efforts will prove successful.

Our success depends on our ability to retain our managerial personnel and to attract additional personnel.

Our success depends largely on our ability to attract and retain managerial personnel. Competition for desirable personnel is intense, and there can be no assurance that we will be able to attract and retain the necessary staff. We currently have 30 full-time employees.  The loss of members of managerial staff could have a material adverse effect on our future operations and on successful development of products for our target markets. The failure to maintain management and to attract additional key personnel could materially adversely affect our business, financial condition and results of operations.

Businesses and consumers might not adopt alternative energy solutions as a means for obtaining their electricity and power needs, and therefore our revenues may not increase, and we may be unable to achieve and then sustain profitability.

On-site distributed power generation solutions, such as fuel cell, photovoltaic and wind turbine systems, which utilize our energy storage systems, provide an alternative means for obtaining electricity and are relatively new methods of obtaining electrical power that businesses may not adopt at levels sufficient to grow this part of our business. Traditional electricity distribution is based on the regulated industry model whereby businesses and consumers obtain their electricity from a government regulated utility. For alternative methods of distributed power to succeed, businesses and consumers must adopt new purchasing practices and must be willing to rely upon less traditional means of purchasing electricity. We cannot assure you that businesses and consumers will choose to utilize on-site distributed power at levels sufficient to sustain our business in this area. The development of a mass market for our products may be impacted by many factors which are out of our control, including:

•	market acceptance of fuel cell, photovoltaic and wind turbine systems that incorporate our products;

•	the cost competitiveness of these systems;

•	regulatory requirements; and

•	the emergence of newer, more competitive technologies and products.

If a mass market fails to develop or develops more slowly than we anticipate, we may be unable to recover the losses we will have incurred to develop these products.

Our industry is highly competitive and we may be unable to successfully compete.

We compete in the market for renewable energy products and services which is intensely competitive.  Evolving industry standards, rapid price changes and product obsolescence also impact the market. Our competitors include many domestic and foreign companies, most of which have substantially greater financial, marketing, personnel and other resources than we do.  Our current competitors or new market entrants could introduce new or enhanced technologies, products or services with features that render our technologies, products or services obsolete or less marketable.  Our success will be dependent upon our ability to develop products that are superior to existing products and products introduced in the future, and which are cost effective. In addition, we may be required to continually enhance any products that are developed as well as introduce new products that keep pace with technological change and address the increasingly sophisticated needs of the marketplace. Even if our technology currently proves to be commercially feasible, there is extensive research and development being conducted on alternative energy sources that may render our technologies and protocols obsolete or otherwise non-competitive.

Technological developments in any of a large number of competing processes and technologies could make our technology obsolete and we have little ability to manage that risk. There can be no assurance that we will be able to keep pace with the technological demands of the marketplace or successfully develop products that will succeed in the marketplace. As a small company, we will be at a competitive disadvantage to most of our competitors, which include larger, established companies that have substantially greater financial, technical, manufacturing, marketing, distribution and other resources than us.

There can be no assurance that new products or technologies, presently unknown to management, will not, at any time in the future and without warning, render our technology less competitive or even obsolete. Technology advances claimed by current or new competitors may ultimately prove to make our products obsolete. Major companies, academic and research institutions, or others, for example, could develop new products which could potentially render our products obsolete. Moreover, our technology could be susceptible to being analyzed and reconstructed by an existing or potential competitor. Although the Company may be the license holder of certain United States patents respecting its products, we may not have the financial resources to successfully defend such patents, were it to become necessary, by bringing patent infringement suits against parties that have substantially greater resources than those available to us.

In addition, competitors may develop technology and products that can be sold and installed at a lower per unit cost. There can be no assurance that we will have the capital resources available to undertake the research which may be necessary to upgrade our equipment or develop new devices to meet the efficiencies of changing technologies. Our inability to adapt to technological change could have a materially adverse effect on our results of operations.

Unless we keep pace with changing technologies, we could lose existing customers and fail to win new customers.

Our future success will depend upon our ability to develop and introduce a variety of new products and services and enhancements to these new products and services in order to address the changing needs of the marketplace. We may not be able to accurately predict which technologies customers will support. If we do not introduce new products, services and enhancements in a timely manner, if we fail to choose correctly among technical alternatives or if we fail to offer innovative products and services at competitive prices, customers may forego purchases of our products and services and purchase those of our competitors.

If our products do not perform as promised, we could experience increased costs, lower margins and harm to our reputation.

The failure of our products to perform as promised could result in increased costs, lower margins and harm to our reputation. This could result in contract terminations and have a material adverse effect on our business and financial results.

Our relationships with our strategic partners may not be successful and we may not be successful in establishing additional partnerships, which could adversely affect our ability to commercialize our products and services.

An important element of our business strategy is to enter into strategic partnerships with partners who can assist us in achieving our business goals.  If we are unable to reach agreements with suitable strategic partners, we may fail to meet our business objectives for the commercialization of our products. We may face significant competition in seeking appropriate alliance partners. Moreover, these development agreements and strategic alliances are complex to negotiate and time consuming to document. We may not be successful in our efforts to establish additional strategic partnerships or other alternative arrangements. The terms of any additional strategic partnerships or other arrangements that we establish may not be favorable to us. In addition, these partnerships may not be successful, and we may be unable to sell and market our products to these companies and their affiliates and customers in the future, or growth opportunities may not materialize, any of which could adversely affect our business, financial condition and results of operations.

Shortages or delay of supplies of component parts may adversely affect our operating results until alternate sources can be developed.

Our operations are dependent on the ability of suppliers to deliver quality components, devices and subassemblies in time to meet critical manufacturing and distribution schedules. If we experience any constrained supply of any such component parts, such constraints, if persistent, may adversely affect operating results until alternate sourcing can be developed. There may be an increased risk of supplier constraints in periods where we are increasing production volume to meet customer demands. Volatility in the prices of these component parts, an inability to secure enough components at reasonable prices to build new products in a timely manner in the quantities and configurations demanded or, conversely, a temporary oversupply of these parts, could adversely affect our future operating results.

We have no experience manufacturing our products on a large-scale basis and may be unable to do so at our current facility.

To date, we have achieved only very limited production of our energy storage systems and have no experience manufacturing our products on a large-scale basis. In February 2006 we acquired a building we were previously leasing in Menomonee Falls, Wisconsin which provides up to 72,000 square feet for use as a manufacturing facility. This facility is currently producing at less than 10% of its expected capacity after our allocation of certain proceeds of our United States equity offering to fully staff and equip it. However, we do not know whether our current manufacturing facility, even if operating at full capacity, will be adequate to enable us to produce the energy storage systems in sufficient quantities to meet hoped for future orders. If there is demand for our products, our inability to manufacture a sufficient number of units on a timely basis would have a material adverse effect on our business prospects, financial condition and results of operations.

We market and sell, and plan to market and sell, our products in numerous international markets. If we are unable to manage our international operations effectively, our business, financial condition and results of operations could be adversely affected.

We market and sell, and plan to market and sell, our products in a number of foreign countries, including Australia, South Africa, Canada, Europeam Union countries, the United Kingdom, Italy, Chile, Brazil, India and Mexico, as well as Puerto Rico, various Caribean island nations and various Southeast Asia countries, and we are therefore subject to risks associated with having international operations. Risks inherent in international operations include, but are not limited to, the following:

•	changes in general economic and political conditions in the countries in which we operate;

•	unexpected adverse changes in foreign laws or regulatory requirements, including those with respect to renewable energy, environmental protection, permitting, export duties and quotas;

•	trade barriers such as export requirements, tariffs, taxes and other restrictions and expenses, which could increase the prices of our products and make us less competitive in some countries;

•
fluctuations in exchange rates may affect demand for our products and may adversely affect our profitability in US dollars to the extent the price of our products and cost of raw materials and labor are denominated in a foreign currency;

•	difficulty with staffing and managing widespread operations;

•	difficulty of, and costs relating to compliance with, the different commercial and legal requirements of the overseas markets in which we offer and sell our products;

•	inability to obtain, maintain or enforce intellectual property rights; and

•	difficulty in enforcing agreements in foreign legal systems.

Our business in foreign markets requires us to respond to rapid changes in market conditions in these countries. Our overall success as a global business depends, in part, on our ability to succeed in differing legal, regulatory, economic, social and political conditions. We may not be able to develop and implement policies and strategies that will be effective in each location where we do business, which in turn could adversely affect our business, financial condition and results of operations.

Currency translation and transaction risk may adversely affect our business, financial condition and results of operations.

Our reporting currency is the US dollar, and we conduct our business and incur costs in the local currency of most countries in which we operate. As a result, we are subject to currency translation risk.  We expect a portion of our revenues to be generated outside the United States and denominated in foreign currencies in the future. Changes in exchange rates between foreign currencies and the US dollar could affect our revenues and cost of revenues, and could result in exchange losses.  We cannot accurately predict the impact of future exchange rate fluctuations on our results of operations.  Currently, we do not engage in any exchange rate hedging activities and, as a result, any volatility in currency exchange rates may have an immediate adverse effect on our business, results of operations and financial condition.

The success of our business depends on our ability to develop and protect our intellectual property rights, which could be expensive.

Our success depends to a significant extent on our ability to obtain patent protection on technologies and products and preserve trade secrets and to operate without infringing the proprietary rights of others. There can be no assurance that any patent applications or patents we are able to license will afford any competitive advantages or will not be challenged or circumvented by third parties. Furthermore, there can be no assurance that others will not independently develop similar technologies or duplicate any technology developed by us. Because of the extensive time required for development, testing and regulatory review of a potential product, it is possible that before any of our potential products can be commercialized, any related patent may expire, or remain in existence for only a short period following commercialization, thus reducing any advantage of the patent.

We also rely on trademarks, copyrights, trade secrets and know-how to develop, maintain and strengthen our competitive positions. While we take steps to protect our proprietary rights to the extent possible, there can be no assurance that third parties will not know, discover or develop independently equivalent proprietary information or techniques, that they will not gain access to our trade secrets or disclose our trade secrets to the public. Therefore, we cannot guarantee that we can maintain and protect unpatented proprietary information and trade secrets. Misappropriation of our intellectual property would have an adverse effect on our competitive position and may cause us to incur substantial litigation costs.

We may be subject to claims that we infringe the intellectual property rights of others, and unfavorable outcomes could harm our business.

Our future operations may be subject to claims, and potential litigation, arising from our alleged infringement of patents, trade secrets or copyrights owned by other third parties. We intend to fully comply with the law in avoiding such infringements. However, we may become subject to claims of infringement, including such claims or litigation initiated by existing, better-funded competitors. We could also become involved in disputes regarding the ownership of intellectual property rights that relate to our technologies. These disputes could arise out of collaboration relationships, strategic partnerships or other relationships. Any such litigation could be expensive, take significant time, and could divert management’s attention from other business concerns. Our failure to prevail in any such legal proceedings, or even the mere occurrence of such legal proceedings, could substantially affect our ability to meet our expenses and continue operations.

If our common stock is de-listed from the AMEX, the common stock will become less liquid.

Our shares have been listed on the NYSE Amex (formerly the American Stock Exchange) since June 18, 2007.  We are required to comply with all reporting and listing requirements on a timely manner and maintain our corporate governance and independent director standards. If the NYSE Amex delists our common stock from trading if we fail to satisfy their ongoing listing requirements including, without limitation, corporate governance, financial condition, and financial reporting rules and minimum price and market capitalization rules, we will be adversely affected and our stock will become less liquid. There can be no assurance that our securities will remain eligible for trading on the NYSE Amex. If our common stock is delisted, our stockholders would not be able to sell the common stock on the NYSE Amex, and their ability to sell any of their common stock would be severely if not completely limited.

We have never paid cash dividends and do not intend to do so.

We have never declared or paid cash dividends on our common stock. We currently plan to retain any earnings to finance the growth of our business rather than to pay cash dividends. Payments of any cash dividends in the future will depend on our financial condition, results of operations and capital requirements, as well as other factors deemed relevant by our board of directors.

Use of Proceeds

After giving effect to our sale of $10,000,000 of units in this offering at the offering price of $[•] per unit (and excluding shares of common stock issued and any proceeds received upon exercise of warrants) and after deduction of the placement agent fees and estimated offering expenses payable by us, we anticipate our net proceeds from this offering will be $[•] million.  However, the offering does not specify any minimum purchase or sale of any specific number of units. As a result, our actual net proceeds may be significantly less.

We estimate that we will use the proceeds of this offering as follows:

•	$[•] for development and deployment of our version 3 next generation battery stack and module;

•	$[•] for market penetration and manufacturing ramp related capital equipment and expenses; and

•	the remaining $[•] for working capital and general corporate purposes.

Dilution

Our net tangible book value as of March 31, 2010 was $3,213,187 or $0.22 per share of common stock. Net tangible book value per share represents total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. After giving effect to our sale of $10,000,000 of units in this offering at the offering price of $[•] per unit (and excluding shares of common stock issued and any proceeds received upon exercise of warrants) and after deduction of the placement agent fees and estimated offering expenses payable by us, our net tangible book value as of March 31, 2010 would have been $[•], or $[•] per share. This represents an immediate increase in net tangible book value of $[•] per share to existing stockholders and an immediate dilution in net tangible book value of $[•] per share to purchasers of common stock in this offering.  The following table illustrates this calculation.

Offering price per share of common stock	$-
Net tangible book value per share as of March 31, 2010	$-
Increase per share attributable to this offering	$-
As adjusted tangible book value per share after this offering	$-
Dilution per share to new investors in this offering	$-

The number of shares of common stock outstanding used for existing stockholders in the table and calculations above is based on 14,915,389 outstanding as of March 31, 2010 and excludes:

•	1,846,031 shares of common stock issuable upon the exercise of warrants outstanding with a weighted average exercise price of $1.76 per share;

•	2,161,992 shares of common stock issuable upon the exercise of options outstanding with a weighted average exercise price of $2.01 per share;

•	872,953 shares of common stock reserved for future grants and awards under our equity incentive plans as of March 31, 2010; and

•	shares of common stock issuable upon exercise of warrants to be issued in connection with this offering.

Dividend Policy

We have not declared or paid cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. We expect to retain future earnings, if any, to fund the development and growth of our business. Our board of directors will determine future dividends, if any.

Capitalization

The following table sets forth our capitalization as of March 31, 2010:

•	on an actual basis; and

•
on an as adjusted basis to reflect the sale of $10,000,000 of units in this offering at the offering price of $[•] per unit (and excluding shares of common stock issued and any proceeds received upon exercise of warrants) and after deduction of the placement agent fees and estimated offering expenses payable by us.

The offering does not specify any minimum purchase or sale of any specific number of units. As a result, our actual total capitalization following completion of the offering may be significantly less than the “as adjusted” total capitalization reflected in the below table.

You should read the information in this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 26 of this prospectus and our financial statements and the accompanying notes beginning on page F-1 of this prospectus.

	March 31, 2010
	Actual	As Adjusted
	(Unaudited)
Cash and cash equivalents	2,925,150
Long-term liabilities	2,209,678
Shareholders' Equity
Common stock ($0.01 par value); 150,000,000 authorized, 14,915,389 issued and outstanding at March 31, 2010	149,155
Additional paid-in capital	49,587,568
Treasury stock - 13,833 shares	(11,136)
Accumulated other comprehensive (loss)	(1,562,385)
Accumulated (deficit)	(44,146,936)
Total shareholders’ equity	4,016,266
Total capitalization	$6,225,944

The number of shares of common stock outstanding used for existing stockholders in the table and calculations above is based on 14,915,389 outstanding as of March 31, 2010 and excludes:

•	1,846,031 shares of common stock issuable upon the exercise of warrants outstanding with a weighted average exercise price of $1.76 per share;

•	2,161,992 shares of common stock issuable upon the exercise of options outstanding with a weighted average exercise price of $2.01 per share;

•	872,953 shares of common stock reserved for future grants and awards under our equity incentive plans as of March 31, 2010; and

•	shares of common stock issuable upon exercise of warrants to be issued in connection with this offering.

Description of Securities to be Registered

Each unit includes (1) one share of common stock and (2) a Warrant to purchase [•] of a share of common stock.

Description of Common Stock

Authorized Capital

We currently have authority to issue 150 million shares of our common stock, par value $0.01 per share.  As of March 31, 2010, we had 14,915,389  shares of common stock issued and outstanding.

Following the sale of shares of common stock in this offering, we expect to have [•] shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Common Stock

Voting Rights

Each outstanding share of our common stock is entitled to one vote on all matters submitted to a vote of shareholders. There is no cumulative voting.

Dividend and Liquidation Rights

The holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available for the payment of dividends at the times and in the amounts as our board of directors may from time to time determine. The shares of our common stock are neither redeemable nor convertible. Holders of our common stock have no preemptive or subscription rights to purchase any of our securities. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive pro rata our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding.

We have never paid any cash dividends on our common stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare.

Equity Compensation Plans

We have three share-based compensation plans, the 2002 Stock Option Plan (the “SOP”), the 2005 Employee Stock Option Scheme (the “2005 Plan) and the 2007 Equity Incentive Plan (the “2007 Plan”), together referred to herein as the “Stock Plans.”  As of March 31, 2010, 2,161,992 options to purchase shares of our common stock were issued and outstanding under the Stock Plans with a weighted-average price of $2.01, and 872,953 options were available for future grant under the Stock Plans.

Outstanding Warrants

As of March 31, 2010, we had issued and outstanding a total of 1,846,031 warrants to purchase our common stock outstanding at a weighted-average price of $1.76.

Description of Warrants

The material terms and provisions of the warrants being offered pursuant to this prospectus are summarized below.  However, this summary of some provisions of the warrants is not complete.  For the complete terms of the warrants, you should refer to the form warrant attached to the securities purchase agreement for the complete terms of the warrants.

Each unit includes a Warrant to purchase [•] of a share of common stock.  Warrants will entitle the holder to purchase shares of common stock for an exercise price equal to $[•].  The Warrants are exercisable at any time from their original date of issuance through and including the fifth anniversary following the date of issuance.

The exercise price and the number of shares issuable upon exercise of the warrants is subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock, and also upon any distributions of assets, including cash, stock or other property to our stockholders. The warrant holders must pay the exercise price in cash upon exercise of the warrants.  In no event is the warrant holder entitled to a cash settlement from the Company upon exercise.  After the close of business on the expiration date, unexercised warrants will become void.

Upon the holder’s exercise of a warrant, we will issue the shares of common stock issuable upon exercise of the warrant within three business days following our receipt of notice of exercise and payment of the exercise price, subject to surrender of the warrant.

Prior to the exercise of any warrants to purchase common stock, holders of the warrants will not have any of the rights of holders of the common stock purchasable upon exercise, including the right to vote or to receive any payments of dividends on the common stock purchasable upon exercise.

Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities

Market Information

The following table sets forth for the periods indicated the range of high and low reported sales price per share of our common stock as reported on NYSE Amex.

	High ($)	Low ($)
2010
Third Quarter	2.00	0.78
Second Quarter	1.45	0.90
First Quarter	$1.61	$1.00
2009
Fourth Quarter	1.58	0.84
Third Quarter	1.55	0.80
Second Quarter	2.30	0.86
First Quarter	$4.05	$2.22
2008
Fourth Quarter	4.19	2.80
Third Quarter	3.15	1.75
Second Quarter	4.25	1.98
First Quarter	$5.94	$3.27

Stockholders

Our transfer agent is Computershare. On [•], the last reported sale price of our common stock on NYSE Amex was $[•] per share.  On [•], there were approximately [•] holders of record of our common stock.

Plan of Distribution

[•], which we refer to herein as the Placement Agent, has agreed to act as placement agent in connection with this offering subject to the terms and conditions of the placement agent agreement dated [•].  The Placement Agent is not purchasing or selling any units offered by this prospectus, nor is it required to arrange the purchase or sale of any specific number or dollar amount of units, but has agreed to use its best efforts to arrange for the sale of all of the units offered hereby.  Therefore, we will enter into a purchase agreement directly with investors in connection with this offering and we may not sell the entire amount of units offered pursuant to this prospectus.

We have agreed to pay the Placement Agent a placement agent’s fee consisting of [•].

The following table shows the per unit and total placement agent’s fees that we will pay to the Placement Agent in connection with the sale of the shares and warrants offered pursuant to this prospectus assuming the purchase of all of the shares of common stock and warrants offered hereby.

Per Unit	$	[•	]
Total	$	[•	]

Because there is no minimum offering amount required as a condition to the closing in this offering, the actual total offering commissions, if any, are not presently determinable and may be substantially less than the maximum amount set forth above.

Our obligations to issue and sell units to the purchasers is subject to the conditions set forth in the securities purchase agreement, which may be waived by us at our discretion.  A purchaser’s obligation to purchase units is subject to the conditions set forth in the securities purchase agreement as well, which may also be waived.

At the closing, we will issue the shares of common stock and warrants to the investors. We anticipate that the closing will be completed on or about [•].  We estimate the total offering expenses of this offering that will be payable by us, excluding the placement agent’s fees, will be approximately $[•], which include legal, accounting and printing costs, various other fees and reimbursement of the placements agent’s expenses.

The foregoing does not purport to be a complete statement of the terms and conditions of the placement agent agreement and the securities purchase agreement.  A copy of the placement agent agreement and the form of securities purchase agreement with the investors are included as exhibits to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission (the “SEC”) and of which this prospectus below forms a part.  See “Where You Can Find More Information.”

The Placement Agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the units sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act.  As an underwriter, the Placement Agent would be required to comply with the Securities Act and the Securities Exchange Act of 1934, as amended, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act.  These rules and regulations may limit the timing of purchases and sales of shares of common stock and warrants by the Placement agent acting as principal.  Under these rules and regulations, the Placement Agent:

•	may not engage in any stabilization activity in connection with our securities; and

•
may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it have completed their participation in the distribution.

Business

ZBB Energy Corporation and its operating subsidiaries (“ZBB,” “we,” “us,” or the “Company”) designs, develops, manufactures and markets renewable energy storage systems based upon the Company’s proprietary zinc-bromine rechargeable electrical energy storage and power management technologies.  The Company was incorporated under the laws of Wisconsin in 1998.

The consolidated financial statements include the accounts of the Company and those of its wholly owned subsidiaries, ZBB Technologies, Inc. which operates a manufacturing facility in Menomonee Falls, Wisconsin, and ZBB Technologies, Ltd. which has its advanced engineering and development facility in Perth, Australia.  The Corporate website address is www.zbbenergy.com.

Products

We design, develop, manufacture and distribute energy storage systems built using a proprietary process based upon our zinc-bromide rechargeable electrical energy storage technology. Our patent pending ZESS POWR hybrid power conversion system is manufactured by our power electronics partners utilizing standard proven components.

The integrated modular nature of our zinc-bromide  flow battery is a philosophy that has carried through to the ZESS POWR product both in terms of electrical interfaces and packaging which allows our solutions to be sized and packaged into fully configurable energy storage systems of any size and integrated with or without any generating source. Our systems combine the ZESS energy storage modules with the ZESS POWR, and fully integrate with customer control systems including remote monitoring. In addition, various control options are available for the integration with the customer’s existing electrical power system or as a complete independent power plant.  The complete ZBB portfolio provides the advanced energy storage aspects of charging or discharging from any renewable or conventional energy source and discharge power as needed to meet the customer load demand regardless of the connected generation source real time status. Our energy storage solutions address issues related to grid stability and renewable energy intermittency, including:

•	Distributed storage of electrical energy during off peak periods.

o	Re-supply on high demand providing grid reliability and economic benefits.

•	Smoothing / shifting intermittent renewable energy generation.

o	Controlled generation, grid stability and optimal use.

•	Enabling energy independence and off-grid applications.

•	Green back up power and power quality.

o	Reduce CO2 emission, 24/7 renewable energy availability.

Industry Overview

We believe that our ZESS products are available at a time when major changes are occurring in electricity supply and demand.. We anticipate that the primary users of our energy storage systems will be utility companies at the distribution level, commercial/industrial users, and off-grid applications. Our systems can be combined with renewable energy (solar, wind and other power generators).

ZESS deployment is the key to establishing “off-grid” and “smart-grid” electrical systems.  Since emission producing diesel generator sets are polluting and costly to maintain, and fuel costs are uncertain and expected to rise interest toward renewable generation for off-grid and back-up power applications has been accelerating.  Intermittent renewable sources cannot be controlled effectively and certainly cannot be a guaranteed source of electricity.   As such the combination of renewable energy along with ZESS system provides the complete integrated solution that provides continuous power regardless of wind or solar variations.

A combination of ZESS systems with solar power, being deployed as an integrated solution, results in a reliable turnkey system capable of being independent from the utility grid or as a smart-grid solution.  Such systems can be used anywhere including remote areas of the world where either no electricity exists or where there are severe outages through poor supply and inconsistent delivery, or for any consumer who prefers to be grid independent.

Key areas for the use of ZESS systems include:

•	On and off grid Telco installations, with renewable energy;

•	Off grid power generation systems;

•	Commercial and residential building integration with renewables; and

•	Small community power systems and micro-grids.

Our systems, combined with renewable energy generation provide a complete back up power system for grid tied applications.

Known Trends, Market Opportunities and Challenges

We believe that there are specific existing and rapidly emerging market opportunities for our energy storage and hybrid power electronic products.

We continue to advance the sales and marketing process in the areas of network structure, direct key accounts, strategic relationships, marketing and industry/policy involvement.

We continue to build a direct market pipeline of opportunities which include companies involved in renewable energy;  renewable energy integrators involved in on-grid and off-grid applications, government facilities, telecom, and other commercial and industrial opportunities.

We have advanced the ZBB presence and awareness in the market through involvement in various conferences (energy storage, wind, solar and electric utility), direct marketing, marketing materials and web content, as well as continued efforts in media channels and highly visible applications.  For example, the development of a prototype off grid system consisting of ZESS 50 energy storage and ZESS POWR PECC hybrid for cell tower application in Africa via ZBB partner Likusasa, and the shipment of the first large scale wind/storage facility on a college campus at the Dundalk Institute of Technology in the Republic of Ireland as well as the deployment of the ZBB Hybrid ZESS POWR PECC and ZESS 50 energy storage to Oregon State University for the advanced study of energy storage with wind power and the scheduled deployment of ZBB Hybrid ZESS POWR PECC and  ZESS 50 for an off-grid application that optimizes the use of solar PV, wind and conventional diesel generator as a single power plant.  ZBB is in the process of furthering these marketing and networking efforts with additional marketing activities that will continue to raise the profile of ZBB and the ZESS brands.

We have designed our products so that they can be combined for use in commercial storage applications and/or integrated with renewable energy sources through the use of the ZBB hybrid power electronics.  Federal and State Government initiatives to lessen the United States greenhouse gas emissions and dependency on oil and increasing concerns surrounding CO2 emissions are also driving this market sector.

We believe that solar and wind energy production has grown over the past five years and will continue to grow for so long as fossil fuel prices are increasing and global warming is viewed as a threat to the environment. Because both solar and wind are intermittent primary energy sources, both grid connected and off-grid installations require energy storage devices to optimize their capabilities and in many cases the energy storage devices are a necessity for the utilization of renewable energy.

We are currently addressing opportunities and engaged in fulfilling orders targeted to renewable energy markets in the United States (including Hawaii), Europe, Australia, and Africa with the intention of introducing products and services into these markets.  The United States and governments throughout the world are implementing renewable energy mandates, tax credits, matching investments, and other incentives related to renewable energy and energy efficiency including the energy storage sector.

In conjunction with our strategic partners we are actively involved in submitting proposals to the Federal and State Governments in response to Funding Opportunity announcements issued as a result of the American Recovery and Reinvestment Act. These proposals cover opportunities for plant expansion, Smart Grid initiative, Renewable Energy Initiatives as well as research and development opportunities for applications where the Company’s technology could bring a change to market applications that we currently do not address.

Our current contracts include a collaborative project (Advanced Electricity Storage Technologies project) with the Commonwealth of Australia which commenced July 2007 running through June 2010, which includes the production and delivery of one 500kWh energy storage system for installation into a renewable energy site in Australia. In December 2008 we received an order for  a ZESS 500 system that was installed in conjunction with existing wind energy assets at the Dundalk Institute of Technology in the Republic of Ireland.

A $230,000 funded project with the Wisconsin Energy Independence Fund for the development of our own proprietary power conversion systems for both AC to DC and DC to DC renewable energy applications has been completed. We contracted with a Wisconsin based partner to build and package the power electronics components for two units for evaluation utilizing two ZESS 50 systems manufactured under this grant.

We have shipped and installed an  order with Oregon State University for a ZESS 50 energy storage system and its proprietary Hybrid Power Electronics (ZESS POWR PECC) for the advanced study of wind power and energy storage integration.

We have shipped and installed an order with Envinity, a renewable system integrator, for the delivery of two ZESS 50 energy storage devices and  ZESS POWR PECC designed to integrate two solar PV arrays, ten wind turbines, a hydro generator, and a conventional generator to provide a single output power plant for an off grid application.

We have received an order for ZESS 50 energy storage system(s) and ZESS POWR PECC from;

•	SEI for the integration of solar PV with energy storage for an on grid dispatchable power plant for use at a US government facility.

•
NIDON for the integration of solar PV with energy storage for an elevator system that utilizes power from the grid and renewable energy in “Pulani Manor”, a mid rise, multi-family apartment located near downtown Honolulu. This system will manage the energy usage from a 20kW PV array and allows the elevator to be operated during emergency situations and extended power outages. The scalability of the ZESS system enables future input and storage from other renewable energy sources.

•
BC Hydro to be utilized as part of a demonstration project that uses multiple components (power generation, utilization, storage, and dispatch optimization) to provide electrical power to an isolated remote area grid with the goal of reducing reliance on diesel generation and the reduction of greenhouse gas emissions in remote communities in British Columbia. The project objective is to increase the utilization of BC Hydro’s Clayton Falls small hydro plant and reduce the reliance on diesel generators at its Ah Sin Heek generating facility

•
General Atomics to be utilized as a demonstration project at its headquarters in San Diego, California. This fully integrated ZESS power system will be used in an on-grid configuration with photovoltaic (PV) renewable energy generation inputs and multiple connection points for both AC and DC power requirements that will connect to the host building’s power distribution system. The ZESS POWR PECC system controls energy and power inputs, directs energy flow to and from energy storage, regulates clean power to various demonstration loads, and when available, sends excess energy to the sites larger electrical distribution system.

We believe that some of the biggest challenges we face will be gaining market acceptance for our newer products and reaching the renewable energy, utility and other markets that we target. In order to be successful we must also develop a reputation of reliability, quality service and continually drive the total cost of ownership of our products down.

Our systems compete with both traditional energy storage technologies, such as lead acid batteries, as well as emerging energy storage technologies, such as vanadium redox and sodium sulfur batteries. For our target markets, we believe our product has a significant advantage over competing products and technologies in terms of:

•
The amount of energy that can be stored in a system of a given weight and size or “energy density” (sometimes measured in Watt Hours per Kilogram or Wh/kg) relative to lead acid, recharge cycle and overall cycle life;

•	Modular construction allowing portable applications of varying size, as compared to the large scale, fixed site emerging alternatives.

•	Modular system configuration for permanently fixed installation with minimal installation requirements.

•
Complete integrated system offering of products for overall system optimization in performance and site integration when combining the modularity of the ZESS energy storage products (ZESS 50) and the modularity aspect of the ZESS POWR PECC to allow complete integration of ZESS and other energy storage as well as renewable and traditional energy generators.

Product Benefits

Distributed Energy Applications

Performance problems in electricity distribution grids vary in nature and severity. One way for a utility company to address challenges in the grid is by using energy provided by energy storage systems. The term “distributed energy” generally refers to the deployment of energy generation and energy storage resources in the distribution network of the grid. These assets are sited near the load centers where they can provide an optimal source of energy. For electric utilities our products provide a means to augment the functionality and performance of the smart grid on a localized basis

Load management

The ZESS systems when located near the customer can be used to manage power and energy either controlled by the customer or the utility as a smart grid application. This results in cost savings and allows local integration of renewables and provides regulated distributed generation.

Power quality

ZESS systems provide a means to alleviate or eliminate power quality problems by supplying active and reactive power locally to stabilize voltage surges and sags. The scale of the avoided costs provides an indicator of the potential value of using distributed ZESS systems in conjunction with the grid.

Benefits to “green power” energy generators

Renewable energy generators would use our ZESS systems to manage the power and energy of the intermittent nature of the renewable energy and dispatch as needed. Distributed renewable energy sources such as wind and solar are interconnected to the grid for optimal usage. ZESS systems enhance the value of distributed renewable resources by providing energy management.

Markets

ZBB technology enables alternative energy growth and deployment. Specifically, we address the following issues in our target markets:

Renewable Energy

ZESS systems provide the necessary means to control intermittent renewable power generation and to optimize energy utilization. They also allow photovoltaic (PV) technology to store energy when the sun is shining and provide power when sunlight is limited. Additionally, ZESS systems can be used to store power from solar panels and shift the distribution of that power to align with the customers’ needs.

The ZESS system can also work in conjunction with distributed wind turbines to manage the power and energy of the intermittent nature of wind.

As penetration of renewable energy increases on the utility grid, the intermittent nature will have negative impact on grid stability. Integrating distributed ZESS systems eliminates this problem and allows wind and solar generation to become a dependable power source.

Smart Grid

•	Goal of the Smart Grid - to maximize the efficiency and reliability of the existing infrastructure and accommodate the continued integration of renewable power resources.

•	Evolution of the Smart Grid will depend on cost effective energy storage. Smart grid without smart storage equals “dumb grid”.

With the evolution of the electrical system toward the smart grid and the use of distributed generation and energy storage, the ZESS system will be a key element in the advancement of the smart grid. The presence of ZESS in the smart grid is essential to achieve the Micro-grid capability, the dispatchability of distributed renewable energy and to control the power and energy on a distributed basis.

Commercial Users

ZESS systems can be charged during low cost off-peak periods when energy rates (kWh) and peak demand charges (kW) are low and can be discharged during higher cost on-peak hours. Demand charges per kWh and the differential between on peak and off peak charges per kW are one of many factors in the cost/benefit of the ZESS. The economic advantages result from the reduction of peak demand/capacity charges deferred during on peak hours and the difference in energy prices from off peak to on peak.

Utility Applications for Distribution Network Support

•	Mitigates congestion when deployed in a distributed manner

•	Distributed Energy Resource

•	Distributed renewable energy management

•	Reduce grid vulnerability

The ZESS systems have distribution benefits to assist power sources that are constricted by a maximum amount of power distribution capacity. When located near the end user, the stored energy is used to supplement the load demand, reducing the stress on the distribution network and/or preventing overloads that may cause blackouts or brownouts as well in addition to potentially eliminating the need to upgrade the distribution system supplying the customer load.

History

ZBB Energy Corporation was formed in 1998 in Wisconsin as a holding company for ZBB Technologies, Limited and ZBB Technologies, Inc. ZBB Technologies, Limited, our Australian subsidiary, was formed in 1982 to develop commercial applications for the zinc-bromide research being conducted by Murdoch University in Western Australia. ZBB Technologies, Inc., our U.S. operating subsidiary, was established in 1994 in Wisconsin to acquire the zinc-bromide technology assets of Johnson Controls, Inc. which was engaged in research to manufacture energy storage systems based upon the zinc-bromide technology.

Up until 2004 we were primarily engaged in research and development and through that prior period had developed a number of prototype energy storage systems for field trialing and evaluation by certain power utilities and other commercial operators. Principal amongst these were large scale systems with Detroit Edison in Michigan, USA and with United Energy in Melbourne, Australia.

In May 2004, we entered into a sales contract to provide our 500kWh energy storage systems to our first commercial customer, the California Energy Commission (CEC). In March 2005, we formed ZBB China Pty Ltd., a joint venture company with China Century Group Ltd. of which we held 49%. In October 2008 we reached an agreement in which we now own 100% of this subsidiary which is presently inactive.

In March 2005, we completed an initial public offering in Australia of our common stock and options to purchase common stock. Our securities were traded on the Australian Stock Exchange Ltd. through August 2007. We received gross proceeds of approximately US$4.5 million (A$6.0 million) in the Australian stock offering.

On June 18, 2007, in connection with our initial United States public offering of 3,333,333 shares of our common stock at an initial offering price of $6.00 per share, our shares began trading on the NYSE:AMEX (formerly the American Stock Exchange) under the symbol “ZBB”.

In June 2007, ZBB Technologies, Ltd, our subsidiary based in Western Australia, and the Commonwealth of Australia entered into an agreement for project funding under the Advanced Electricity Storage Technologies (AEST) program, whereby, among other things, the Department has agreed to provide funding to ZBB Technologies Ltd. for the development and delivery of an energy storage system that will be used to store and supply renewable energy generated from photovoltaic solar panels and wind turbines already operational at the Commonwealth Scientific and Industrial Research Organization’s Newcastle Energy Centre in New South Wales. The agreement requires ZBB to contribute approximately $2.3 million (A$2.8 million) of any cash and in-kind contributions to the project including a newly developed 500KwH energy storage system This agreement provides for a three year term under which the Commonwealth of Australia will provide $2.5 million (A$3.1 million) in project funding over several periods through June 2010.

During the year ended June 2009 we completed the necessary certification process to be awarded ISO 9001:08 compliance for our Milwaukee manufacturing facility. We also worked in conjunction with one of Eaton’s supply chain partners to ensure that our ZESS module control system that is fitted to all of our battery modules is certified by Underwriters Laboratory and bears the necessary UL508 certification stamp mark. These two items were key objectives to be achieved from our 2007 IPO.

In December 2009 we were awarded a $1.3 million Wisconsin Clean Energy Business Loan through the American Recovery and Reinvestment Act. We anticipate closing this loan transaction in May 2010. During the quarter ended March 31, 2010 we received a $1.5 million financing commitment from our bank to supplement the Wisconsin Clean Energy Business Loan. The proceeds of this financing will be utilized for working capital, equipment purchases and development expenses relating to our next generation model, version 3 (V3)

Technology

ZESS 50 Flow Battery

The ZBB Zinc Energy Storage System (ZESS) is a proprietary and patented flow cell battery based on zinc/bromide technology, which is very different in concept and design from more traditional methods of energy storage such as the lead/acid battery. The ZESS technology is based on the reaction between the two chemicals, zinc and bromide. ZESS is a trade mark protected name owned by ZBB Energy Corporation.

Unlike the lead acid and most other batteries, the ZESS uses electrodes that do not take part in the reactions but merely serve as substrates for the reactions. There is a minimal loss of performance, unlike most rechargeable batteries, from repeated cycling causing electrode material deterioration. During the charge cycle metallic zinc is plated from the electrolyte solution onto the negative electrode surfaces in the cell stacks. Bromide is then converted to Bromine at the positive electrode surface of the cell stack and is immediately stored as a safe chemically complexed organic phase in the electrolyte tank. When the ZESS discharges, the metallic zinc plated on the negative electrode dissolves in the electrolyte and is available to be plated again at the next charge cycle. In the fully discharged state the ZESS can be left indefinitely.

The ZESS offers two to three times the energy density (75 to 85 watt-hours per kilogram) and weight savings over present lead/acid batteries. The power characteristics of the ZESS can be modified, for selected applications. Therefore, the ZESS has operational capabilities which make it extremely useful as a multi-purpose energy storage option.

Powr PECC

ZBB’s Power and Energy Control Center Technology (“PECC”) provides the ability to independently optimize the control of each generating source (or to provide the ability to increase energy production of renewable power sources by providing optimization of multiple sub-sets of the renewable sources) while having the ability to provide any combination (type, size and quantities) of controlled output (AC grid connected, AC off grid, or combination thereof for backup power, a variety of DC outputs or any combination of AC and DC outputs) all in a single factory tested package. These modules also have the ability to produce multiple output voltages, and can provide from 25 kW to 100 kW with ZESS 50 units and 125 kW to 2 MW of power coupled with multiple ZESS 50 units.

With advancements in the ZESS energy storage products and the incorporation of the ZESS POWR PECC, ZBB is now positioned to provide solutions to system integrators that will eliminate the segmented approach currently experienced today. The POWR PECC also provides a more economical integration that uses the complete value of ZESS energy storage and consequently gains efficiencies in storing renewable energy sources for time of use applications, providing a controlled renewable energy power plant. The ZESS product portfolio remains focused on the control of electrical power and energy with its core ZESS energy storage technology at the heart of the system and complimented with the new power conversion solutions. ZBB’s product line is ideally suited for a number of utility markets, remote area power and renewable energy applications. ZBB also plans to sell the PECC product line independent of the ZESS 50.

Product Design

The ZESS technology is composed of a module or a series of modules for increased power. The ZESS 50 stores 50 kWh of electrical energy and the module contains three stacks each containing 60 cells. The module dimensions are 4’ x 4’ x 6.5’, weighing 3,200 pounds. The ZESS 50 is well suited for large residential applications, commercial application with and without renewable energy sources. The ZESS 50 has rapid charging capabilities and fully charges from 0% State of Charge to 100% in approximately four hours. ZESS 50 modules can be connected in parallel or series to scale up to storage capacities of 500kWh’s.

The ZESS 50 provides “Turnkey” capabilities at a product level based on the ease of transporting, site locating and connecting the systems into the grid or other alternative energy generating sources. Along with ZBB’s most recent addition to the product portfolio, the ZESS POWR PECC, ZBB now provides the unique ability to automatically optimize the energy from the generating source, manages the power and energy in the system and provides the customer required output whether that is to the electric grid, or off grid.

Our systems provide a fully integrated energy storage solution for direct connect and integration of multiple units of ZESS and or multiple types and quantities of energy generating sources including all renewable and conventional sources; while providing the customer with a single point of connection and thus eliminating system integration complexity and issues arising from variable devices and coordinating/integrating such devices in an efficient and optimal way.

The battery stacks are predominantly manufactured with recyclable plastics, allowing for low production costs and economical mass production while being environmentally friendly both in the manufacturing process as well as throughout the products lifecycle.

Competition

Our energy storage systems are protected by U.S. and international patents and trade secrets law covering certain aspects of our manufacturing process and our zinc-bromine technology. We have been granted 14 patents to date and have additional patent applications pending.

Our systems compete with both traditional energy storage technologies, such as lead acid batteries, as well as emerging energy storage technologies, such as lithium ion, vanadium redox and sodium sulfur batteries and other advanced energy storage, however believe our factory built and tested modular system configurations are unique and target market applications are interested in optimizing the complete energy storage solution. For our target markets, we believe our energy storage solutions have significant advantages over competing companies’ products and solutions in terms of:

•
The amount of energy that can be stored in a system of a given weight and size or “energy density” (sometimes measured in Watt Hours per Kilogram or Wh/kg) relative to lead acid, recharge cycle and overall cycle life.

•	Competitive life-cycle cost, based on dollars per Kilowatt Hours (kWh) delivered, as well as life of the module components.

•	Modular construction allowing portable applications of varying size, as compared to the large scale, fixed site emerging alternatives.

Competing Technologies

Lead-acid — Lead-acid is one of the oldest and most developed battery technologies. It is a low initial cost and popular choice for energy storage, but its suitability for energy management is very limited in applications that require deep discharge, long cycle life and longer term energy storage. Furthermore, the base components (lead and sulfuric acid) used in this type of battery are neither desirable to handle and recycle or to have installed in a facility without more extensive infrastructure and precautions.

Compared to lead-acid battery technology, we believe the zinc-bromine flow battery provides longer life-cycle, performance at a lower overall cost while utilizing materials that are more environmentally friendly. In addition, lead acid life time and performance is very sensitive to ambient temperature.

We believe that our product has certain superior functionality characteristics over the leading lead acid technology of comparable 50kWh system, including:

Vanadium Redox — A flow battery that stores energy by use of vanadium dissolved in sulfuric acid solutions. Larger system foot print, toxicity, higher installation effort, custom designed construction project.

Sodium Sulphur (NaS) — A battery consisting of molten liquid sulfur at the positive electrode and molten metallic sodium at the negative electrode, separated by a solid beta alumina ceramic electrolyte. The battery for this device must always be maintained at high temperatures of approximately 300° C to allow the process to occur. This solution consists of significant installation effort and is typically of much larger or centralized type of energy storage as opposed to a distributed approach.

Sodium Nickle (NaNi) — A twenty year old technology that offers broad temperature range and high energy density but has a cost estimated 4 x lead acid pricing.

Polysulfide Bromide (PSB) — A flow battery system based on a regenerative fuel cell technology that provides a reversible electrochemical reaction between two salt solution electrolytes (sodium bromide and sodium polysulphide).

Metal-Air — Potential high energy density and low cost battery, but electrical recharging is very difficult and is still in development.

Lithium Ion — Also known as Li-ion, these batteries offer high energy density and high efficiency. Li-ion is widely used in small portable markets, but high manufacturing cost presently prohibits large scale industrial applications.

Flywheels — These primarily consist of a massive rotating cylinder operating in a low vacuum environment to improve efficiency. The main use for flywheels is for short-term uninterruptible power supply (UPS) and aerospace applications. Large scale applications would require a flywheel “farm” approach.

Pumped Hydro Storage — Pumped hydro storage is not a battery device, but rather, uses two reservoirs to create a limited amount of energy on demand. During off peak hours water is pumped from the lower reservoir to the upper; the water flow is reversed to generate electricity. This method is widely used but characterized by long construction times and high capital expenditure and requires a large geographic area and water supply.

CAES — A peaking gas turbine power plant using compressed air stored in large underground caverns inside salt rocks.

Super Capacitor Storage — These are devices with high power density and primarily designed for shorter duration higher power ratio of operation. Current focus is on small scale applications. Large scale applications are still under development.

Recent Developments

Due to the departure of Rob Parry as the Company’s CEO in October 2009, we have recently completed reconstructed our management team and technical staff with the intention of accelerating product development, improving manufacturing efficiencies and improving our financial controls. Major changes include the hiring of a new permanent chief executive officer, Eric Apfelbach and a new Senior Vice President of Marketing, Dan Nordloh. Certain members of the existing staff were promoted and reassigned additional duties that fit with their areas of expertise. Kevin Dennis was promoted Senior Vice President of Sales and Application and Design Engineering and Scott Scampini, in addition to his chief financial officer duties, was assigned the Manufacturing Operations duties.

We are also continuing our initiatives to establish an integrated solar and storage village power system for off-grid applications in Africa and other strategic locations, through our relationship with Likusasa and their capabilities to handle installation, maintenance and monitoring throughout regional Africa. Units are currently in the process of being manufactured, shipped and/or installed in South Africa, Ireland, British Columbia(Canada), California, Oregon, Pennsylvania and Hawaii.

Manufacturing operations were suspended for most of the quarter ended March 31, 2010 for retooling of the stack manufacturing process related to our Version 2 module (V2). V2 encompasses improvement in efficiencies and stack life and which we expect to begin manufacturing during the quarter ending June 30, 2010.

We are currently in the process of developing of our next generation module, the version three (V3), which has substantial changes in design, function and significant cost of ownership reduction.

We are currently working in the California energy market, in association with the California Energy Commission, Pacific Gas & Electric and the US Department of Energy amongst others, to install products into the local transmission and distribution network. In addition we are currently addressing numerous opportunities in the renewable energy markets within the United States along with a diverse international marketplace with the intention of introducing products and services into these markets.

Our current AEST project with CSIRO, an agency of the Australian Federal Government, continued throughout fiscal 2009, as planned. At the core of this project is the development of the next generation of our ZESS 50kWh module. As a development project the work program is therefore set as a series of milestones that measure and report upon the progress toward a successful outcome. This project has achieved and reported every milestone on time and on budget. The system modules have now been manufactured and assembled and this system shipped to the site in late September and was commissioned the following month. The project will run through to the end of June 2010.

As mentioned above, we extended our intellectual property (IP) portfolio during fiscal 2009 with a new patent application filed for the ZESS POWR PECC system and filed internationally through the PTC. The Company is active in reviewing its IP portfolio together with other key engineering designs to ensure we protect and expand our intellectual position and to maintain this valuable technology as a cornerstone of our enterprise valuation.

The Company continues to develop its proprietary ZESS POWR Hybrid power electronics product for integrating ZESS energy storage technology directly with all sizes, types and numbers of renewable energy sources in a single product. This product performs the renewable energy functions that traditional inverters have done over the past while integrating with energy storage in an optimal way with a single “power plant” output for use on the electric utility grid or as an off grid power plant. With this, integrators, Independent Power Producers (IPP’s), commercial customers and electric utilities can leverage all the existing ZESS system benefits of peak demand shifting with the addition of providing a controlled and regulated renewable energy power plant. After these confirming technology efforts with our proven power electronics partners and product research in the market, the Company filed for patent in January of 2009. The combined flexibility and modularity of the ZESS energy storage combined with the flexibility and modularity of the ZESS POWR Power and Energy Control Center (PECC) has provide the Company and its customers with a “game changing solution” as stated by multiple system integrators and by its power electronic partners.

Marketing and Sales

We continue to establish our sales and marketing staff with the recent addition of a VP of Business Development and Marketing. As such, several strategic relationships have been established with additional strategic relationships in the process of being established in the different market sectors in the form of key system integrator relationships, distributors, sales representative organizations and OEM arrangements. We are and have been focusing our sales efforts on the Energy storage integration with Renewable Energy for Electric utilities, system integrators and IPP’s, commercial and industrial customers. Additionally, we continue our focus in developing the Remote Area Power Systems and commercial customers. ZBB has introduced a fully integrated ZESS offering that provides customers with additional value to utilize a modular format for energy storage applications and/or when integrating different renewable energy resources. We do not believe that all distribution networks are appropriate for the sale of our products to utility or renewable energy companies and we therefore deal directly or through key distributors with our customers.

The technical characteristics of the ZESS system make it a strong candidate for a wide range of energy markets. Some markets are more established and defined than others, while some are still developing. Our strategy in reaching these markets is based on exceeding performance and cost thresholds of competing technologies and solutions. We plan to continue pursuing appropriate distribution and sales arrangements with suitably qualified channel partners with established operations capable of selling, installing and maintaining our products. At present, ZBB has established relationship in geographical areas in the northwest, the southwest, the northeast and Hawaii as well as an extension of key channels through our relationship with Eaton Corporation.

We have commercialized our systems for smaller Remote Area Power Systems and have established distributor relationships in developing areas. We believe these relationships will prove to be beneficial to ZBB, utilizing ZBB’s ZESS energy storage products as well as its patent pending ZESS POWR PECC. Commercial and home owner use, we may be required to utilize services of distributors that sell to regional and national chain stores and home energy product re-sellers. We do not currently have any distribution relationships for our products in this market; however these are presently being developed.

We have completed the process to achieve ISO 9000 certification for our Wisconsin plant and operations and are now certified as ISO 9000-2008. We have also completed the process of UL certification for our ZESS controls and in process of achieving the UL certification in the power electronics portion of the ZESS products via our power electronic supplier. We intend to pursue the power conversion market and continue to assess the demand for our products in this market, however there can be no assurance that we will be able to achieve this strategic objective. To address the lower power/energy applications such as residential and some remote power systems applications such as telecommunications (“TELCO”), we are in the process of evaluating an optimal product configuration that will address these markets in the future.

Our long-term strategic goal is to expand our customer base enabling us to ultimately produce and sell energy storage systems to residential and commercial customers who want to possess an alternative energy system for their businesses or homes. Alternative energy applications have driven the marketplace for energy storage solutions to manage the power and energy being produced for either on or off grid applications.

The multi-faceted value of the ZESS product portfolio and system solutions for renewable energy, utility grid demand management, commercial and off grid remote power systems, backup power systems as well as Smart Grid applications have been demonstrated by the increase in customer RFQs.

Intellectual Property

A description of the current patented technologies, processed number of patents and patent applications, along with the jurisdiction of patent application/grant is as follows:

While we have not patented our flow channel technology, management believes that the technology is sufficiently difficult to develop and would require years of research to replicate. So far, we have not seen any competitor be successful in implementing the technologies necessary for manufacturing zinc bromide systems. If a competitor is able to discover our processes and manufacture this product on a commercial level, we may be materially and adversely affected. Therefore, management revisits its patent application process from time to time and may in the future file one or more patents relating to our flow channel technology as well as other technologies that we develop if it determines that the risks of disclosure are outweighed by the risks of non-protection of the patent in question.

ZBB has recently filed for patent (patent pending) “Method and apparatus for controlling a hybrid power system” for its unique modular, flexible and standardized power electronics topology known as the ZESS POWR Power and Energy Control Center (PECC) for providing a single product integration of any combination of ZESS products, renewable energy sources and/or conventional generating sources; while providing a single or multiple outputs for a customers use, whether that be a grid connect system, and off grid system or a DC distribution system at any voltage level or a combination of all of the above.

Employees

We currently have an aggregate of 30 full time employees, of which 25 are located at our U.S. manufacturing and corporate headquarters in Wisconsin, and five employed at our Research and Development facility in Australia. Currently ZBB has a total of 23 professional staff and seven non professional staff. We expect staffing numbers to significantly increase as our business grows and new production equipment is deployed in accordance with our business expansion plans.

Sources and Availability of Raw Materials

We believe that the chemicals used in the electrolyte that we acquire are readily available and that the mixing of these substances in accordance with our specifications can be outsourced to various blending facilities. Currently, we outsource our electrolyte sorting and blending to a company in New Jersey, however, other blending facilities are also available in the United States. Similar, basic chemical raw materials are secured from Israel by the blending company on our behalf, however, the ingredients that comprise our electrolyte are not rare substances and we believe that other suppliers are available.

To improve manufacturing process efficiency, we outsource all basic manufacturing processes, such as injection and rotational molding for elementary component parts, and the mixing of our zinc bromide electrolyte solution, and devote our production capacity to the proprietary “value added” manufacturing of the cell stacks. We have patented designs and own all molds for all of the major parts of our cell stacks and tanks. All companies to which we outsource our manufacturing work are subject to confidentiality agreements.

We have developed unique, and in several cases, proprietary process technology and equipment for manufacturing of our energy storage products, the principal product components of which are electrodes, separators, flow frames and end blocks. The core manufacturing undertaken by us is the construction of hermetically sealed, leak proof cell stacks, which consist of nearly 100% plastic materials. The equipment and general techniques used by our manufacturers are generally well-known manufacturing techniques employed in several fields, including the automotive industry, and we believe that alternative sources of manufacturing are available.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis should be read in conjunction with our Consolidated Financial Statements and related Notes included elsewhere in this prospectus. Some of the information contained in this Management’s Discussion and Analysis of Financial Condition and Results of Operations and elsewhere in this report includes forward-looking statements based on our current management’s expectations. There can be no assurance that actual results, outcomes or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, the risks and uncertainties discussed in the Risk Factors section of this prospectus.

Critical Accounting Policies

Estimates and assumptions

Management’s discussion and analysis of the financial condition and results of operations are based upon the consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires the Company to make estimates and judgments that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses for each period. The following represents a summary of the Company’s critical accounting policies, defined as those policies that the Company believes are: (a) the most important to the portrayal of our financial condition and results of operations, and (b) that require management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain. Estimates and assumptions are made by management to assess the overall likelihood that an accounting estimate or assumption may require adjustment. Management assumptions have been reasonably accurate in the past, and future estimates or assumptions are likely to be calculated on the same basis.

Foreign Currency

The Company uses the United States dollar as its functional and reporting currency, while the Australian dollar is the functional currency of one of its foreign subsidiaries. Assets and liabilities of the Company’s foreign subsidiary are translated into United States dollars at exchange rates that are in effect as at the balance sheet date while equity accounts are translated at historical exchange rates. Income and expense items are translated at average exchange rates which were applicable during the reporting period. Translation adjustments are accumulated in Accumulated Other Comprehensive (Loss) as a separate component of Shareholders’ Equity in the consolidated balance sheet.

Revenue Recognition

The Company currently contracts with its customers to develop, manufacture, install and service its energy storage systems under short and long-term contracts. These contracts have resulted in two distinct arrangements and revenue recognition policies. The first type of contract is for the production, delivery and installation of energy storage systems. The second type of contract is for product engineering and development activities.

Product sales orders that have relatively short duration (typically less than one year) normally use the completed-contract method of revenue recognition rather than the percentage-of-completion method. Revenues are recognized when the sales price is fixed, collectability is reasonably assured, the product has received customer acceptance and either title or risk of loss has transferred to the customer. Typically, these conditions are met at the time the product is delivered to the customer. The Company charges shipping and handling fees when products are shipped or delivered to a customer, and includes such amounts in net sales. The Company reports its sales net of actual sales returns.

Revenue recognition on energy storage system long-term contracts utilizes the percentage-of-completion method which recognizes revenue proportionally as costs are incurred and compared to the estimated total costs for each contract. This has been the predominant method used in estimating revenues recognized in past reporting periods.

Engineering and development contracts are typically collaborative agreements to further develop renewable energy technologies and are often sponsored and partially funded in various amounts between government agencies and the Company. Often multi-year agreements which contain several elements and provide for varying consideration based on allowable costs, milestones and similar payment provisions and may provide for future licensing and royalties beyond the term of the arrangement. Revenue associated with these types of contracts are typically of longer duration and recognized under the percentage-of-completion method.

Inventories

Inventories are stated at the lower of cost (first-in, first-out method) or market and consist of raw materials, work in progress and finished goods held for resale.

Costs incurred in bringing each product to its present location and conditions are accounted for as follows:

•	Raw materials – purchased cost of direct material

•	Finished goods and work-in-progress – purchased cost of direct material plus direct labor plus a proportion of manufacturing overheads.

The Company evaluates the recoverability of its slow moving or obsolete inventories at least quarterly. The Company estimates the recoverable cost of such inventory by product type while considering factors such as its age, historic and current demand trends, the physical condition of the inventory as well as assumptions regarding future demand. The Company’s ability to recover its cost for slow moving or obsolete inventory can be affected by such factors as general market conditions, future customer demand and relationships with suppliers. Historically, the Company’s inventories have demonstrated long shelf lives, are not highly susceptible to obsolescence and are eligible for return under various supplier return programs.

Property, Plant and Equipment

Land, building, office and manufacturing equipment, and test units are recorded at cost. Maintenance, repairs and betterments are charged to expense.

Finished goods normally held for sale to customers may sometimes be used in demonstration and testing by customers. During the periods that the units are transferred from inventory to plant and equipment they are depreciated over the period in use. Since the intent is for these units to be eventually sold they are returned to Inventory upon the completion of customer demonstration and testing at their written down value.

Depreciation is provided for all plant and equipment on a straight line basis over estimated useful lives of the assets.

Stock-Based Compensation

The Company follows the provisions of “Share-Based Payment” (“FASB ASC topic 718”), which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values.

Accordingly, the Company measures share-based compensation cost for all share-based awards at the fair value on the grant date and recognition of share-based compensation over the service period for awards that are expected to vest. The fair value of stock options is determined based on the number of shares granted and the price of our ordinary shares, and calculated based on the Black-Scholes valuation model. Black Scholes valuation attributes used in the model include expected volatility, term, and risk-free interest rate. Expected volatility is based on the historical volatility of the Company’s share price for the period prior to option grant equivalent to the expected life of the options. The expected term is based upon management’s estimate of when the option will be exercised. The risk-free interest rate for periods within the contractual life of the option is based upon the U.S. Treasury yield curve in effect at the time of grant.

The Company only recognizes expense to its consolidated statement of operations for those options or shares that are expected ultimately to vest, using two attribution methods to record expense, the straight-line method for grants with only service-based vesting or the graded-vesting method, which considers each performance period or tranche separately, for all other awards.

Advanced engineering and development

The Company expenses advanced engineering and development costs as incurred. These costs consist primarily of labor, overhead, and materials to build prototype units, materials for testing, develop manufacturing processes and include consulting fees and other costs.

To the extent these costs are separately identifiable, incurred and funded by advanced engineering and development type agreements with outside parties, they will be shown separately on the statement of operations as a “cost of engineering and development contract”.

Goodwill

Goodwill is recognized as the excess cost of an acquired entity over the net amount assigned to assets acquired and liabilities assumed. Goodwill is not amortized but reviewed for impairment annually as of June 30 or more frequently if events or changes in circumstances indicate that its carrying value may be impaired. These conditions could include a significant change in the business climate, legal factors, operating performance indicators, competition, or sale or disposition of a significant portion of a reporting unit.

Testing for the impairment of goodwill involves a two step process. The first step of the impairment test requires the comparing of a reporting units fair value to its carrying value. If the carrying value is less than the fair value, no impairment exists and the second step is not performed. If the carrying value is higher than the fair value, there is an indication that impairment may exist and the second step must be performed to compute the amount of the impairment. In the second step, the impairment is computed by estimating the fair values of all recognized and unrecognized assets and liabilities of the reporting unit and comparing the implied fair value of reporting unit goodwill with the carrying amount of that unit’s goodwill.

Recent Accounting Pronouncements

See Note 2 in the accompanying notes to consolidated financial statements for the years ended June 30, 2009 and June 30, 2008 and Note 4 in the accompanying notes to consolidated financial statements for the quarter and nine months ended March 31, 2010.

 Presentation of Financial Statements

On February 4, 2010 we announced that our audit committee and management determined a customer contract recorded in June 2009 did not properly meet the delivery criteria under Staff Accounting Bulletin No. 101 to qualify for revenue recognition and that other contract arrangements were not considered when revenue was recorded. As a result, the Company restated its previously issued consolidated financial statements for the fiscal year ended June 30, 2009 included in the Company’s fiscal 2009 Form 10-K, and the consolidated financial statements for the fiscal quarter ended September 30, 2009 included in the Company’s first quarter Form 10-Q.

In recording the revenue transaction for the fiscal year ended June 30, 2009 management analyzed the customer contract and used the following judgments in considering if the revenue recognition criteria was met 1) the equipment was shipped on or prior to June 30, 2009, 2) the customer had paid for the equipment in full prior to shipment and 3) the customer had signed off on the functionality of the equipment prior to shipment. However, transfer of risk and title had not been achieved based on contracted freight terms and as required per Staff Accounting Bulletin 101 prior to the recognition of revenue. In addition, the Company’s procedures failed to identify the existence of a maintenance agreement and a commissioning charge that were separately stated in the customer agreement.

During the nine month period ended March 31, 2010, manufacturing equipment previously used in production and development activities were identified as impaired or had reached the end of their respective useful lives due to changing product and manufacturing technologies. Upon write-down the manufacturing equipment and accumulated depreciation accounts were adjusted accordingly and $828,089 in charges to operations were reported as impairment and other equipment charges.

Results of Operations

Three months ended March 31, 2010 and 2009:

Revenue:

Our revenues for the three months ended March 31, 2010 and 2009 were $188,780 and $219,853, respectively, a decrease of $31,073. The decrease is related to the upcoming completion of the Australian AEST project as of June 30, 2010. Revenues for both periods include estimates based on the percentage-of-completion method of accounting for long-term contracts, and revenue for the three months ended March 31, 2010 includes $29,669 revenue from product commissioning.

Cost and Expenses and Other Income (Expense):

Total costs and expenses.   Total costs and expenses for the three months ended March 31, 2010 and 2009 were $2,178,498 and $1,697,040, respectively. The increase of $481,458 in the three months ended March 31, 2010 was primarily due to increased advanced engineering and development (AE&D) expenses of $148,269 and an increase in selling, general, and administrative (SG&A) expenses of $253,546. AE&D expenses increased due to further development of product technology. SG&A expenses increased due to an increase in executive officer salaries and expenses related to DOE ARPAE proposal preparation.

Other expense.   Other expense for the three months ended March 31, 2010 and 2009 was $31,986 and $47,146, respectively. Interest income for the three months ended March 31, 2010 was $8,074 compared to $23,689 in the three months ended March 31, 2009, a $15,615 decrease. The decrease in other expenses for three month period ended March 31, 2010 was primarily due to other income of $14,201 from the sale of scrap materials and freight charges to customers in the three month period ended March 31, 2010.

Cost of product sales.   Our cost of product sales for three months ended March 31, 2010 and 2009 were $0 in both periods. The costs of product commissioning in the three months ended March 31, 2010 are included in AE&D expenses.

Advanced engineering and development.   Our engineering and development costs for the three months ended March 31, 2010 and 2009 were $905,949 and $757,680, respectively. The increase during the three month period ended March 31, 2010 of $148,269 from the comparable 2009 period was primarily due to increased costs related to the further development of our battery and modular power electronics in the newly developed POWR PECC TM complete energy storage systems, including contracted non-recurring engineering and testing costs, baseline testing and focused efforts to improve the reliability, efficiency, and commercial production of the battery stack. In addition, during the three months ended March 31, 2010 costs were incurred relating to the development of our next generation (V2) module which we expect to begin manufacturing in the quarter ending June 30, 2010.

Selling, General and Administrative.   Our selling, general and administrative expense for the three months ended March 31, 2010 and 2009 was $1,141,069 and $887,523, respectively. The current period included increases in expenses for executive officer salaries and expenses related to the preparation of government grant proposals.

Impairment and other equipment charges.   During the three month period ended March 31, 2010 management determined that certain test equipment was impaired by the amount of $47,858 due to technological obsolescence.

Net Loss.   Our net loss for the three months ended March 31, 2010 was $2,021,704, representing a $497,371 increase in net loss as compared to a net loss of $1,524,333 for the three months ended March 31, 2009.

Nine months ended March 31, 2010 and 2009:

Revenue and Other income:

Our revenues for the nine months ended March 31, 2010 and 2009 were $1,556,148 and $733,738, respectively, an increase of $822,410. This was result of an increase in revenues of $967,455 from product sales and revenues as compared to the nine month period ended March 31, 2009 and a $145,045 decrease from engineering and development revenues. Revenues include estimates based on the percentage-of-completion method of accounting for long-term contracts and units completed and shipped during the period.

The increase in product sales was substantially related to the ZESS 500 Dundalk system shipment.

Cost and Expenses and Other Income (Expense):

Total costs and expenses.   Total costs and expenses for the nine months ended March 31, 2010 and 2009 were $8,347,682 and $4,859,390, respectively. The increase of $3,488,292 in the nine months ended March 31, 2010 was primarily due to increased cost of product sales of $899,287, increases in advanced engineering and development costs of $419,851, increases in selling, general, and administrative costs of $1,194,498, impairments and other equipment charges of $828,089 and increase in depreciation expense of $146,567.

Other expense.   Other expense for the nine months ended March 31, 2010 and 2009 was $67,551 and $25,471, respectively, a net increase of $42,080 compared to the nine month period ended March 31, 2009. The increase is primarily due to a decrease in interest income of $63,867

Cost of product sales.   Our cost of product sales for nine months ended March 31, 2010 and 2009 were $899,287 and $-0-, respectively. The increase in expense in the nine month period ended March 31, 2010 was due an increase in energy storage system shipments in the current period. There were no product sales recognized during the nine month period ended March 31, 2009. The cost of product sales remains relatively high in relation to sales due to the limited levels of commercial activity, resulting in less than optimal economies of scale and limited ability to obtain favorable terms from vendors.

Advanced engineering and development.   Our engineering and development costs for the nine months ended March 31, 2010 and 2009 were $2,538,197 and $2,118,346, respectively. The increase during the nine month period ended March 31, 2010 of $419,851 from the comparable 2009 period was primarily due increased costs related to the further development of our battery and modular power electronics in the newly developed POWR PECC TM complete energy storage systems, including contracted non-recurring engineering and testing costs, baseline testing and focused efforts to improve the reliability, efficiency, and commercial production of the battery stack.

Selling, General and Administrative.   Our selling, general and administrative expense for the nine months ended March 31, 2010 and 2009 was $3,748,839 and $2,554,341, respectively. The current period included significant corporate charges related to the resignation of the previous CEO, related tax, legal, and interim CEO costs, financial and tax consultants, government grant proposal preparation expenses, fund raising activities and two additional paid directorship positions compared to the nine month period ended March 31, 2009.

Included in the $1,194,498 SG&A expense increase was approximately $390,000 in severance pay, $180,000 in increased legal fees, $123,000 in increased fund raising expenses, $102,000 in increased stock compensation expense, $67,000 in increase directors fees and $210,000 in increased marketing, advertising and promotion costs, as compared to the nine month period ended March 31, 2009.

Impairment and other equipment charges.   During the nine month period ended March 31, 2010 management and our audit committee determined, based on a impairment evaluation conducted by management and an onsite observation of inventory and property, plant, and equipment conducted by the Company’s independent auditors, equipment held by our Australian subsidiary was impaired and would require the Company to recognize an impairment loss of approximately $425,000. Long-term manufacturing assets at the Wisconsin operation were also identified to have reached the end of their useful lives. The net charge to operations, after adjusting the carrying values of these assets, was $828,089 during this period.

Net Loss.   Our net loss for the nine months ended March 31, 2010 was $6,859,085 representing a $2,707,963 increase in net loss as compared to a net loss of $4,151,123 for the nine months ended March 31, 2009.

Years ended June 30, 2009 and 2008:

Revenue and Other income:

Our revenues for the years ended June 30, 2009 and 2008 were $1,156,792 and $1,279,599, respectively, a decrease of $122,807. This was the result of a decrease in revenues of $235,068 from commercial product sales and revenues, and an $112,261 increase in engineering and development revenues as compared to the year ending June 30, 2008. Revenues include estimates based on the percentage-of-completion method of accounting for long-term contracts.

Other income for the year ended June 30, 2009 reflects a decrease in interest income of $360,585 compared to the year ended June 30, 2008, and a decrease of $54,595 in other income, primarily due to reductions in rental income. The decrease in interest income is a result of decreasing cash balances invested from the proceeds of the Company’s U.S. public offering in June 2007. Interest income is expected to continue to decrease in future periods as proceeds from the public offering are utilized for capital expenditures and operational purposes and from lower interest rates on the funds invested.

Cost and Expenses and Other Expense:

Total costs and expenses for the year ended June 30, 2009 and 2008 were $6,667,934 and $6,525,444, respectively. This increase of $142,490 in the year ended June 30, 2009 was primarily due to increased costs of $300,671 related to additional engineering and development activities as required under the AEST , and increases in selling, general, and administrative costs of $124,146, and reductions of $244,283 in cost of product sales. These increases in costs were partially offset by a decrease of $38,044 in depreciation expense.

Other expenses for the years ended June 30, 2009 and 2008 were $182,074 and $206,158, respectively. This decrease of $24,084 in other expenses for the period ended June 30, 2009 was primarily due to a $52,813 decrease in finance costs incurred during the comparable period of the prior fiscal year which included a early debt retirement charges from the proceeds of the public offering, offset by increases to interest expense of $28,729 in the period ended June 30, 2009 primarily from additional equipment financing.

Cost of product sales.   Our cost of product sales for the years ended June 30, 2009 and 2008 were $56,468 and $300,751, respectively. The decrease in expense in the year ended June 30, 2009 was primarily due to the reductions in revenue recognized and the related cost of product sales on units completed and shipped under the completed contract method of revenue recognition. Revenue recognition and related production expenses incurred on the 500 Kwh system shipped to Dundalk Institute of Technology, Ireland on June 30, 2009 has been deferred until the first quarter of 2010.

Selling, General and Administrative.   Our selling, general and administrative expense for the years ended June 30, 2009 and 2008 was $3,474,476 and $3,350,330, respectively. The expense during the current twelve month period reflected an increase of $124,146 compared to the year ended June 30, 2008 resulting from the establishment of the sales and marketing department, increases in non-cash charges related to share based compensation to key management and directors, and partially offset by salary reduction and other cost saving strategies implemented during the period.

Travel costs were $206,581 and $296,341 for the years ended June 30, 2009 and 2008, respectively, an $89,760 reduction. The costs were reduced by cost saving measures in the current period as well as a reduction in customer based travel related to installation and testing of energy storage systems sold in California incurred during the previous annual period. We expect overall travel related to marketing and business development to increase as our sales efforts and installations increase, but decrease as a percentage of sales.

Insurance costs include insurance benefits for employees of $120,329, general insurance of $55,843, and directors and officers insurance of $40,500. During the comparable twelve month period ended June 30, 2008, insurance costs include insurance benefits for employees of $120,821, general insurance of $64,816 and $39,500 in directors and officers insurance costs were incurred.

Advanced engineering and development.   Our engineering and development costs for the years ended June 30, 2009 and 2008 were $2,859,094 and $2,558,423, respectively. The increase during the year ended June 30, 2009 of $300,671 from the comparable 2008 period was primary due to the increase in advanced engineering and development costs and materials under the AEST project contract which commenced in July 2007. Expenses were partially offset by $126,997 received from the Australian government during the year ended June 30, 2009 as tax concession funding for research and development expenditures. The costs incurred under the current AEST contract have been classified as advanced engineering and development expenditures, and have not been allocated or included in cost of sales.

Net Loss.   Our net loss for the years ended June 30, 2009 and 2008 was $5,561,056 and $4,904,663, respectively, resulting in a $656,393 increase in net loss as compared to the year ended June 30, 2008. In summary, this increase in loss was primarily the result of a $122,807 decrease in revenues, $142,490 increase in operating costs, a reduction of $360,585 in interest income, and reductions in other income and expense of $30,511.

Liquidity and Capital Resources

Since our inception, our research, advanced engineering and development, and operations were primarily financed through debt and equity financings, and government grants. Total paid in capital as of March 31, 2010 was $49,736,723. We had a cumulative deficit of $44,146,936 as of March 31, 2010 compared to a cumulative deficit of $37,287,851 as of June 30, 2009. At March 31, 2010 we had a working capital surplus of $1,849,760 compared to a June 30, 2009 working capital surplus of $3,784,491. Our shareholders’ equity as of March 31, 2010 and June 30, 2009 was $4,016,266 and $6,765,835, respectively.

On April 30, 2009 we filed a Registration Statement on Form S-3 with the SEC for a $10 million universal shelf, which was declared effective by the SEC on May 13, 2009. We took this action as a proactive measure in anticipation of our possible future needs to raise additional investment capital to fund additional working capital and further capital expenditures. On August 18, 2009, we completed a registered direct sale of 1,791,667 units at $1.20 per unit consisting of an aggregate of 1,791,667 shares of common stock and warrants to purchase 358,333 shares of common stock at an exercise price of $1.33 per share. The proceeds to ZBB after deducting placement agent fees and offering expenses were approximately $1.9 million.

On March 9, 2010, we completed a registered direct sale 2,243,750 units at $.80 per unit consisting of an aggregate of 2,243,750 shares of common stock and warrants to purchase 1,121,875 shares of common stock at an exercise price of $1.04 per share. The proceeds to ZBB after deducting placement agent fees and offering expenses were approximately $1.6 million.

On March 31, 2010, we completed the closing of a private placement of unregistered common stock. The purchasers of the stock were certain of the Company’s directors, officers, and key employees. The Company sold 337,346 shares at $.83 per share. The proceeds to ZBB were $280,000

In December 2009 we were awarded a $1.3 million Wisconsin Clean Energy Business Loan through the American Recovery and Reinvestment Act. We anticipate closing this loan transaction in May 2010. During the quarter ended March 31, 2010 we received a $1.5 million financing commitment from our bank to supplement the Wisconsin Clean Energy Business Loan.

In connection with Mr. Parry’s retirement as director and Chief Executive Officer of the Company, we have accrued the entire remaining $225,000 of severance expense to be paid to Mr. Parry. Under his employment agreement, his compensation will continue to be paid monthly by the Company for up to eighteen months. Certain payments could be accelerated to pay for any U.S. based tax liabilities that are incurred by the Company. There were also significant legal and compliance costs incurred during the quarter ended December 31, 2009 related to the retirement of Mr. Parry.

In conjunction with our strategic partners we are actively involved in submitting proposals to the Federal Government in response to Funding Opportunity announcements issued as a result of the American Recovery and Reinvestment Act. These proposals cover opportunities for plant expansion, Smart Grid initiative, and renewable energy initiatives as well as research and development opportunities for applications where the Company’s technology could bring a transformational change to market applications that we currently do not address. However, there can be no assurance we will receive any government funding through these activities.

We also have $29 million of net operating loss carryforwards and $14.675 million of Department of Energy sponsored tax credits. We are exploring ways to monetize or to use these off balance sheet assets. However, there can be no assurance that these efforts will prove successful.

We believe we have sufficient capital to pursue our current operations through the first quarter of fiscal year 2011. We will need to raise additional debt and equity capital to support our current business and growth plan. Our investment capital requirements will depend upon numerous factors, including our ability to control expenses, the progress of our engineering and development programs, the success of our marketing and sales efforts and our ability to obtain alternative funding sources such as government grants. In order to actively manage financing risk, the board of directors has worked with management to carefully consider financing alternatives and to implement cost containment measures. Actions taken by the board of directors and management in the previous fiscal year and continuing into the current quarter include: 1) execute an overall reduction in controllable expenses to preserve cash resources including revising our non-employee director compensation policy so that fees are paid in equity compensation instead of cash; 2) actively pursue additional sources of capital to fund working capital and operating needs; 3) pursue government grant and federal stimulus package opportunities; and 4) leverage the $1.3 million Wisconsin Clean Energy Business Loan that was awarded in December, 2009 through the American Recovery and Reinvestment Act.

We are currently exploring various possible financing options that may be available to us, including the offering described in this prospectus. We have no commitments to obtain any additional funds, and there can be no assurance such funds will be available on acceptable terms or at all. If we are unable to obtain such needed capital, our financial condition and results of operations may be materially adversely affected and we may not be able to continue operations.

Operating Activities

For the nine months ended March 31, 2010, net cash used in operations was $4,486,186. Cash used in operations resulted from a net loss of $6,859,085, reduced by $1,494,849 in non-cash adjustments and $878,050 in net changes to working capital. The following working capital changes increased the cash used in operations: decreases in accounts payable of $252,245 and deferred revenues of $655,819. Cash used in operations was reduced by: decreases in accounts receivable of $288,746, inventory of $591,716, prepaid and other current assets of $89,410, and other receivables-interest of $19,746, and increases in accrued compensation and benefits $402,360, and accrued expenses of $423,835. Non-cash adjustments to operations included $303,791 of stock based compensation expense, $333,270 of depreciation expense, a $29,699 change in inventory allowance, and impairment and other equipment charges of $828,089.

For the nine months ended March 31, 2009, net cash used in operations was $3,447,704. Cash used in operations resulted primarily from a net loss of $4,151,123. Net working capital changes increased the cash used in operations by $113,756 resulting from decreases in accrued compensation and benefits of $48,231, deferred revenues of $2,415; and increases to inventory of $321,801, and in other receivables of $26,970. Cash used in operations was reduced by an increase in accounts payable of $230,324. Other non-cash adjustments to cash included equipment of $210,855 charged to advanced engineering and development costs, $150,000 of non-cash consulting fees, $201,567 of stock options compensation expense, a $68,050 change in inventory allowance, and $186,703 of depreciation expense.

For the year ended June 30, 2009, net cash used in operations was $4,223,478. Cash used in operations resulted from a net loss of $5,561,056, reduced by $236,662 in net changes to working capital and also reduced by other net adjustments to reconcile net loss to cash of $1,100,916. Changes to working capital providing cash to operations resulted from decreases in other receivables of $61,083, and increases to accounts payable of $247,499, accrued compensation of $22,092, accrued expenses of $25,765, and deferred revenues of $717,539. Cash used in operations resulted from increases to accounts receivable of $609,987, prepaid and other current assets of $41,799, and inventories of $185,530. Other adjustments increasing the net cash used in operations was $277,896 of depreciation, $372,855 of equipment costs reclassified to expenses, $200,000 of consulting fees applied to note receivable, and $338,864 of stock based compensation; and a decrease to cash resulting from an $88,699 reduction in the inventory allowance.

For the year ended June 30, 2008, net cash used in operations was $4,379,777 after adding back non-cash items of $888,230 consisting primarily of depreciation, stock based compensation, consulting fees applied to shareholder note receivable, and equipment used in operations. Sources of cash provided by operations resulted from a decrease in accounts receivable of $188,602; and increases in accrued expenses of $45,603 and deferred revenues of $308,395. Cash used in operations resulted from increases in inventory (net of $234,000 increase in inventory allowance) of $40,318, prepaid and other current assets of $235,485, and interest receivable of $44,227; and decreases in accounts payable of $228,664 and accrued expenses of $357,250.

Investing Activities

For the nine months ended March 31, 2010, net cash provided by investing activities was $843,716, resulting from an increase of $1,000,000 due to a decrease in bank certificates of deposits with maturities greater than three months, and reduced by cash used in purchase of property and equipment of $156,284.

For the nine months ended March 31, 2009, net cash used in investing activities was $1,729,795. Cash used in investing activities resulted from $713,470 in purchases of property and equipment, and $1,016,325 in net increases in bank certificates of deposits with maturities greater than three months.

For the year ended June 30, 2009, net cash used in investing activities was $1,889,658. Cash used in investing activities resulted from $889,658 in purchases of property and equipment, and $1,000,000 in net increases in bank certificates of deposits with maturities greater than three months.

For the year ended June 30, 2008, net cash used in investing activities was $721,468 due to increases in capital expenditures for manufacturing and testing equipment, building improvements, and computer software and hardware.

Financing Activities

For the nine months ended March 31, 2010, net cash provided by financing activities was $3,580,167 resulting from $3,981,850 in proceeds from public offering, net of underwriting fees, and $156,000 in additional financing on manufacturing equipment, less $204,181 in additional public offering costs and repayments of $342,367 of principal on notes payable.

For the nine months ended March 31, 2009, net cash used in financing activities was $866,433 consisting of repayments of $203,567 principal on notes payable, and $1,070,000 in additional financing on manufacturing equipment.

For the year ended June 30, 2009, net cash from financing activities was $763,016 consisting of $1,070,000 in financing on manufacturing equipment less repayments of $306,984 principal.

For the year ended June 30, 2008, net cash used by financing activities was $4,270,457. Cash was used in the repayment of $1,882,634 in bank loans and notes payable of $4,047,823, and additional costs related to the June 2007 public offering of $100,000. Financing sources were provided from the refinancing of a bank loan in the amount of $1,760,000.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Properties

Wisconsin U.S.A. Property

In February 2006 ZBB Energy Corporation acquired the property on which its manufacturing facility is located at N93 W14475 Whittaker Way, Menomonee Falls, Wisconsin. The Company has occupied a portion of this space since 2002 pursuant to a sub-lease arrangement and acquired the property in February 2006 for $2.2 million pursuant to a land purchase option with the owner. The appraised fair market value of this property at the time of acquisition was $2.4 million. In connection with the purchase of this property, the Company initially incurred mortgage indebtedness from Investors Bank in Milwaukee in the amount of $1.8 million and on May 14, 2008 entered into loan agreements to convert the indebtedness into two long-term loans with Investors Bank and Wisconsin Business Development Corporation which are guaranteed in part by the US Small Business Administration.

The property is approximately 3.4 acres and has a facility with approximately 72,000 square feet of rentable manufacturing space, of which the Company occupied approximately 35,000 square feet at the time of its acquisition. This property is used to house our U.S. production, assembly and administration headquarters. The existing facility in Menomonee Falls is suitable to accommodate manufacturing capacity to up to 32MWh annually.

Bibra Lake, Western Australia (Leasehold)

In 2001 our Australian subsidiary, moved into new, leased, self-contained research and development facilities in Bibra Lake, Western Australia after previously occupying sub-leased laboratory and workshop facilities. This facility also provides the engineering support for Australian and South East Asia sales as well as a marketing base for the Company in this region. The current rental is $51,766 per annum (A$68,230), subject to annual CPI adjustments and which was based on a rental valuation obtained in November 2006 by an independent certified real estate appraisal company. In October of 2006, ZBB Technologies, Ltd exercised its option to renew the lease for five years, expiring on October 31, 2011.

Management

Executive Officers

The following is a list of our executive officers and their principal positions with us.

Name	Age	Position
Eric C. Apfelbach	49	President and Chief Executive Officer
Scott W. Scampini	57	Executive Vice President

Mr. Apfelbach has served as the Company’s President and Chief Executive Officer since January 7, 2010. From December 2008 until September 2009, Mr. Apfelbach served as President and CEO of M2E Power, Inc., a start-up technology company. From August 2003 until November 2008, Mr. Apfelbach served as President, CEO and a member of the board of directors, including Chairman from 2004 to 2008, of Virent Energy Systems, Inc., a catalytic biofuel company. From August 1999 until June 2003, Mr. Apfelbach served as President and CEO and Chairman of the board of directors from May 2000 to April 2003 of Alfalight, Inc., a high-power diode laser company he co-founded that serves the telecom, medical, military and industrial markets. From October 1997 until August 1999, Mr. Apfelbach served as Vice President of Global Sales and Marketing of Planar Systems (NASDAQ:PLNR), Inc., a company that designs and manufactures flat-panel displays. Mr. Apfelbach currently serves as a director of Graphene Solutions, Inc., StudyBlue, Inc., National Electrostatics Corp. and the Wisconsin Technology Council. Mr. Apfelbach holds a Bachelors of Science degree in Chemical Engineering from the University of Wisconsin.

Mr. Scampini was appointed Chief Financial Officer in January 2008 and promoted to Executive Vice President responsible for all day to day operations in March 2009. In February 2010, Mr. Scampini was promoted to Executive Vice President Operations and retained his Chief Financial Officer title. From 1994 to June 2007, he was CFO, Executive Vice President and Director of MGS Manufacturing Group. In addition Mr. Scampini was formally the Principal of our external accounting and auditing firm S.C Scampini & Associates and had represented the Company and its US predecessor company for the previous thirteen years. Mr. Scampini holds a Bachelor’s Degree in Accounting from Marquette University, Milwaukee, Wisconsin, and is a Certified Public Accountant. He has previously worked with Price Waterhouse and BDO Seidman. He was in charge of the corporate finance practice, for BDO Seidman.

Directors

The following table sets forth certain information concerning our non-employee directors as of March 31, 2010:

Name	Age	Board Committees
Richard Abdoo	65	Nominating/Governance (Chair); Audit, Compensation
Manfred Birnbaum	75	Audit; Compensation (Chair); Nominating/Governance; Operating
Paul Koeppe	60	Audit (Chair); Compensation; Nominating/Governance; Operating (Chair)
William Mundell	49	Audit; Compensation; Nominating/Governance
Richard Payne	54	None

Mr. Abdoo was appointed a director on August 20, 2009 following recommendation by the nominating committee. Mr. Abdoo is president of R.A. Abdoo & Co. LLC, an environmental and energy consulting firm. Prior to his own business, he was chairman and chief executive officer of Wisconsin Energy Corporation from 1991 until his retirement in 2004. He also served as President from 1991 to April 2003 and joined the company in 1975 as Director of Strategic Planning. During his administration, Wisconsin Energy Corporation grew to become a Fortune 500 company through a series of mergers and acquisitions. He merged Wisconsin Electric and Wisconsin Natural Gas Company into a single utility in 1996, acquired WICOR, Inc. and its Wisconsin Gas subsidiary in 2000, and later that same year introduced the company’s Power the Future plan to meet the future energy needs of southeastern Wisconsin. Mr. Abdoo currently serves on the boards of AK Steel Corp and NiSource. Throughout his career, he has also been a champion of humanitarian causes. He is currently a member of St. Jude’s Children’s Research Hospital’s Professional Advisory Board. Mr. Abdoo received a master’s degree in economics in 1969 from University of Detroit and a bachelor’s degree in electrical engineering from University of Dayton in 1965.  A registered professional engineer in Michigan, Ohio, Pennsylvania and Wisconsin, he is also a longtime member of the American Economic Association. In 2000, Mr. Abdoo was awarded the Ellis Island Medal of Honor, presented to Americans of diverse origins for their outstanding contributions to their own ethnic groups and to American society. Honorees typically include U.S. presidents, Nobel Prize winners and leaders of industry.

Mr. Birnbaum was appointed as a director upon the closing of our initial public offering in June 2007. Since 1994, Mr. Birnbaum has been an independent management consultant in the energy and power industries. Mr. Birnbaum’s consulting services include assistance on divestitures, contract dispute resolution, technology licensing, and developing marketing strategies. From 1982 to 1985, Mr. Birnbaum was chief executive officer of English Electric Corp., a wholly owned subsidiary of General Electric Company of England. Prior to that, Mr. Birnbaum held various senior management positions at Westinghouse Electric Corporation between 1958 and 1982. Mr. Birnbaum earned a B.A. in mechanical engineering from Polytechnic Institute, of the City University of New York in 1957 and a Masters Degree in electrical engineering from the University of Pennsylvania.

Mr. Koeppe was President, CEO and founder of Superconductivity, Inc., a manufacturer of superconducting magnetic energy storage systems from 1988 to 1997 when it was acquired by American Superconductor, an electricity solutions company. He then served as Executive Vice President of Strategic Planning for American Superconductor until his retirement in 2001. From 1993 to 1995, Mr. Koeppe was acting CEO and chairman of the executive committee of the board of directors of Best Power, Inc., a supplier of uninterruptible power supply equipment. Mr. Koeppe has also served as a member of the Board of Directors at Distributed Energy Systems Corp., a public company engaged in the business of creating and delivering products and services to the energy marketplace and also as a member of the Board of Directors at Northern Power Systems from 1998 to until 2003 when Northern was acquired by Distributed Energy Systems Corp. Mr. Koeppe also serves as a member of the Board of Directors of Incontact, a Company specializing in the development and marketing of contact center software. Prior to founding Superconductivity, Inc. Mr. Koeppe worked for Wisconsin Power and Light Company for 15 years in a variety of functions. He has earned a Bachelor’s Degree in Business Administration from Lakeland College and Associate Degrees in Materials Management and Electrical Power Technology.

Mr. Mundell was appointed Chairman of our board of directors in October 1st, 2008. Mr. Mundell joined the board of ZBB following completion of the Company’s IPO in mid 2007 and his appointment as Chairman is a further move to strengthen the management of operations from the United States. Mr. Mundell is an international businessman with a solid track record in the information and educational technology industries. He is Chairman of Intekea; a Los Angeles based joint venture focused on economic development in West and Central Africa. He is the former Chairman and CEO of Vidyah Inc., a company founded out of Knowledge Universe to create a second generation of e-learning. During the same time he assumed responsibility for another Knowledge Universe controlled company, International Knowledge Management. Previously, he was Chairman of Trade, Inc. a leading competitive intelligence company specializing in international trade information controlled by Bain Capital and Sutter Hill. From 1989 through 1998, Mr. Mundell was with WEFA, serving first as President and later as President and Chief Executive Officer. WEFA, the world’s premier economic forecasting authority, was founded in 1963 as Wharton Econometric Forecasting Associates by the Nobel Laureate economist Dr. Lawrence Klein. Mr. Mundell was also an adjunct professor at UCLA’s Anderson Graduate School of Management, where he taught economics and finance and he is an honorary professor at Tsinghau University in China. He received his undergraduate degree in Economics and Political Science at Carlton University in Canada where he was the recipient of the U.S. Ambassadors Award. He completed his graduate studies at Columbia University, earning an MBA in Finance and a Masters in International Economics and Public Finance.

Mr. Payne has been a director of the Company since 1998 and previously held the position of chairman of the board from 2004 to 2008. Mr. Payne is a director serving on Class I of our board whose term expires in 2011. Mr. Payne has been a director of our subsidiaries since 1994. Mr. Payne is the principal of Richard Payne & Associates and is a commercial lawyer who has practiced as a corporate and commercial attorney in Australia for over 28 years. Mr. Payne has been a director of the Broome International Airport Group of companies since 2001. Richard Payne & Associates has acted as a legal adviser to the Company and its predecessor between 1993 and 2005. Mr. Payne received his Bachelor of Jurisprudence (Hons) in 1980 and a Bachelor of Law in 1981 from the

Significant Employees

The following table contains information about certain of our “significant employees” as required by the SEC rules. These employees are non-executive employees who we expect to make a significant contribution to the business.

Name	Age	Position

Peter Lex	47	Vice President, Manufacturing
Kevin Dennis	47	Vice President Sales, System Engineering
Daniel Nordloh	44	Vice President Business Development, Marketing
Nathan Coad	31	Senior Development Engineer
Bjorn Jonshagen	53	Vice President, Advanced Engineering
Will Hogoboom	56	Company Secretary

Mr. Lex joined Johnson Controls Battery Group in 1990 and has been our senior systems engineer since we acquired this division from Johnson Controls in 1994. He has coordinated extensive laboratory testing and qualification of zinc-bromine batteries and electrochemical capacitors. He has organized the research in materials development and conducted electrochemical testing of battery components and has developed electrode and separator materials and processing techniques that improved the performance and life expectancy of the batteries. He has been the principal U.S. research and development scientist for us since 1994 and coordinates the entire group’s materials research activities. He is a co-developer of our U.S. intellectual property. Mr. Lex holds a Bachelor of Science degree in Chemical Engineering which he received in 1984 from The University of Wisconsin-Madison and Master of Science degree in Chemical Engineering which he received in 1988 from The University of Connecticut, Storrs.

Mr. Dennis was appointed Vice President of Marketing and Sales in January 2008 and most recently promoted to include the position of Vice President of Systems Engineering. Mr. Dennis has extensive expertise in the utility and renewable energy markets worldwide having held various senior management roles with ABB, most recently as Director, Advanced Power Electronics – North America. Kevin also spent four years as both the sales and engineering manager for Omnion Power Engineering Corporation, a manufacturer of power electronics systems for advanced energy systems. His early career also includes six years as a design engineer with American Electric Power Service Corporation (AEP) in Columbus, Ohio. He holds a Bachelors of Science, Electrical Engineering from Michigan Technological University, is a registered professional engineer in the States of Wisconsin and California and is a member of the IEEE (Power Electronics Group). He is a past member of National Electrical Testing Association (NETA), participated as an industry representative in the working group for the development of Underwriters Laboratory standard, UL 741, for utility grid connected power converters. He also participates in various renewable energy and energy storage organizations.

Mr. Nordloh was appointed Vice President Business Development and Marketing in April 2010. Mr. Nordloh has comprehensive leadership experience in strengthening technology and manufacturing companies, and extensive success in driving successful growth planning and execution initiatives within organizations poised for rapid growth. Since 1994 he has been involved in a number of startup organizations and mature businesses where he has proven success in growing enterprise value, capitalizing on market opportunities and creating innovative means by which to ensure market leadership and sustainable success models. Most recently Mr. Nordloh served as Principle of Synapse Junction, LLC a boutique advisory practice founded in 2007 to assist early stage and established companies with effective growth planning and execution initiatives. In his role at Synapse, Mr. Nordloh served in numerous leadership roles, including interim President and CEO of a technology company on behalf of a private equity group. During his interim role, Mr. Nordloh developed the go-forward growth strategy, built the leadership team, created a technology development joint venture and relocated the company headquarters to Wisconsin. Prior to Synapse Junction, Mr. Nordloh served as President and CEO of MTM International (presently Naviant, Inc.), a consulting and technology firm, where he created and executed a transformational strategy resulting in significant and diversified revenue growth. Mr. Nordloh also served as the Product and Marketing Manager at Vinyl Plastics, Inc., where he was responsible for market analysis, product development and channel strategy. Mr. Nordloh serves on the Board of Directors of Standard Imaging Inc., and the not-for-profit Family Support & Resource Center. He holds an MBA from the University of Wisconsin-Milwaukee and a BS degree in Behavioral Sciences from Eastern Kentucky University.

Mr. Coad is a Research and Design Engineer with almost 10 years of experience with flow batteries and fuel cells. After graduating as a Mechanical Engineer from Curtin University in Western Australia, he worked as a design engineer in the Oil & Gas industry. In pursuit of a more cutting edge career, Nathan went to Murdoch University where he worked as an Engineer for the Research Institute for Sustainable Energy and conducted research into hydrogen fuel cell technologies. After graduating with a research Masters degree in this field, he obtained a R&D Engineering role with ZBB Technologies. His key roles at ZBB have been designing a new flow battery system for the AEST project and designing a new flow battery stack.

Mr. Jonshagen has been managing our Australian research and development since 1992, and was part of the Australian research and development team since 1986. Mr. Jonshagen is a co-developer of some of our intellectual property. Prior to joining the Company in 1986, Mr. Jonshagen gained extensive experience as a design engineer for wind turbine generators, plate heat exchangers and various valve products. Mr. Jonshagen holds a Master’s of Science degree in Mechanical Engineering which he received in 1979 from Lund University of Technology, Sweden, and a Master’s of Science degree in Mechanical Engineering Materials Science which he received in 1980 from the University of Hawaii, Honolulu.

Mr. Hogoboom was appointed Secretary, Controller, and Director of Finance in March 2010. From 1996 to June 2001, he was CFO of Superconductivity, Inc. and the Wisconsin division of American Superconductor Corp. and from June 2001 to 2010 he was the CFO for several privately held high-technology companies including Imago Scientific Instruments Corp. and Spectrocon International LLC, both in Madison, Wisconsin. In addition Mr. Hogoboom was formally audit partner at Smith & Gesteland, LLP and audit manager at Ernst & Young from 1979 to 1996. Mr. Hogoboom holds a Bachelors Degree in Accounting from the University of Wisconsin, Madison, Wisconsin, and is a Certified Public Accountant.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and officers to file reports with the SEC disclosing their ownership, and changes in their ownership, of our common stock. Copies of these reports must also be furnished to us. Based solely on a review of these copies, we believe that during fiscal 2009, all filing requirements were met.

Code of Ethics

Our Board of directors adopted a Code of Ethics and Conduct. The Code of Ethics and Conduct, in accordance with Section 406 of the Sarbanes Oxley Act of 2002 and Item 406 of Regulation S-K, constitutes our Code of Ethics. The Code of Ethics and Conduct codifies the business and ethical principles that govern our business.

The Code of Ethics and Conduct is designed, among other things, to deter wrongdoing and to promote:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	Compliance with applicable governmental laws, rules and regulations;

•	The prompt internal reporting violations of the ethics code to an appropriate person or persons identified in the code of ethics; and

•	Accountability for adherence to the Code.

Our Code of Ethics and Conduct has historically been posted and is available on our website at www.zbbenergy.com. Additionally, this Code of Ethics and Conduct provided to all directors, officers and all other personnel upon joining the Company, and thereafter from time-to-time to any person, upon request, and without charge

Executive Compensation

Executive Officer Compensation

The following table sets forth the compensation awarded to, or earned by, our chief executive officer and all other executive officers serving as such at the end of fiscal 2009 whose total compensation exceeded $100,000 (the “named executive officers”).

Name and Principal Position	Year	Salary ($)		Stock Awards ($)	Option Awards ($)(1)	Total ($)
Robert J. Parry	2009	243,752		39,000	38,500	321,252
Former Chief Executive Officer (3)	2008	250,000		-	31,225	281,225
Scott W. Scampini	2009	168,000		31,200	22,023	221,223
Executive Vice President	2008	72,000	(4)	-	8,439	80,439
Operations and Chief Financial Officer
Steven A. Seeker	2009	195,077		31,200	33,838	260,115
Former Chief Operating Officer (5)	2008	200,000		-	55,699	255,699

(1)
The amounts shown in this column include the dollar amount recognized by ZBB for financial statement reporting purposes in accordance with FASB ASC topic 718 in fiscal 2009 and 2008 for stock awards that were unvested. For additional information regarding the assumptions made in calculating these amounts, note 14 to ZBB Energy’s Consolidated Financial Statements fiscal 2009 included elsewhere in this prospectus.

(2)
The amounts shown in this column include the dollar amount recognized by ZBB for financial statement reporting purposes in accordance with FASB ASC topic 718 in fiscal 2009 and 2008 for option awards that were unvested during all or a portion of fiscal 2009 and 2008. For additional information regarding the assumptions made in calculating these amounts, see note 14 to ZBB Energy’s Consolidated Financial Statements fiscal 2009 included elsewhere in this prospectus.

(3)	Mr. Parry resigned from the Company in October 2009.

(4)	Figure represents salary from January 2008, when Mr. Scampini commenced employment with the Company.

(5)	Mr. Seeker retired from the Company in January 2010.

Outstanding Equity Awards at 2009 Fiscal Year-End

The following table provides information concerning unexercised options and stock that has not vested for each named executive officer outstanding as of June 30, 2009.

	Options Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Robert J. Parry	32,500	32,500	(2)	1.35	01/01/15	28,889	(3)	34,667
	37,000	-		3.59	06/30/13
	38,000	-		3.59	06/30/14
	100,000	-		3.82	06/20/12
	87,907	-		7.65	06/30/10
Scott W. Scampini	18,200	26,000	(2)	1.35	01/01/15	23,111	(3)	27,733
	-	20,000	(4)	3.59	06/30/15
	20,000	-		3.59	06/30/14
	10,000	-		3.59	06/30/13
Steven A. Seeker	18,200	26,000	(2)	1.35	01/01/15	23,111	(3)	27,733
	34,000	-		3.59	06/30/14
	66,000	-		3.59	06/30/13

(1)	Represents values of unvested shares of restricted stock based on the closing price of our common stock ($1.20) on June 30, 2009.

(2)	Represents unvested portion of option grant scheduled to vest at various dates through March 31, 2010 contingent on achievement of key performance indicators.

(3)	Represents unvested shares of restricted stock scheduled to vest in full on March 31, 2010.

(4)	Represents unvested portion of option grant scheduled to vest on June 30, 2010.

Compensation of Directors

The following table provides information regarding the compensation of the directors for fiscal 2009.  Compensation information for Robert J. Parry is fully reflected in the “Summary Compensation Table” above.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	Total ($)
William A. Mundell (Chairman)	102,500	31,182	135,682
Richard A. Payne	53,750	32,069	85,819
Manfred E Birnbaum	50,000	21,098	71,098

(1)
The amounts shown in this column include the dollar amount recognized by ZBB for financial statement reporting purposes in accordance with Statement FASB ASC topic 718 in fiscal 2009 for option awards that were unvested during all or a portion of fiscal 2009. For additional information regarding the assumptions made in calculating these amounts, see note 14 to ZBB Energy’s Consolidated Financial Statements fiscal 2009 included elsewhere in this prospectus.

(2)	The table below sets forth the aggregate number of unvested stock options held by each non-employee director as of June 30, 2009.

Name	Aggregate Option Awards (#)
William A. Mundell	75,000

Richard A. Payne	125,000

Manfred E. Birnbaum	75,000

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

Stock Ownership Table

The following table sets forth, as of May 14, 2010 certain information concerning beneficial ownership of our common stock (as determined under the rules of the SEC) by (1) each of our directors, (2) each of our executive officers, (3) each of the named executive officer, (4) all directors and executive officers as a group and (5) each person known by us to be the beneficial owner of more than five percent (5%) of our common stock.

Except as otherwise indicated, the address for each person is to the care of ZBB Energy Corporation, N93 W14475 Whittaker Way, Menomonee Falls, Wisconsin 53051.

Beneficial ownership is determined in accordance with the rules of the SEC. The information does not necessarily indicate ownership for any other purpose. Under these rules, shares of common stock issuable by us to a person pursuant to options which may be exercised within 60 days after May 14, 2010 are deemed to be beneficially owned and outstanding for purposes of calculating the number of shares and the percentage beneficially owned by that person. However, these shares are not deemed to be beneficially owned and outstanding for purposes of computing the percentage beneficially owned by any other person. The applicable percentage of common stock outstanding as of May 14, 2010 is based upon 14,915,389 shares outstanding on that date.

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Common Stock		Shares Subject to Options	Total	Percentage of Class
Directors and Executive Officers
Richard A. Abdoo	145,482		-	145,482	*
Eric C. Apfelbach	12,048		50,000	62,048	*
Manfred E. Birnbaum	22,548		100,000	122,548	*
Paul F. Koeppe	145,481		200,000	345,481	2.3%
William A. Mundell	12,048		100,000	112,048	*
Richard A. Payne	126,581	(1)	150,000	276,581	1.8%
Robert J. Parry	376,587	(2)	-	376,587	2.5%
Scott W. Scampini	43,725		68,200	111,925	*
Steven A.Seeker	52,740		118,200	170,940	1.1%
Directors and Executive Officers as a group (6 persons)	507,913		668,200	1,176,113	7.5%

Five Percent Stockholders
Seaside 88, LP (3)	1,448,287		-	1,448,287	9.7%

*	Less than one percent of outstanding common stock.

(1)
Includes (i) 75,043 shares held by an affiliate of Mr. Payne, Geizo Pty. Ltd, as trustee for the RA Payne Family Trust, (ii) 17,206 shares held by Geizo Pty. Ltd as trustee for the RA Payne Super Fund and (iii) 1,412 shares held by the Emery Family Trust.

(2)
Includes (i) 330,000 shares held by Mr. Parry and his son, Gareth Parry, as trustee for the FEIM Trust, the beneficiaries of which include the heirs of Frank Ernest Parry, Mr. Parry’s father, (ii) 706 shares held by Mr. Parry’s spouse, (iii) 19,014 shares, his pro rata portion of shares held in various partnerships in which Mr. Parry is a partner, (iv) 13,235 shares held by the Davey Family Trust as trustee for the trust. Mr. Parry has voting and dispositive control over all shares held by the FEIM Trust, Davey Family Trust or in partnership with others.

(3)
Shares are beneficially owned by Seaside 88, LP, a Florida limited partnership, and Seaside 88 Advisors, LLC. William J. Ritger and Denis M. O'Donnell have shared dispositive power and shared voting power with respect to all 1,448,287 shares. The principal business address of the above-named entities and persons is 750 Ocean Royale Way, Suite 805, North Palm Beach, Florida 33408. This information has been obtained from a Schedule 13G filed by the above-named entities and persons with the SEC on March 12, 2010, and all such information, including the percentage of common stock beneficially owned, is as of June 30, 2009.

Equity Compensation Plan Information

The following table summarizes the number of outstanding options granted to employees, directors and consultants, as well as the number of securities remaining available for future issuance under our equity compensation plans as of June 30, 2009.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plan (excluding securities reflected in the previous columns)

Equity compensation plans approved by security holders	1,424,354	$3.24	798,749

Equity compensation plans not approved by security holders	—	—	—

Total	1,424,354	$3.24	798,749

Material U.S. Federal Tax Considerations

This is a general summary of the material U.S. federal tax consequences of the acquisition, ownership and disposition of our units, comprised of common stock and warrants, which we refer to collectively as our securities, purchased pursuant to this offering. This discussion assumes that public stockholders will hold our securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion does not address all aspects of U.S. federal taxation that may be relevant to a public stockholder in light of such public stockholder’s particular circumstances. In addition, this discussion does not address: (1) U.S. gift or estate tax laws except to the limited extent set forth below, (2) state, local or foreign tax consequences, (3) the special tax rules that may apply to certain public stockholders, including without limitation banks, insurance companies, financial institutions, broker-dealers, taxpayers that have elected mark-to-market accounting, taxpayers subject to the alternative minimum tax provisions of the Code, tax-exempt entities, regulated investment companies, real estate investment trusts, taxpayers whose functional currency is not the U.S. dollar, or U.S. expatriates or former long-term residents of the United States, or (4) the special tax rules that may apply to a public stockholder that acquires, holds, or disposes of our securities as part of a straddle, hedge, wash sale, constructive sale or conversion transaction or other integrated investment. Additionally, this discussion does not consider the tax treatment of partnerships (including entities treated as partnerships for U.S. federal tax purposes) or other pass-through entities or persons who hold our securities through such entities. The tax treatment of a partnership and each partner thereof generally will depend upon the status and activities of the partnership and such partner. Thus, partnerships, other pass-through entities and persons holding our securities through such entities should consult their own tax advisors.

This discussion is based on current provisions of the Code, U.S. Treasury regulations promulgated under the Code, judicial opinions, and published rulings and procedures of the U.S. Internal Revenue Service (the “IRS”), all as in effect on the date of this prospectus and all of which are subject to change, possibly with retroactive effect. We have not sought, and will not seek, any ruling from the IRS or any opinion of counsel with respect to the tax consequences discussed below, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed below or that any position taken by the IRS would not be sustained.

As used in this “Material U.S. Federal Tax Considerations” section only, the term “U.S. Person” means a person that is, for U.S. federal income tax purposes: (1) an individual citizen or resident of the United States, (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any state thereof or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. Persons have the authority to control all substantial decisions of the trust, or (B) it has in effect a valid election to be treated as a U.S. Person. As used in this discussion, the term “U.S. holder” means a beneficial owner of our securities that is a U.S. Person and the term “non-U.S. holder” means a beneficial owner of our securities (other than an entity that is treated as a partnership or other pass-through entity for U.S. federal income tax purposes) that is not a U.S. Person. Each prospective investor is urged to consult its own tax advisors with respect to the U.S. federal, state, local and foreign tax consequences to such investor of the acquisition, ownership and disposition of our securities.

General

There is no authority addressing the treatment, for U.S. federal income tax purposes, of securities with terms substantially the same as the units, and, therefore, that treatment is not entirely clear. Each unit should be treated for U.S. federal income tax purposes as an investment unit consisting of one share of our common stock and a Warrant to acquire [•] of one share of our common stock. Each holder of a unit must allocate the purchase price paid by such holder for such unit between the share of common stock the Warrant based on their respective relative fair market values. A holder’s initial tax basis in the common stock and each warrant included in each unit should equal the portion of the purchase price of the unit allocated thereto.

The foregoing treatment of the common stock and warrants and a holder’s purchase price allocation are not binding on the IRS or the courts. Because there are no authorities that directly address instruments that are similar to the units, no assurance can be given that the IRS or the courts will agree with the characterization described above or the discussion below. Accordingly, each prospective investor is urged to consult its own tax advisors regarding the U.S. federal, state, local and any foreign tax consequences of an investment in a unit (including alternative characterizations of a unit). Unless otherwise stated, the following discussions are based on the assumption that the characterization of the common stock and warrants described above is accepted for U.S. federal tax purposes.

U.S. Holders

Taxation of Distributions

If we pay distributions to U.S. holders of our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under “U.S. Holders—Gain or Loss on Sale, Exchange or Other Taxable Disposition of Common Stock” below.

Dividends paid to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met and the U.S. holder refrains from making certain elections, dividends paid to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to capital gains (currently 15 percent) for tax years beginning before January 1, 2011, after which the rate applicable to dividends is currently scheduled to return to the tax rate generally applicable to ordinary income.

Gain or Loss on Sale, Exchange or Other Taxable Disposition of Common Stock

In general, a U.S. holder must treat any gain or loss recognized upon a sale, exchange or other taxable disposition of our common stock as capital gain or loss. Any such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the disposed of common stock exceeds one year. In general, a U.S. holder will recognize gain or loss in an amount equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition (or, if the common stock is held as part of a unit at the time of the disposition, the portion of the amount realized on such disposition that is allocated to the common stock based upon the then fair market values of the common stock and the warrants included in the unit) and (2) the U.S. holder’s adjusted tax basis in the disposed of common stock. A U.S. holder’s adjusted tax basis in its common stock generally will equal the U.S. holder’s acquisition cost (that is, as discussed above, the portion of the purchase price of a unit allocated to a share of common stock) less any prior distributions treated as a return of capital, as described above. Long-term capital gain realized by a non-corporate U.S. holder generally will be subject to a maximum rate of 15 percent for tax years beginning before January 1, 2011, after which the maximum long-term capital gains rate is scheduled to increase to 20 percent. The deduction of capital losses is subject to various limitations.

Exercise of a Warrant

Except as discussed below with respect to the cashless exercise of a warrant, a U.S. holder will not be required to recognize taxable gain or loss upon exercise of a warrant. The U.S. holder’s tax basis in the share of our common stock received upon exercise of the warrant generally will be an amount equal to the sum of the U.S. holder’s initial investment in the warrant (i.e., the portion of the U.S. holder’s purchase price for a unit that is allocated to the warrant, as described above) and the exercise price. The U.S. holder’s holding period in our common stock received upon exercise of the warrant will begin on the date following the date of exercise and will not include the period during which the U.S. holder held the warrant.

The tax consequences of a cashless exercise of a warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is a non-recognition event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. holder’s basis in the common stock received would equal the holder’s basis in the warrant. If the cashless exercise were treated as a non-recognition event, a U.S. holder’s holding period in the common stock would begin on the date following the date of exercise. In contrast, if the cashless exercise were treated as a recapitalization, the holding period of the common stock would include the holding period of the warrant.

It is also possible that a cashless exercise could be treated as a taxable exchange in which a U.S. holder would recognize gain or loss. In such event, a U.S. holder could be deemed to have surrendered warrants equal to the number of shares of common stock having a value equal to the exercise price for the total number of warrants to be exercised. The U.S. holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the common stock represented by the warrants deemed surrendered and the U.S. holder’s tax basis in the warrants deemed surrendered. In this case, a U.S. holder’s tax basis in the common stock received would equal the sum of the fair market value of the common stock represented by the warrants deemed surrendered and the U.S. holder’s tax basis in the warrants exercised. A U.S. holder’s holding period for the common stock would begin on the date following the date of exercise of the warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of warrants, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

Sale, Exchange, Redemption or Expiration of a Warrant

Upon a sale, exchange (other than by exercise), redemption, or expiration of a warrant, a U.S. holder will be required to recognize gain or loss in an amount equal to the difference between (1) the amount realized upon such disposition or expiration (or, if the warrant is held as part of a unit at the time of the disposition of the unit, the portion of the amount realized on such disposition that is allocated to the warrant based on the then fair market values of the warrants and the common stock included in the unit) and (2) the U.S. holder’s tax basis in the warrant (that is, as discussed above, the portion of the U.S. holder’s purchase price for a unit that is allocated to the warrant). Such gain or loss generally would be treated as long-term capital gain or loss if the warrant was held by the U.S. holder for more than one year at the time of such disposition or expiration. The deductibility of capital losses is subject to various limitations.

Non-U.S. Holders

Taxation of Distributions

In general, any distributions we make to a non-U.S. holder of our common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), generally will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States, we generally will be required to withhold tax from the gross amount of the dividend at a rate of 30 percent, unless such non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. holder’s adjusted tax basis in our common stock and, to the extent such distribution exceeds the non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the common stock, which will be treated as described under “Non-U.S. Holders— Gain on Sale, Exchange or Other Taxable Disposition of Common Stock and Warrants” below. In addition, if we determine that we are likely to be classified as a “U.S. real property holding corporation” (see “Non-U.S. Holders—Gain on Sale, Exchange or Other Taxable Disposition of Common Stock and Warrants” below), we will withhold 10 percent of any distribution that exceeds our current and accumulated earnings and profits, which withheld amount may be claimed by the non-U.S. holder as a credit against the non-U.S. holder’s U.S. federal income tax liability.

Dividends we pay to a non-U.S. holder that are effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if certain income tax treaties apply, are attributable to a United States permanent establishment or fixed base maintained by the non-U.S. holder) generally will not be subject to U.S. withholding tax, provided such non-U.S. holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Persons. If the non-U.S. holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30 percent (or such lower rate as may be specified by an applicable income tax treaty).

Gain on Sale, Exchange or Other Taxable Disposition of Common Stock and Warrants

A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, exchange or other disposition of our common stock or warrants (including an expiration or redemption of our warrants), in each case without regard to whether those securities were held as part of a unit, unless:

•
the gain is effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•
we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the non-U.S. holder’s holding period for the security disposed of, and, generally, in the case where shares of our common stock are regularly traded on an established securities market, the non-U.S. holder has owned, directly or indirectly or constructively, more than 5 percent of our common stock or warrants, as applicable, at any time within the shorter of the five-year period ending on the date of disposition or such non-U.S. holder’s holding period for the securities disposed of. There can be no assurance that our common stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first and third bullet points above will be subject to tax at generally applicable U.S. federal income tax rates. Any gains described in the first bullet point above of a non-U.S. holder that is a foreign corporation may also be subject to an additional 30 percent “branch profits tax.” Gain described in the second bullet point above (which may be offset by U.S. source capital losses) will be subject to a flat 30 percent U.S. federal income tax. The gross proceeds from transactions that generate gains described in the third bullet point above generally will be subject to a 10 percent withholding tax, which withheld amount may be claimed by the non-U.S. holder as a credit against the non-U.S. holder’s U.S. federal income tax liability. Non-U.S. holders should consult any income tax treaties applicable to them, as those treaties that may provide for different rules.

We currently are not a U.S. real property holding corporation. However, we can provide no assurance that we will not become a U.S. real property holding corporation in the future. We will be classified as a U.S. real property holding corporation if the fair market value of our “U.S. real property interests” equals or exceeds 50 percent of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. Each non-U.S. holder should consult its own tax advisors as to whether the stock or warrants will be treated as “U.S. real property interests” and the tax consequences resulting from such treatment.

Exercise of a Warrant

The U.S. federal income tax treatment of a non-U.S. holder’s exercise of a warrant generally will correspond to the U.S. federal income tax treatment of the exercise of a warrant by a U.S. holder, as described under “U.S. Holders—Exercise of a Warrant” above.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each holder the amount of dividends or other distributions we pay to such holder on shares of our common stock and the amount of tax withheld with respect to those distributions, regardless of whether withholding is required. In the case of a non-U.S. holder, the IRS may make copies of the information returns reporting those dividends and amounts withheld available to the tax authorities in the country in which the non-U.S. holder resides pursuant to the provisions of an applicable income tax treaty or exchange of information treaty.

The gross amount of dividends and proceeds from the disposition of our common stock or warrants paid to a holder that fails to provide the appropriate certification in accordance with applicable U.S. Treasury regulations generally will be subject to backup withholding at the applicable rate (currently 28 percent).

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale by a non-U.S. holder of common stock or warrants outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. However, if a non-U.S. holder sells common stock or warrants through a U.S. broker or the U.S. office of a foreign broker, the broker will be required to report to the IRS the amount of proceeds paid to such holder, unless the non-U.S. holder provides appropriate certification (usually on an IRS Form W-8BEN) to the broker of its status as a non-U.S. holder or such non-U.S. holder is an exempt recipient. Information reporting (but not backup withholding) also would apply if a non-U.S. holder sells common stock or warrants through a foreign broker deriving more than a specified percentage of its income from U.S. sources or having certain other connections to the United States, unless in any such case the broker has documentary evidence that the beneficial owner is a non-U.S. holder and specified conditions are met or an exemption is otherwise established.

Backup withholding is not an additional tax. Any amounts we withhold under the backup withholding rules may be refunded or credited against the holder’s U.S federal income tax liability, if any, by the IRS if the required information is furnished to the IRS in a timely manner.

Legislation Relating to Foreign Accounts

Legislation has been recently enacted that imposes significant certification, information reporting and other requirements, and in certain cases, withholding taxes, on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities. The legislation is generally effective for payments made after December 31, 2012. The failure to comply with the certification, information reporting and other specified requirements in the legislation would result in withholding tax being imposed on payments of dividends and sales proceeds to foreign intermediaries and certain non-U.S. holders. Non-U.S. holders should consult their own tax advisers regarding the application of this legislation to them.

Federal Estate Tax

Shares of our common stock or warrants owned or treated as owned by an individual who is not a U.S. citizen or resident (as specifically defined for U.S. federal estate tax purposes) at the time of his or her death will be included in the individual’s gross estate for U.S. federal estate tax purposes, unless there is no federal estate tax in existence at such time or an applicable estate tax treaty provides otherwise, and therefore may be subject to U.S. federal estate tax.

Certain Relationships and Related Transactions

On October 31, 2009, we entered into a resignation and indemnification agreement (the “Indemnification Agreement”) with Robert J. Parry, our former president and chief executive officer. Mr. Parry, who previously announced his intention to retire as our president and chief executive officer effective on January 2, 2010, resigned as a member of our board of directors effective October 31, 2009 and took a leave of absence from his duties as an officer until his scheduled retirement date. Mr. Parry’s actions were taken in connection with an internal investigation overseen by our audit committee. We entered into the Indemnification Agreement with Mr. Parry to address a problem regarding our tax classification of Mr. Parry’s employment status and related withholding obligations.

Consultancy agreements dated as of October 1, 2008 between ZBB and Rosemount Investments Limited, a private entity organized by Mr. Parry, and between Rosemount Investments Limited and Mr. Parry, were in place during fiscal 2009 and prior fiscal years. Under the terms of these agreements, Mr. Parry, through Rosemount Investments Limited, was engaged to provide consulting services to us. Under the terms of these agreements, we made payments to Rosemount Investments Limited for services provided by Mr. Parry to us during fiscal 2009 in the aggregate amount of $180,502. These payments were made in accordance with, and not in addition to, the compensation amounts set forth in Mr. Parry’s employment agreement and are reported as salary payments in the Summary Compensation Table included in this prospectus. Under the terms of the Indemnification Agreement, Mr. Parry has agreed to terminate this consulting relationship and we are no longer making payments to Rosemount Investments Limited.

Under the terms of Mr. Parry’s employment agreement, he is entitled to all compensation and benefits accrued up to the effective date of his retirement on January 2, 2010, and all vested benefits held by Mr. Parry on that date became immediately exercisable. In addition, Mr. Parry’s employment agreement provides that he is entitled to receive an amount equal to $390,000 in 18 equal consecutive installments beginning on the first regularly scheduled pay date following the effective date of his retirement on January 2, 2010. Under the terms of the Indemnification Agreement, in the event that Mr. Parry owes federal and/or state income tax, the Indemnification Agreement provides that we shall, upon Mr. Parry’s request, accelerate payments due under Mr. Parry’s employment agreement to allow him to pay such income tax. Mr. Parry can accelerate payments in an amount not to exceed $100,000 (gross) on or after each of January 2, 2010 and July 20, 2010. If Mr. Parry does not promptly pay us any amounts due under the Indemnification Agreement, the Indemnification Agreement provides that we may offset any such amounts against any amounts otherwise due to Mr. Parry whether under his employment agreement or otherwise.

Legal Proceedings

As of May 14, 2010, we had no outstanding material legal proceedings.

Legal Matters

The validity of the shares of common stock offered hereby and certain other legal matters will be passed upon for us by [•]. Certain legal matters in connection with this offering will be passed upon for the Placement Agent by [•].

Experts

The consolidated financial statements of ZBB Energy Corporation and subsidiaries at June 30, 2009 appearing in this Prospectus and Registration Statement have been audited by PKF, Certified Public Accountants, A Professional Corporation, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

We are incorporated under the laws of the State of Wisconsin. Sections 180.0850 to 180.0859 of the Wisconsin Business Corporation Law (“WBCL”) require a corporation to indemnify any director or officer who is a party to any threatened, pending or completed civil, criminal, administrative or investigative action, suit, arbitration or other proceeding, whether formal or informal, which involves foreign, federal, state or local law and which is brought by or in the right of the corporation or by any other person. A corporation’s obligation to indemnify any such person includes the obligation to pay any judgment, settlement, penalty, assessment, forfeiture or fine, including any excise tax assessed with respect to an employee benefit plan, and all reasonable expenses including fees, costs, charges, disbursements, attorney’s and other expenses except in those cases in which liability was incurred as a result of the breach or failure to perform a duty which the director or officer owes to the corporation and the breach or failure to perform constitutes: (i) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the person has reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (iii) a transaction from which the person derived an improper personal profit; or (iv) willful misconduct.

Unless otherwise provided in a corporation’s articles of incorporation or by-laws or by written agreement, an officer or director seeking indemnification is entitled to indemnification if approved in any of the following manners: (i) by majority vote of a disinterested quorum of the board of directors, or if such quorum of disinterested directors cannot be obtained, by a majority vote of a committee of two or more disinterested directors; (ii) by independent legal counsel; (iii) by a panel of three arbitrators; (iv) by affirmative vote of shareholders; (v) by a court; or (vi) with respect to any additional right to indemnification granted, by any other method permitted in Section 180.0858 of the WBCL.

Reasonable expenses incurred by a director or officer who is a party to a proceeding may be reimbursed by a corporation at such time as the director or officer furnishes to the corporation written affirmation of his good faith belief that he has not breached or failed to perform his duties and a written undertaking to repay any amounts advanced if it is determined that indemnification by the corporation is not required.

The indemnification provisions of Sections 180.0850 to 180.0859 of the WBCL are not exclusive. A corporation may expand an officer’s or director’s right to indemnification (i) in its articles of incorporation or by-laws; (ii) by written agreement between the director or officer and the corporation; (iii) by resolution of its board of directors; or (iv) by resolution of a majority of all of the corporation’s voting shares then issued and outstanding.

As permitted by Section 180.0858 of the WBCL, ZBB has adopted indemnification provisions in its By-Laws which closely track the statutory indemnification provisions with certain exceptions. In particular, Article V of ZBB’s By-Laws provides (i) that an individual shall be indemnified unless it is proven by a final judicial adjudication that indemnification is prohibited, and (ii) payment or reimbursement of expenses, subject to certain limitations, will be mandatory rather than permissive.

ZBB’s officers and directors are also covered by officers’ and directors’ liability insurance for actions taken in their capacities as such, including liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to such directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by such director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Where You Can Find More Information

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D. C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding issuers, such as ZBB Energy Corporation (http://www.sec.gov). Our web site is located at http://www.zbbenergy.com. The information contained on our web site is not part of this prospectus.

Index to Financial Statements

ZBB Energy Corporation

ZBB ENERGY CORPORATION
Consolidated Balance Sheets

	March 31, 2010	June 30, 2009
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,925,150	$2,970,009
Bank certificate of deposit	-	1,000,000
Accounts receivable	325,408	614,154
Interest receivable	-	19,746
Inventories-net of $175,000 and $145,301 allowance	995,397	1,587,113
Prepaids and other current assets	53,763	143,173
Total current assets	4,299,718	6,334,195
Long-term assets:
Property, plant and equipment, net	3,573,105	4,578,180
Goodwill	803,079	803,079
Total assets	$8,675,902	$11,715,454
Liabilities and Shareholders' Equity
Current liabilities:
Bank loans	420,428	416,558
Accounts payable	553,009	827,001
Accrued expenses	449,600	25,765
Deferred revenues	472,720	1,128,539
Accrued compensation and benefits	554,201	151,841
Total current liabilities	2,449,958	2,549,704
Long-term liabilities:
Bank loans	2,209,678	2,399,915
Total liabilities	$4,659,636	$4,949,619
Shareholders' equity
Common stock ($0.01 par value); 150,000,000 authorized 14,915,389 and 10,618,297 shares issued and outstanding	149,155	106,183
Additional paid-in capital	49,587,568	45,549,079
Treasury stock - 13,833 shares	(11,136)	-
Accumulated other comprehensive (loss)	(1,562,385)	(1,601,576)
Accumulated (deficit)	(44,146,936)	(37,287,851)
Total shareholders' equity	$4,016,266	$6,765,835
Total liabilities and shareholders' equity	$8,675,902	$11,715,454

See accompanying notes to consolidated financial statements

ZBB ENERGY CORPORATION
Consolidated Statements of Operations

	Three months ended March 31,		Nine months ended March 31,
	2010	2009	2010	2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues
Product sales and revenues	$29,669	$-	$967,455	$-
Engineering and development revenues	159,111	219,853	588,693	733,738
Total Revenues	188,780	219,853	1,556,148	733,738

Costs and Expenses
Cost of product sales	-	-	899,287	-
Advanced engineering and development	905,949	757,680	2,538,197	2,118,346
Selling, general, and administrative	1,141,069	887,523	3,748,839	2,554,341
Depreciation	83,622	51,837	333,270	186,703
Impairment and other equipment charges	47,858	-	828,089	-
Total Costs and Expenses	2,178,498	1,697,040	8,347,682	4,859,390

Loss from Operations	(1,989,718)	(1,477,187)	(6,791,534)	(4,125,652)

Other Income (Expense)
Interest income	8,074	23,689	55,163	119,030
Interest (expense)	(54,261)	(59,889)	(117,155)	(119,987)
Other income (expense)	14,201	(10,946)	(5,559)	(24,514)
Total Other Income (Expense)	(31,986)	(47,146)	(67,551)	(25,471)

Loss before provision for Income Taxes	(2,021,704)	(1,524,333)	(6,859,085)	(4,151,123)

Provision for Income Taxes	-	-	-	-
Net Loss	$(2,021,704)	$(1,524,333)	$(6,859,085)	$(4,151,123)

Net Loss per share-
Basic and diluted	$(0.16)	$(0.14)	$(0.56)	$(0.39)

Weighted average shares-basic and diluted:
Basic	12,933,506	10,547,621	12,285,867	10,524,062
Diluted	12,933,506	10,547,621	12,285,867	10,524,062

See accompanying notes to consolidated financial statements.

ZBB Energy Corporation
Consolidated Statements of Changes in Shareholders' Equity (unaudited)

					Note	Accumulated
					Receivable	Other		TOTAL
	Number of	Common	Add'l Paid-in	Treasury	from	Comprehensive	Accumulated	Shareholders'	Comprehensive
	Shares	Stock	Capital	Stock	Shareholders	(Loss)	Deficit	Equity	(Loss)
Balance: June 30, 2008	10,512,283	$105,123	$45,619,608		$(608,333)	$(1,373,485)	$(31,726,795)	$12,016,118	$(4,731,612)

Stock options expensed			294,114					294,114
Issuance of restricted stock in payment of compensation	101,014	1,010	72,167					73,177
Deferred stock compensation			(72,167)					(72,167)
Amortization of deferred stock compensation			30,490					30,490
Issuance of restricted stock - in payment of consulting fees	5,000	50	13,200					13,250
Reduction of note receivable			(408,333)		608,333			200,000
Net Loss							(5,561,056)	(5,561,056)	$(5,561,056)
Net Translation Adjustment						(228,091)		(228,091)	(228,091)
Balance: June 30, 2009	10,618,297	$106,183	$45,549,079	$-	$-	$(1,601,576)	$(37,287,851)	$6,765,835	$(5,789,147)

Issuance of common stock equity offering net of underwriting fees	1,791,667	17,917	2,024,583					2,042,500
Equity offering costs			(142,224)					(142,224)
Amortization of deferred equity compensation			303,791					303,791
Settlement of stock purchase agreement	(28,750)	(287)	287
Issuance of common stock equity offering net of net of underwriting fees	2,243,750	22,438	1,636,912					1,659,350
Equity offering costs			(61,956)					(61,956)
Retired restricted stock	(46,921)	(469)	469
Issuance of restricted common stock offering	337,346	3,373	276,627					280,000
Purchase of treasury stock				(11,136)				(11,136)
Net Loss							(6,859,085)	(6,859,085)	(6,859,085)
Net Translation Adjustment						39,191		39,191	39,191
Balance: March 31, 2010	14,915,389	$149,155	$49,587,568	$(11,136)	$-	$(1,562,385)	$(44,146,936)	$4,016,266	$(6,819,895)

See accompanying notes to consolidated financial statements

ZBB Energy Corporation	Nine months ended March 31,
Consolidated Statements of Cash Flows	2010	2009
	(unaudited)	(unaudited)
Cash flows from operating activities
Net loss	$(6,859,085)	$(4,151,123)
Adjustments to reconcile net loss to net cash (used) in operating activities:
Depreciation	333,270	186,703
Change in inventory allowance	29,699	68,050
Equipment costs reclassified to expenses	-	210,855
Impairment and other equipment charges	828,089	-
Payments applied to note receivable for consulting fees	-	150,000
Stock based compensation	303,791	201,567
(Increase) decrease in operating assets:
Accounts receivable	288,746	1,722
Inventories	562,017	(321,801)
Prepaids and other current assets	89,410	(325)
Other receivables-interest	19,746	26,970
Increase (decrease) in operating liabilities:
Accounts payable	(252,245)	230,324
Accrued compensation and benefits	402,360	(48,231)
Accrued expenses	423,835	-
Deferred revenues	(655,819)	(2,415)
Net cash (used) in operating activities	(4,486,186)	(3,447,704)
Cash flows from investing activities
Capital expenditures	(156,284)	(713,470)
Bank certificate of deposit	1,000,000	(1,016,325)
Net cash provided (used) in investing activities	843,716	(1,729,795)
Cash flows from financing activities
Proceeds from bank loan	156,000	1,070,000
Repayments of bank loans	(342,367)	(203,567)
Proceeds from stock issuance - net of underwriter fees	3,981,850	-
Additional public offering costs	(204,180)	-
Purchase of treasury stock	(11,136)	-
Net cash provided by financing activities	3,580,167	866,433
Effect of exchange rate changes on cash and cash equivalents	17,444	(243,694)
Net (decrease) in cash and cash equivalents	(44,859)	(4,554,760)
Cash and cash equivalents - beginning of period	2,970,009	8,451,320

Cash and cash equivalents - end of period	$2,925,150	$3,896,560

Cash paid for interest	$111,927	$92,952

Supplemental schedule of non-cash investing and financing activities:
Investment in joint venture offset by unfulfilled deferred revenue	-	160,000
Prepaids and inventory reclassed to property, plant and equipment	-	214,900
Equipment costs reclassified to expenses	-	210,855

See accompanying notes to consolidated financial statements.

ZBB ENERGY CORPORATION

Notes to Unaudited Consolidated Financial Statements
March 31, 2010

NOTE 1 - Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial statements and with the instructions to Form 10-Q. Accordingly, they do not include all of the information and disclosures required for annual financial statements. These financial statements should be read in conjunction with the financial statements and related footnotes for the year ended June 30, 2009.

In the opinion of the ZBB Energy Corporation (“ZBB” or the “Company”) management, all adjustments (consisting of normal recurring accruals) necessary to make the Company’s financial position as of March 31, 2010 and the results of operations and statements of cash flows for the periods shown not misleading, have been included.  Operating results for the nine months ended March 31, 2010 are not necessarily indicative of the results that may be expected for the year-ended June 30, 2010.
The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated upon consolidation.

NOTE 2 – Going Concern

The unaudited consolidated financial statements as of March 31, 2010 and for the nine months then ended have been prepared on the basis of a going concern which contemplates that ZBB Energy Corporation and subsidiaries (the “Company”) will be able to realize assets and discharge liabilities in the normal course of business. Accordingly, they do not give effect to adjustments that would be necessary should the Company be required to liquidate its assets. The Company incurred a net loss of $6,859,085 for the nine months ended March 31, 2010. The ability of the Company to meet its total liabilities of $4,659,636 and to continue as a going concern is dependent upon the availability of future funding and achieving profitability.  The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

NOTE 3 - Nature of Organization

The Company designs, develops, manufactures and distributes energy storage systems under the product name ZESS 50.  The Company also develops and distributes proprietary system integration power electronics under the product name ZESS POWR PECC.  The Company was incorporated under the laws of Wisconsin in 1998.
The Company develops, manufactures and markets energy storage systems with telecom and renewable energy applications, and energy integrators for both of and on grid applications as its initial markets. This scalable, mobile system is ideally suited for a number of market applications including:
   — Storage of renewable wind and solar energy production in both grid connected and grid independent environments.
   — Backup power supply for grid connected units.
   — Power electronic systems in conjunction for both storage and non-storage applications.
The consolidated financial statements include the accounts of the Company and those of its wholly owned subsidiaries, ZBB Technologies, Inc. which operates a manufacturing facility in Menomonee Falls, Wisconsin, and ZBB Technologies, Ltd. which has its advanced engineering and development facility in Perth, Australia.

NOTE 4 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Foreign Currency

The Company uses the United States dollar as its reporting currency, while the Australian dollar is the functional currency of one of its operating units.  Assets and liabilities of the Company’s international operations are translated into United States dollars at exchange rates that are in effect as at the balance sheet date while equity accounts are translated at historical exchange rates. Income and expense items are translated at average exchange rates which were applicable during the reporting period. Translation adjustments are accumulated in Accumulated Other Comprehensive (Loss) as a separate component of Shareholders’ Equity in the consolidated balance sheet. No gain or loss on translation is included in the net loss.

Use of Estimates

The preparation of financial statements and related disclosures in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and revenues and expenses during the period covered by the report. Actual results could differ from those estimates. Estimates are used in accounting for, amongst other things, revenue and losses recognized under the percentage of completion method for sales, impairment and realizability of assets, depreciation, and valuations of equity and debt instruments.  Estimates and assumptions are reviewed periodically and the effects of any revisions are reflected in the consolidated financial statements in the period they are determined to be necessary.

Income Tax

The Company records deferred taxes in accordance with FASB Accounting Standard Codification (“ASC”) topic 740, “Accounting for Income Taxes.” This ASC requires recognition of deferred tax assets and liabilities for temporary differences between the tax basis of assets and liabilities and the amounts at which they are carried in the financial statements, based upon the enacted tax rates in effect for the year in which the differences are expected to reverse. The Company establishes a valuation allowance when necessary to reduce deferred tax assets to the amount expected to be realized. There was no deferred tax assets recorded as of March 31, 2010.

Property, Plant and Equipment

Land, building, equipment, computers and furniture and fixtures are recorded at cost.  Maintenance, repairs and betterments are charged to expense.

Finished goods normally held for sale to customers may sometimes be used in demonstration and testing by customers.  During the periods that the units are transferred from Inventory to Plant and Equipment they are depreciated over the period in use. Since the intent is for these units to be eventually sold they are returned to Inventory upon the completion of customer demonstration and testing at their written down value.

Depreciation

Depreciation is provided for all plant and equipment on a straight line basis over estimated useful lives of the assets.  The depreciation rate used for each class of depreciable asset is:

Depreciation Life
Manufacturing Equipment	3 - 7 years
Office Equipment	3 - 7 years
Building and improvements	7 - 40 years

Impairment of Long-Lived Assets

In accordance with FASB ASC topic 360, "Impairment or Disposal of Long-Lived Assets," the Company assesses potential impairments to its long-lived assets including property, plant and equipment when there is evidence that events or changes in circumstances indicate that the carrying value may not be recoverable.

If such an indication exists, the recoverable amount of the asset, being the higher of the asset’s fair value less costs to sell, is compared to the asset’s carrying value. Any excess of the asset’s carrying value over its recoverable amount is expensed to the statement of operations. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate.

Goodwill

Goodwill represents the cost of acquisition of a group of assets in excess of the net fair value of the identifiable assets.

Following initial recognition, goodwill is measured at cost less any accumulated impairment losses. Goodwill is not amortized but reviewed for impairment annually or more frequently if events or changes in circumstances indicate that its carrying value may be impaired.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less to be cash equivalents.  The Company maintains its cash deposits with a few high credit quality financial institutions predominately in the United States.  At times such balances may exceed federally insurable limits.  The Company has not experienced any losses in such accounts.

Inventories

Inventories are stated at the lower of cost (first-in, first-out method) or market and consist of raw materials, work in progress and finished goods held for resale.

Costs incurred in bringing each product to its present location and conditions are accounted for as follows:
•	Raw materials – purchased cost of direct material
•	Finished goods and work-in-progress – purchased cost of direct material plus direct labor plus a proportion of manufacturing overheads.

Revenue Recognition

Revenues are recognized when persuasive evidence of a contractual arrangement exits, delivery has occurred or services have been rendered, the seller’s price to buyer is fixed and determinable, and collectability is reasonably assured. The portion of revenue related to installation and final acceptance, is deferred until such installation and final customer acceptance are completed. The Company charges shipping and handling fees when products are shipped or delivered to a customer, and includes such amounts in net sales. The Company reports its sales net of actual sales returns.

For sales arrangements containing multiple elements (products or services), revenue relating to undelivered elements is deferred at the estimated fair value until delivery of the deferred elements. To be considered a separate element, the product or service in question must represent a separate unit under Staff Accounting Bulletin 104, and fulfill the following criteria: the delivered item(s) has value to the customer on a standalone basis; there is objective and reliable evidence of the fair value of the undelivered item(s); and, if the arrangement includes a general right of return relative to the delivered item(s), delivery or performance of the undelivered item(s) is considered probable and substantially in our control. If the arrangement does not meet all criteria above, the entire amount of the transaction is deferred until all elements are delivered. Revenue from time and materials based service arrangements is recognized as the service is performed.

Revenue recognition on energy storage system long-term contracts utilizes the percentage-of-completion method which recognizes revenue proportionally as costs are incurred and compared to the estimated total costs for each contract.  This has been the predominant method used in estimating revenues recognized in past reporting periods.

Engineering and development contracts are typically collaborative agreements to further develop renewable energy technologies and are often sponsored and partially funded in various amounts between government agencies and the Company. Often multi-year agreements which contain several elements and provide for varying consideration based on allowable costs, milestones and similar payment provisions and may provide for future licensing and royalties beyond the term of the arrangement.  Revenue associated with these types of contracts are typically of longer duration and recognized under the percentage-of-completion method.

These policies as discussed herein are not intended to be a comprehensive list of policies to encompass the accounting for all customer contracts. Occasionally, contracts terms may not be specifically discussed or anticipated as dictated by U.S. GAAP and may require managements’ judgment in selecting an available revenue recognition alternative that would not produce a materially different result.

In July 2007 the Company commenced engineering and product development activities pursuant to the collaborative Advanced Electricity Storage Technologies project (“AEST”) with the Commonwealth of Australia through July 2010 which terms include the receipt of funding of A$3.1 million (approximately US$2.3 million) toward future development costs which include the production and delivery of one 500kWh energy storage system.  During the nine months ended March 31, 2010 and 2009, $588,693 and $733,738, respectively, was recognized as revenue based on progress toward completion of the nine performance milestones specified in the contract.

On February 4, 2010 the Company announced that its Audit Committee and Management determined a customer contract recorded in June 2009 did not properly meet the delivery criteria under Staff Accounting Bulletin No. 101 to qualify for revenue recognition and that other contract arrangements were not considered when revenue was recorded.  As a result, the Company reported the revenues of approximately $600,000 and costs associated with this shipment in the consolidated financial statements for the fiscal quarter ended September 30, 2009.

Total revenues of $1,556,148 and $733,738 were recognized for the nine months ended March 31, 2010 and 2009, respectively.

Warranty and Contract Reserves

The Company typically warrants its products for twelve months after installation or eighteen months after date of shipment, whichever first occurs. Warranty reserves are evaluated quarterly to determine a reasonable estimate for the replacement of potentially defective materials of all energy storage systems that have been shipped to customers.

While the Company actively engages in monitoring and improving its evolving battery and production technologies, there is only a limited product history and relatively short time frame available to test and evaluate the rate of product failure.  Should actual product failure rates differ from the Company’s estimates, revisions are made to the estimated rate of product failures and resulting changes to the warranty reserve.  In addition, from time to time, specific warranty accruals may be made if unforeseen technical problems arise.

During the quarter ended December 31, 2009, battery stack manufacturing issues were discovered as result of an internal test failure.  As a result, the Company has implemented several manufacturing process changes to eliminate the potential for future failures and will adjust its warranty reserves accordingly.  We will adjust our warranty rates in future periods as these processes are implemented and tested.

Management also reviews the status of all active contracts to determine if there are any conditions due to warranty, costs to complete, and other commitments to completing the contract.  If indications are an adverse net financial outcome is likely, a provision is made for the total loss anticipated.

As of March 31, 2010, included in the Company’s accrued expenses were approximately $350,000 in warranty reserves and $100,000 in provision for anticipated contract losses.

Net Loss per Share

The Company follows the FASB ASC topic 260 “Earnings per Share” provisions which require the reporting of both basic and diluted earnings (loss) per share.  Basic earnings (loss) per share is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares  outstanding for the period.  Diluted earnings (net loss) per share reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Anti-dilutive effects on net income (loss) per share are excluded (as of March 31, 2010 there were 2,896,523 underlying options and warrants that are excluded).

Stock-Based Compensation

The Company measures all “Share-Based Payments", including grants of stock options and restricted shares, to be recognized in the income statement based on their fair values on the grant date, consistent with FASB ASC topic 718 “Stock Compensation” guidelines.

Accordingly, the Company measures share-based compensation cost for all share-based awards at the fair value on the grant date and recognition of share-based compensation over the service period for awards that are expected to vest. The fair value of stock options is determined based on the number of shares granted and the price of our ordinary shares, and calculated based on the Black-Scholes valuation model.

The Company only recognizes expense to its consolidated statement of operations for those options or shares that are expected ultimately to vest, using two attribution methods to record expense, the straight-line method for grants with only service-based vesting or the graded-vesting method, which considers each performance period or tranche separately, for all other awards. See Note 13 below.

Advanced engineering and development

The Company expenses advanced engineering and development costs as incurred. These costs consist primarily of labor, overhead, and materials to build prototype units, materials for testing, develop manufacturing processes and include consulting fees and other costs.  To the extent these cost are allowable costs and funded by advanced engineering and development type agreements with outside parties, they will be shown separately on the statement of operations as a “cost of engineering and development contract.”

Costs related to the AEST project were presented in the prior fiscal year‘s statement of operations as  “cost of engineering and development contracts” and have subsequently been reclassified and presented as “advanced engineering and development” costs to conform with the current fiscal year presentation.   The Company determined the AEST project agreement did not contain adequate specificity to reasonably allocate revenues and related expenditures between product sales, engineering and development revenues, and general engineering and development costs to allow for separate classification in the statement of operations.

Intellectual property, including internally generated patents and know-how is carried at no value.

Comprehensive income (loss)

The Company reports its comprehensive income (loss) in accordance with the FASB ASC topic 220 “Comprehensive Income”, which requires presentation of the components of comprehensive earnings. Comprehensive income (loss) consists of net income (loss) for the period plus or minus any net currency translation adjustments applicable for the periods ended March 31, 2010 and 2009 and is presented in the Consolidated Statements of Changes in Shareholders’ Equity.

Fair Value Measurements

The Company considers the carrying values reported in the consolidated balance sheets for current assets and current liabilities qualifying as financial instruments which approximate their fair values due to the short-term maturity of such instruments.  It is the management’s opinion that the Company is not exposed to significant interest, price, and foreign currency or credit risks arising from these financial instruments.

Recent Accounting Pronouncements

On July 1, 2009, the Company adopted the FASB Accounting Standards Codification ("ASC").  FASB ASC topic 105, “Generally Accepted Accounting Principles”, does not alter current U.S. GAAP but rather integrated existing accounting standards with other authoritative guidance.  The ASC provides a single source of authoritative U.S. GAAP for nongovernmental entities and supersedes all other previously issued non-SEC accounting and reporting guidance.  The adoption of the ASC did not change our accounting principles.  All prior references to U.S. GAAP have been revised to conform to the ASC. Updates to the ASC are issued in the form of Accounting Standards Updates   ("ASU").

In October 2009, the FASB issued ASU No. 2009-13 “Revenue Recognition (Topic 605): Multiple Deliverable Revenue Arrangements - A Consensus of the FASB Emerging Issues Task Force.” This update provides application guidance on whether multiple deliverables exist, how the deliverables should be separated and how the consideration should be allocated to one or more units of accounting. This update establishes a selling price hierarchy for determining the selling price of a deliverable. The selling price used for each deliverable will be based on vendor-specific objective evidence, if available, third-party evidence if vendor-specific objective evidence is not available, or estimated selling price if neither vendor-specific or third-party evidence is available. The Company will be required to apply this guidance prospectively for revenue arrangements entered into or materially modified after January 1, 2011; however, earlier application is permitted. The management is in the process of evaluating the impact of adopting this ASU on the Company’s consolidated financial statements.

In April 2009, new guidance, FASB ASC topic 825 “Financial Instruments” was issued which amends the requirements for disclosures about fair value of financial instruments in interim financial statements as well as in annual financial statements. This guidance became effective for the Company on July 1, 2009 and did not have a material impact on the Company’s consolidated financial statements.

NOTE 5 – INVENTORIES

Inventory balances are comprised of the following amounts as of March 31, 2010:

Raw materials	$853,605
Work in progress	253,388
Finished goods	63,404
Inventory valuation allowance	(175,000)
Total	$995,397

NOTE 6– PROPERTY, PLANT & EQUIPMENT

Property, plant & equipment balances are comprised of the following amounts as of March 31, 2010:

Office equipment	$125,287
Manufacturing equipment	3,530,008
Building	1,996,134
Land	217,000
5,868,429
Less, accumulated depreciation	(2,295,324)
Net Property, Plant & Equipment	$3,573,105

During the nine month period ended March 31, 2010, manufacturing equipment previously used in production and development activities were identified as impaired or had reached the end of their respective useful lives due to changing product and manufacturing technologies.  Upon write-down the manufacturing equipment and accumulated depreciation accounts were adjusted accordingly and $828,089 in charges to operations for the nine months ended March 31, 2010, including a charge to operations of $47,858 for the three months ended March 31, 2010, were reported as impairment and other equipment charges.

NOTE 7 – NOTE RECEIVABLE-Shareholder

In July 2006, the Company entered into a common stock purchase agreement with 41 Broadway Associates, LLC.  Under the terms of the agreement the Company sold to 41 Broadway Associates, LLC a total of 294,118 common shares for a total consideration of $1,000,000, paid through issuance of a promissory note. Both parties also entered into a five year consulting agreement.  During 2009 the Company determined the service agreement to be a minimal future value and effectively cancelled the agreement as of June 30, 2009.

In accordance with the terms of the note agreement, the cancellation of the service agreement, in effect relieved the remaining balance of the note receivable.  Accordingly, the $408,333 remaining balance of the note receivable was written off and applied to additional paid in capital at June 30, 2009.  The cancellation agreement also required 41 Broadway Associates, LLC to forfeit 28,750 of the Company’s common shares, reducing the Company’s common shares issued and outstanding during the current period.

NOTE 8 – COMMON STOCK AND WARRANT OFFERINGS

On April 30, 2009 the Company filed a Registration Statement on Form S-3 with the SEC for a $10 million universal shelf, which was declared effective by the SEC on May 13, 2009.  The Company took this action as a proactive measure in anticipation of our possible future needs to raise additional investment capital to fund additional working capital and further capital expenditures.  On August 18, 2009, the Company completed a registered direct sale of 1,791,667 units at $1.20 per unit, consisting of an aggregate of 1,791,667 shares of its common stock and warrants to purchase 358,333 shares of its common stock at an exercise price of $1.33 per share.  The proceeds to ZBB after deducting placement agent fees and offering expenses were approximately $1.9 million.    Proceeds are to be used for capital expenditures and general corporate purposes.

On March 9, 2010, the Company completed a registered direct sale of 2,243,750 units at $.80 per unit, consisting of an aggregate of 2,243,750 shares of its common stock and warrants to purchase 1,121,875 shares of its common stock at an exercise price of $1.04 per share.  The proceeds to ZBB after deducting placement agent fees and offering expenses were approximately $1.6 million.    Proceeds are to be used for general corporate purposes.

On March 31, 2010, the Company completed the closing of a private placement of unregistered common stock.  The purchasers of the stock were the company’s Directors, Officers, and key employees.  The Company sold 337,346 shares at $.83 per share.  The proceeds to ZBB were $280,000.    Proceeds are to be used for general corporate purposes.

NOTE 9 – BANK LOANS

The Company's debt consisted of the following as of March 31, 2010:

Bank loans-current	$420,428
Bank loans-long term	2,209,678
Total	$2,630,106

On July 1, 2009 the Company entered into a loan agreement to finance new production equipment.  The $156,000 bank note is secured by specific equipment, requiring monthly payments of $4,736 of principal and interest; rate equal to 5.99% per annum; maturity date of December 1, 2013. Principal balance is $119,645 at March 31, 2010.

On November 28, 2008 the Company entered into a loan agreement to finance new production equipment.  The $1,070,000 bank note is secured by specific equipment, requiring monthly payments of $21,000 of principal and interest; rate equal to the prime rate; maturity date of July 1, 2012. Principal balance is $788,269 at March 31, 2010.

On May 14, 2008 the Company entered into two loan agreements to refinance its building and land in Menomonee Falls, Wisconsin:
The first loan requires a fixed monthly payment of principal and interest at a rate of ..25% below the prime rate, subject to a prime rate floor of 5.25%, with any principal balance due at maturity on June 1, 2018 and secured by the building and land.  Principal balance is $815,223 at March 31, 2010.
The second loan is a secured promissory note guaranteed by the U.S. Small Business Administration, requiring monthly payments of principal and interest at a rate of 5.5% until May 1, 2028.   Principal balance is $828,239 at March 31, 2010.

On January 22, 2007 the Company refinanced its equipment loan.  The new loan term requires monthly principal payments and interest rate at a rate equal to the prime rate, maturity date of February 1, 2011.  The loan is secured by a first lien on all business personal property.  Principal balance is $78,730 at March 31, 2010.

Maximum aggregate annual principal payments for the 12 month periods subsequent to March 31, 2010 are as follows:

2010	$420,428
2011	358,135
2012	332,648
2013	183,320
2014	84,707
2015 and thereafter	1,250,868
$2,630,106

NOTE 10 - EMPLOYEE/DIRECTOR EQUITY INCENTIVE PLANS

In 2002 the Company established the 2002 Stock Option Plan (“SOP”) whereby a stock option committee was given the discretion to grant up to 579,107 options to purchase shares to key employees of the Company at exercise prices and dates to be determined by the committee.  During the nine month period ended March 31, 2010 no options were issued or exercised, options for 87,907 shares expired, and options for 75,000 shares were cancelled.  At March 31, 2010 there were 325,000 options outstanding with an exercise price of $3.59 and expiration dates through June 30, 2014.  A further 254,107 options are available to be issued under the SOP.

During 2005 the Company established an Employee Stock Option Scheme (the “2005 Plan”) that authorizes the board of directors or a committee thereof, to grant options to employees and directors of the Company or any affiliate of the Company. The maximum number of options that may be granted in aggregate at any time under the 2005 Plan is the number equivalent to 5% of the total number of issued shares of the Company including all shares underlying options under the Company’s stock option and incentive plans. Options issued expire five years after the vesting date.  During the nine month period ended March 31, 2010 no options were issued, exercised or expired, and options for 260,000 shares were cancelled.  At March 31, 2010, options to purchase 50,000 shares with an exercise price of $3.82 and an expiration date of June 2012 are outstanding. A further 405,838 options are available to be issued under the 2005 Plan.

During 2007 the Company established the 2007 Equity Incentive Plan (the “2007 Plan”) that authorizes the board of directors or a committee thereof, to grant options to purchase up to a maximum of 1,500,000 shares to employees and directors of the Company at exercise prices to be determined by the administrator but not less than 100% (110% for a 10% shareholder) of the market value on the date granted.  During the nine month period ended March 31, 2010 options to purchase 816,500 shares were granted to directors and employees exercisable at prices from $1.02 to $1.39 per share based on various service based vesting terms from November 2009 through February 2013 and exercisable at various dates through February 2018, and 195,918 options were retired or forfeited.   At March 31, 2010, options to purchase 1,286,992 shares with an exercise price of $1.02 - $3.59 and expiration dates from January 1, 2015 to November 2, 2019 are outstanding.  Options to purchase an additional 213,008 shares are available to be issued under the 2007 plan.

The Compensation Committee of the Company’s Board of Directors awarded two inducement option grants to the Company’s new CEO in January 2010.  The first grant is an option to purchase 400,000 shares which vests as to one-third of the shares on January 7, 2011 and as to the balance in 24 monthly installments beginning on January 31, 2011 and ending on December 31, 2012.  This option vests in full upon a “change of control.” The second grant is an option to purchase 100,000 shares of ZBB common stock which vests in two equal installments based on the achievement of certain performance targets as of June 30, 2010 and December 31, 2010.  Both options have an exercise price of $1.33 per share which was equal to the closing price of ZBB’s common stock on January 7, 2010 and are not exercisable as to any portion of the option after the fifth anniversary of the date on which that portion vests.  The options are subject to other terms and conditions specified in the related option agreements.

In aggregate for all plans, at March 31, 2010, the Company has a total of 2,161,992 options outstanding and 872,953 options available for future grant under the SOP, 2005 and the 2007 Plans.

The following table summarizes information relating to the stock options outstanding at March 31, 2010:

	Outstanding			Exercisable
		Average
		Remaining	Weighted		Weighted
	Number of	Contractual Life	Average	Number of	Average
Range of Exercise Prices	Options	(in years)	Exercise Price	Options	Exercise Price
$1.02 to $1.69	1,511,992	7.5	$1.32	317,159	$1.26
$3.59 to $3.82	650,000	4.8	$3.61	633,333	$3.61
Balance at March 31, 2010	2,161,992		$2.01	950,492	$2.82

In addition, under the 2007 Plan and in conjunction with a salary reduction plan implemented during 2009, 101,014 restricted shares were granted as payment of compensation, of which vesting is 75% service based and 25% performance based.  During the nine month period ended March 31, 2010, $29,284 (net of $19,500 in forfeitures) was recognized as expense.

NOTE 11 - NON RELATED PARTY WARRANTS

At March 31, 2010 there were outstanding warrants to purchase 1,121,875 shares acquired by certain purchasers of Company shares in March 2010 exercisable at $1.04 per share and which expire in September 2015.

At March 31, 2010 there were outstanding warrants to purchase 358,333 shares acquired by certain purchasers of Company shares in August 2009 exercisable at $1.33 per share and which expire in August 2015.

At March 31, 2010 there were outstanding warrants to purchase 120,023 shares acquired by Empire Financial Group, Ltd. in 2006 exercisable at $3.23 per share and which expire on in September 2011.

At March 31, 2010 there were outstanding warrants to purchase 50,000 shares acquired by Empire Financial Group, Ltd. as part of the underwriting compensation in connection with our United States public offering which are exercisable at $7.20 per share and which expire in June 2012.

At March 31, 2010 there are warrants to purchase 195,800 shares issued and outstanding to Strategic Growth International in connection with capital raising activities in 2006 and 2007, with expiration dates between March 2011 and June 2012 and exercise prices of between $3.75 and $7.20.

The table below summarizes non-related party warrant balances:

		Weighted-
		Average
Stock Warrants	Number of	Exercise Price
Non-related parties	Warrants	Per Share
Balance at June 30, 2008	365,823	$4.41
Warrants granted	-
Warrants expired	-
Warants exercised	-
Balance at June 30, 2009	365,823	$4.41
Warrants granted	1,480,208	$1.11
Warrants expired	-
Warants exercised	-
Balance at March 31, 2010	1,846,031	$1.76

NOTE 12 – COMMITMENTS

In July 2007 the Company commenced engineering and product development activities pursuant to a collaborative project entitled the Advanced Electricity Storage Technologies (“AEST”) project, with the Commonwealth of Australia, through July 2010.  The terms of the project provide for the receipt of funding by the Company for future development costs which include the production and delivery of one 500kWh energy storage system.

The AEST project has total budgeted expenditure for operating and capital items of approximately $4.7 million (A$5.9 million) exclusive of any Australian taxes. The Company’s contribution of approximately $2.3 million (A$2.8 million) is the value of any cash and in-kind contributions provided to the project by the Company in undertaking the project activities. The Australian Government is providing the project funding of approximately $2.5 million (A$3.1 million) to be paid in accordance with the completion of contracted project milestones and subject to the Company’s compliance with project reporting requirements and demonstrating that the funds already provided to it have been fully spent or will be fully spent in the near future.  There is a balance of approximately $100,000 in contributions due by the Company to the project in cash and in-kind contributions as of March 31, 2010.

The Company leases its Australian research and development facility from a non-related Australian company.  The current rental is $64,415 per annum (A$71,572) and is subject to an annual CPI adjustment.

Rent expense was $48,827 and $39,618 for the nine months ended March 31, 2010 and 2009.

The future payments required under the terms of the lease are as follows:

For the twelve months ending June 30:
2010	$68,444
2011	38,178
Total	$106,622

The Company has entered into employment contracts with executives and management personnel. The contracts provide for salaries, bonuses and stock option grants, along with other employee benefits. The employment contracts generally have no set term and can be terminated by either party. There is a provision for payments of three months to eighteen months of annual salary as severance if we terminate a contract without cause, along with the acceleration of certain unvested stock option grants.

On October 31, 2009, the Company entered into a Resignation and Indemnification Agreement (the “Indemnification Agreement”) with Robert J. Parry, its outgoing CEO.  As of March 31, 2010 the Company has accrued the entire $225,000 of future severance payments to be paid to Mr. Parry, in connection with his retirement.

NOTE 13 - RETIREMENT PLANS

All Australian based employees are entitled to varying degrees of benefits on retirement, disability, or death.  Retirement plan contributions, mandated at 9% of the employee’s gross compensation, are paid by the Company on behalf of all Australian based employees.

For U.S. employees, the Company has a 401(k) plan.  The Company contributes a maximum of a 4% in matching funds, based on the level of contributions made by the active participants, all of which are 100% vested immediately.

Expenses under these plans were $63,950 and $57,674 for the nine months ended March 31, 2010 and 2009.

NOTE 14 — STOCK-BASED COMPENSATION

The Company issues stock options and other stock-based awards to executive management, key employees, and directors under its stock-based compensation plans (see Note 9).

For the nine months ended March 31, 2010 and 2009, the Company’s results of operations reflect compensation expense for stock options granted and restricted shares vested under its equity incentive plans. The amount recognized in the financial statements related to stock-based compensation was $303,791 and $201,567, based on the grant date fair value of all options vested during the nine months ended March 31, 2010 and 2009 respectively.

During the nine month period ended March 31, 2010 options to purchase 1,316,500 shares were granted to directors and employees  exercisable at prices from $1.02 to $1.39 per share based on various service based vesting terms from November 2009 through February 2013 and exercisable at various dates through February 2018.

The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing method. The Company uses historical data to estimate the expected price volatility, the expected option life and the expected forfeiture rate. The Company has not made any dividend payments nor does it have plans to pay dividends in the foreseeable future. The following assumptions were used to estimate the fair value of options granted during the nine months ended March 31, 2010 using the Black-Scholes option-pricing model:

Expected life of option (years)	2.5-4.75
Risk-free interest rate	1.2 - 1.4%
Assumed volatility	62 - 70%
Expected dividend rate	0.00
Expected forfeiture rate	0.00

The weighted-average fair value of the 1,316,500 options granted during the nine months ended March 31, 2010 was approximately $.60 per option using the Black Scholes option-pricing method as of the date of the grant.

Time-vested and performance-based stock awards, including stock options and restricted stock, are accounted for at fair value at date of grant.  Compensation expense is recognized over the requisite service and performance periods.

As of March 31, 2010, there remains a  total of $590,713 in unrecognized compensation cost related to unvested stock options with various service based vending dates through 2012.

NOTE 15— INCOME TAXES

The Company did not record a provision for federal, state or foreign income taxes for the years ended June 30, 2009 and 2008.  The Company has not recorded a benefit for deferred tax assets as its realizability is uncertain.

The Company’s combined effective income tax rate differed from the U.S. federal statutory income tax rate as follows:

	2009	2008
Income tax benefit computed at the federal statutory rate	-34%	-34%
Foreign rate differential	4%	4%

Change in valuation allowance	30%	30%
Total	0%	0%

Significant components of the Company's net deferred tax assets as of June 30, 2009 and 2008 were as follows:

	2009	2008
Net operating loss carryforwards	$9,812,303	$8,255,175
Foreign loss carryforwards	1,114,442	971,952
Deferred tax asset valuation allowance	(10,926,745)	(9,227,127)
Total deferred tax assets	$-	$-

As of June 30, 2009, the Company had U.S net operating loss carry forwards of approximately $28,900,000 which begins to expire in 2014 for federal tax purposes. The Company also has gross foreign tax loss carry forwards of approximately $3,700,000 that are available to offset future liabilities for foreign income taxes. Substantially all of the foreign tax losses are carried forward indefinitely, subject to certain limitations.

A valuation allowance has been established for certain future income tax benefits related to income tax loss carry forwards and temporary tax adjustments based on an assessment that it is more likely than not that these benefits will not be realized. During the twelve months ended June 30, 2009 the valuation allowance increased by $1,699,618.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
ZBB Energy Corporation
Milwaukee, Wisconsin

We have audited the accompanying consolidated balance sheets of ZBB Energy Corporation and subsidiaries as of June 30, 2009 and 2008 and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for the years then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ZBB Energy Corporation and subsidiaries at June 30, 2009 and 2008 and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in note 16 to the consolidated financial statements, the Company has restated the accompanying consolidated financial statements as of and for the year ended June 30, 2009.

/s/PKF
Certified Public Accountants
A Professional Corporation

New York, New York
September 16, 2009, except as to Note 16, which is as of February 10, 2010

ZBB ENERGY CORPORATION
Consolidated Balance Sheets

	(As restated -
	See Note 16)
	June 30, 2009	June 30, 2008

Assets
Current assets:
Cash and cash equivalents	$2,970,009	$8,451,320
Bank certificate of deposit	1,000,000	-
Accounts receivable	614,154	4,167
Interest receivable	19,746	80,829
Inventories-net of $145,301 and $234,000 allowance	1,587,113	1,312,885
Prepaids and other current assets	143,173	316,274
Total current assets	6,334,195	10,165,475
Long-term assets:
Property, plant and equipment, net	4,578,180	4,240,640
Investment in joint venture	-	242,350
Goodwill	803,079	803,079
Total assets	$11,715,454	$15,451,544
Liabilities and Shareholders' Equity
Current liabilities:
Bank loans	416,558	171,634
Accounts payable	827,001	607,520
Accrued expenses	25,765	-
Deferred revenues	1,128,539	644,700
Accrued compensation and benefits	151,841	129,749
Total current liabilites	2,549,704	1,553,603
Long-term liabilities:
Bank loans	2,399,915	1,881,823
Total liabilities	4,949,619	$3,435,426
Shareholders' equity
Common stock ($0.01 par value); 150,000,000 authorized 10,618,297 and 10,512,283 shares issued and outstanding	106,183	105,123
Additional paid-in capital	45,549,079	45,619,608
Note receivable from shareholders	-	(608,333)
Accumulated other comprehensive (loss)	(1,601,576)	(1,373,485)
Accumulated (deficit)	(37,287,851)	(31,726,795)
Total shareholders' equity	$6,765,835	$12,016,118
Total liabilities and shareholders' equity	$11,715,454	$15,451,544

See accompanying notes to consolidated financial statements

ZBB ENERGY CORPORATION
Consolidated Statements of Operations

	For the year ended
	(As Restated -
	See Note 16)
	June 30, 2009	June 30, 2008

Revenues

Product sales and revenues	$67,995	$303,063
Engineering and development revenues	1,088,797	976,536
Total Revenues	1,156,792	1,279,599
Costs and Expenses

Cost of product sales	56,468	300,751
Advanced engineering and development	2,859,094	2,558,423
Selling, general, and administrative	3,474,476	3,350,330
Depreciation	277,896	315,940
Total Costs and Expenses	6,667,934	6,525,444

Loss from Operations	(5,511,142)	(5,245,845)

Other Income (Expense)
Interest income	145,088	505,673
Interest expense	(182,074)	(153,345)
Finance costs	-	(52,813)
Other income (expense)	(12,928)	41,667
Total Other Income (Expense)	(49,914)	341,182

Loss before provision for Income Taxes	(5,561,056)	(4,904,663)
Provision for Income Taxes	-	-
Net Loss	$(5,561,056)	$(4,904,663)
Net Loss per share-
Basic and diluted	$(0.53)	$(0.47)
Weighted average shares-basic and diluted:
Basic	10,547,621	10,463,579
Diluted	10,547,621	10,463,579

See accompanying notes to consolidated financial statements.

ZBB Energy Corporation
Consolidated Statements of Changes in Shareholders' Equity (restated)

				Note Receivable	Accumulated Other		TOTAL
	Number of		Add'l Paid-in	from	Comprehensive		Shareholders'	Comprehensive
	Shares	Common Stock	Capital	Shareholders	(Loss)	Accumulated Deficit	Equity	(Loss)
Balance: June 30, 2007	10,087,090	$100,871	$44,994,333	$(808,333)	$(1,546,537)	$(26,822,131)	$15,918,203

Issuance of common stock-
note conversions	159,256	1,593	473,644				475,237
Issuance of common stock -
Montgomery warrants	265,937	2,659	(2,659)
Reduction of note receivable
from stockholder				200,000			200,000
Public offering costs			(100,000)				(100,000)
Stock options expensed			254,290				254,290
Net Loss						(4,904,663)	(4,904,663)	$(4,904,663)
Net Translation Adjustment					173,051		173,051	173,051
Balance: June 30, 2008	10,512,283	$105,123	$45,619,608	$(608,333)	$(1,373,485)	$(31,726,795)	$12,016,118	$(4,731,612)

Stock options expensed			294,114				294,114
Issuance of restricted stock in
payment of compensation	101,014	1,010	72,167				73,177
Deferred stock compensation			(72,167)				(72,167)
Amortization of deferred
stock compensation			30,490				30,490
Issuance of restricted stock-
in payment of
consulting fees	5,000	50	13,200				13,250
Reduction of note receivable			(408,333)	608,333			200,000
Net Loss, as restated						(5,561,056)	(5,561,056)	$(5,561,056)
Net Translation Adjustment					(228,091)		(228,091)	(228,091)
Balance: (restated)
June 30, 2009	10,618,297	$106,183	$45,549,079	$-	$(1,601,576)	$(37,287,851)	$6,765,835	$(5,789,147)

See accompanying notes to consolidated financial statements.

ZBB Energy Corporation	For the year ended
	(As Restated -
	See Note 16)
Consolidated Statements of Cash Flows	June 30, 2009	June 30, 2008
Cash flows from operating activities:
Net loss	$(5,561,056)	$(4,904,663)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	277,896	315,940
Change in inventory allowance	(88,699)	234,000
Equipment costs reclassified to expenses	372,855	118,000
Payments applied to note receivable for consulting fees	200,000	200,000
Stock based compensation	338,864	254,290
(Increase) decrease in operating assets:
Accounts receivable	(609,987)	188,602
Inventories	(185,530)	(274,318)
Prepaids and other current assets	(41,799)	(235,485)
Other receivables-interest	61,083	(44,227)
Increase (decrease) in operating liabilities:
Accounts payable	247,499	(228,664)
Accrued compensation and benefits	22,092	45,603
Accrued expenses	25,765	(357,250)
Deferred revenues	717,539	308,395
Net cash (used) in operating activities	(4,223,478)	(4,379,777)
Cash flows from investing activities
Capital expenditures	(889,658)	(721,468)
Bank certificate of deposit	(1,000,000)	-
Net cash (used) in investing activities	(1,889,658)	(721,468)
Cash flows from financing activities
Proceeds from refinancing of bank loan	1,070,000	1,760,000
Repayments of bank loans	(306,984)	(1,882,634)
Proceeds (repayments) of notes payable	-	(4,047,823)
Additional public offering costs	-	(100,000)
Net cash provided (used) by financing activities	763,016	(4,270,457)
Effect of exchange rate changes on cash and cash equivalents	(131,192)	-
Net (decrease) in cash and cash equivalents	(5,481,311)	(9,371,702)
Cash and cash equivalents - beginning of year	8,451,320	17,823,022

Cash and cash equivalents - end of period	$2,970,009	$8,451,320

Cash paid for interest	$121,468	$153,345

Supplemental schedule of non-cash investing and financing activities:
Issuance of common stock pursuant to conversion of convertible notes	-	475,237
Investment in joint venture offset by unfulfilled deferred revenue	160,000	-
Equipment expensed to cost of contracts	372,855	118,000
Stock based compensation	338,864	254,290

See accompanying notes to consolidated financial statements.

ZBB ENERGY CORPORATION
Notes to Consolidated Financial Statements (restated)
June 30, 2009

NOTE 1 — NATURE OF ORGANIZATION

ZBB Energy Corporation (“ZBB” or the “Company”) develops and manufactures distributed energy storage solutions based upon the Company’s proprietary zinc-bromine rechargeable electrical energy storage technology.  The Company was incorporated under the laws of Wisconsin in 1998.

The Company develops, manufactures and markets energy storage systems with electric utility applications as its initial market. This scalable, mobile system is ideally suited for a number of market applications including:

 — Load management for generation, transmission and distribution utilities, energy service companies and large industrial customers allowing peak shaving and deferral of capital expenditures that otherwise would be required to alleviate utility system constraints.

 — Storage of renewable wind and solar energy production in both grid connected and grid independent environments.

 —Power quality to alleviate downtime caused by voltage sags, voltage swells, frequency fluctuations, and combined with uninterruptible power supply (UPS) to eliminate power outages.

Since our inception, our research, advanced engineering and development, and operations were primarily financed through debt and equity financings, government grants and joint ventures.

The consolidated financial statements include the accounts of the Company and those of its wholly owned subsidiaries, ZBB Technologies, Inc. which operates a manufacturing facility in Menomonee Falls, Wisconsin, and ZBB Technologies, Ltd. which has its advanced engineering and development facility in Perth, Australia.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries and have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). All significant intercompany accounts and transactions have been eliminated upon consolidation.

Foreign Currency

The Company uses the United States dollar as its functional and reporting currency, while the Australian dollar is the functional currency of one of its foreign subsidiaries. Assets and liabilities of the Company’s foreign subsidiary are translated into United States dollars at exchange rates that are in effect as at the balance sheet date while equity accounts are translated at historical exchange rates. Income and expense items are translated at average exchange rates which were applicable during the reporting period. Translation adjustments are accumulated in Accumulated Other Comprehensive (Loss) as a separate component of Shareholders’ Equity in the consolidated balance sheet. No gain or loss on translation is included in the net loss.

Use of Estimates

The preparation of financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and revenues and expenses during the period covered by the report. Actual results could differ from those estimates. Estimates are used in accounting for, amongst other things, revenue and losses recognized under the percentage of completion method for sales, impairment and realizability of assets, depreciation, and valuations of equity instruments.  Estimates and assumptions are reviewed periodically and the effects of any revisions are reflected in the consolidated financial statements in the period they are determined to be necessary.

Income Tax

Provisions for income taxes are based on taxes payable or refundable for the current year and deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed in FASB Statement No. 109, “Accounting for Income Taxes”. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.  There were no deferred tax assets recorded as of June 30, 2009.

Property, Plant and Equipment

Land, building, equipment, computers and furniture and fixtures are recorded at cost.  Maintenance, repairs and betterments are charged to expense.

Finished goods normally held for sale to customers may sometimes be used in demonstration and testing by customers.  During the periods that the units are transferred from Inventory to Plant and Equipment they are depreciated over the period in use. Since the intent is for these units to be eventually sold they are returned to Inventory upon the completion of customer demonstration and testing at their written down value.

Depreciation

Depreciation is provided for all plant and equipment on a straight line basis over estimated useful lives of the assets.  The depreciation rate used for each class of depreciable asset is:

Depreciation Rate
Manufacturing Equipment and test units	3 – 15 years
Office Equipment	3 – 8 years
Building	40 years

Impairment of Long-Lived Assets

In accordance with Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal Of Long-Lived Assets," the Company assesses potential impairments to its long-lived assets including property, plant and equipment when there is evidence that events or changes in circumstances indicate that the carrying value may not be recoverable.

If such an indication exists, the recoverable amount of the asset, being the higher of the asset’s fair value less costs to sell and value in use, is compared to the asset’s carrying value. Any excess of the asset’s carrying value over its recoverable amount is expensed to the statement of operations. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate.

Goodwill

Goodwill is recognized as the excess cost of an acquired entity over the net amount assigned to assets acquired and liabilities assumed. Goodwill is not amortized but reviewed for impairment annually as of June 30 or more frequently if events or changes in circumstances indicate that its carrying value may be impaired.  These conditions could include a significant change in the business climate, legal factors, operating performance indicators, competition, or sale or disposition of a significant portion of a reporting unit.

Testing for the impairment of goodwill involves a two step process. The first step of the impairment test requires the comparing of a reporting units fair value to its carrying value. If the carrying value is less than the fair value, no impairment exists and the second step is not performed. If the carrying value is higher than the fair value, there is an indication that impairment may exist and the second step must be performed to compute the amount of the impairment. In the second step, the impairment is computed by estimating the fair values of all recognized and unrecognized assets and liabilities of the reporting unit and comparing the implied fair value of reporting unit goodwill with the carrying amount of that unit’s goodwill.  Based on this method, the Company determined fair value as evidenced by market capitalization, and concluded that there was no need for an impairment charge.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less to be cash equivalents.  The Company maintains its cash deposits with a few high credit quality financial institutions predominately in the United States.  At times such balances may exceed federally insurable limits.  The Company has not experienced any losses in such accounts.

Investments

The Company occasionally invests in bank certificates of deposits with maturities of more than three months.  As of June 30, 2009 the Company held a nine month certificate of deposit, interest accruing at 3.96%, and a maturity date of September 30, 2009.

Inventories

Inventories are stated at the lower of cost (first-in, first-out method) or market and consist of raw materials, work in progress and finished goods held for resale.

Costs incurred in bringing each product to its present location and conditions are accounted for as follows:

•	Raw materials – purchased cost of direct material
•	Finished goods and work-in-progress – purchased cost of direct material plus direct labor plus a proportion of manufacturing overheads.

The Company evaluates the recoverability of its slow moving or obsolete inventories at least quarterly. The Company estimates the recoverable cost of such inventory by product type while considering factors such as its age, historic and current demand trends, the physical condition of the inventory as well as assumptions regarding future demand. The Company’s ability to recover its cost for slow moving or obsolete inventory can be affected by such factors as general market conditions, future customer demand and relationships with suppliers. Historically, the Company’s inventories have demonstrated long shelf lives, are not highly susceptible to obsolescence and are eligible for return under various supplier return programs.

Revenue Recognition

The Company currently contracts with its customers to develop, manufacture, install and service its energy storage systems under   short and long-term contracts.  These contracts have resulted in two distinct arrangements and revenue recognition policies. The first type of contract is for the production, delivery and installation of energy storage systems.  The second type of contract is for product engineering and development activities.

Product sales orders that have relatively short duration (typically less than one year) normally use the completed-contract method of revenue recognition rather than the percentage-of-completion method.  Revenues are recognized when the sales price is fixed, collectability is reasonably assured, the product has received customer acceptance and either title or risk of loss has transferred to the customer. Typically, these conditions are met at the time the product is shipped to the customer in accordance with stated shipping terms. The Company charges shipping and handling fees when products are shipped or delivered to a customer, and includes such amounts in net sales. The Company reports its sales net of actual sales returns.

Revenue recognition on energy storage system long-term contracts utilizes the percentage-of-completion method which recognizes revenue proportionally as costs are incurred and compared to the estimated total costs for each contract.  This has historically been the predominant method used in estimating revenues recognized by the Company.

Engineering and development contracts are typically collaborative agreements to further develop renewable energy technologies and are often sponsored and partially funded in various amounts between government agencies and the Company. Often multi-year agreements which contain several elements and provide for varying consideration based on allowable costs, milestones and similar payment provisions and may provide for future licensing and royalties beyond the term of the arrangement.  Revenue associated with these types of contracts are typically of longer duration and recognized under the percentage-of-completion method.

In July 2007 the Company commenced engineering and product development activities pursuant to the collaborative Advanced Electricity Storage Technologies project (“AEST”) with the Commonwealth of Australia through July 2010 which terms include the receipt of funding of A$3.1 million (approximately US$2.3 million) toward development costs and include the production and delivery of a 500kWh energy storage system.  During the years ended June 30, 2009 and 2008, $984,807 and $976,536, respectively, was recognized as revenue based on progress toward completion as specified in the contract.

Total revenues of $1,156,792 and $1,279,599 were recognized for the years ended June 30, 2009 and 2008, respectively, and were comprised of two significant customers in 2009 and one significant customer in 2008.

Loss per Share

The Company follows the provisions of SFAS No. 128 which requires the reporting of both basic and diluted earnings (loss) per share.  Basic earnings (loss) per share is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares  outstanding for the period.  Diluted earnings (net loss) per share reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock.   In accordance with FASB 128, any anti-dilutive effects on net income (loss) per share are excluded (as of the years ended June 30, 2009 and 2008 there were 1,790,167 and 1,395,523 underlying options and warrants that are excluded).

Stock-Based Compensation

The Company follows the provisions of "Share-Based Payment" ("SFAS No. 123(R)"), which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values.

Accordingly, the Company measures share-based compensation cost for all share-based awards at the fair value on the grant date and recognition of share-based compensation over the service period for awards that are expected to vest. The fair value of stock options is determined based on the number of shares granted and the price of our ordinary shares, and calculated based on the Black-Scholes valuation model.  Black Scholes valuation attributes used in the model include expected volatility, term, and risk-free interest rate. Expected volatility is based on the historical volatility of the Company’s share price for the period prior to option grant equivalent to the expected life of the options. The expected term is based upon management’s estimate of when the option will be exercised. The risk-free interest rate for periods within the contractual life of the option is based upon the U.S. Treasury yield curve in effect at the time of grant.

The Company only recognizes expense to its consolidated statement of operations for those options or shares that are expected ultimately to vest, using two attribution methods to record expense, the straight-line method for grants with only service-based vesting or the graded-vesting method, which considers each performance period or tranche separately. See Note 15 below.

Advanced engineering and development

The Company expenses advanced engineering and development costs as incurred. These costs consist primarily of labor, overhead, and materials to build prototype units, materials for testing, develop manufacturing processes and include consulting fees and other costs.

To the extent these costs are separately identifiable, incurred and funded by advanced engineering and development type agreements with outside parties, they will be shown separately on the statement of operations as a “cost of engineering and development contract”.

Comprehensive income (loss)

The Company reports its comprehensive income (loss) in accordance with SFAS No. 130, “Reporting Comprehensive Income”, which requires presentation of the components of comprehensive earnings. Comprehensive income (loss) consists of net income (loss) for the period plus or minus any net currency translation adjustments applicable for the periods ended June 30, 2009 and 2008 and is presented in the Consolidated Statements of Changes in Shareholders’ Equity.

Concentrations of Credit Risk and Fair Value:

Financial instruments that potentially subject the Company to concentrations of credit risk consists principally of cash and U.S. treasury investments, and bank certificates of deposit, and accounts receivable.

The Company maintains significant cash investments primarily with three or four financial institutions, which at times may exceed federally insured limits. The Company has not previously experienced any losses on such deposits. Additionally, the Company performs periodic evaluations of the relative credit rating of these institutions as part of its investment strategy.

Concentrations of credit risk with respect to accounts receivable are limited due to accelerated payment terms in current customer contracts and creditworthiness of the current customer base. However, at June 30, 2009, primarily all of the Company’s receivables pertain to one customer and revenues were concentrated among two customers during for the year then ended.

The carrying amounts of cash and cash equivalents, short-term investments, trade receivables, other current assets and accounts payable approximate fair value due to the short-term nature of these instruments. The carrying value of bank loans and mortgage payable approximate fair value based on their terms which reflect market conditions existing as of June 30, 2009.

Recent Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 141R (revised 2007), “Business Combinations. SFAS No.141R among other things, establishes principles and requirements for how the acquirer in a business combination (i) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquired business, (ii) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase and (iii) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No.141R is effective for fiscal years beginning on or after December 15, 2008, with early adoption prohibited. The adoption of this statement is not expected to have a material effect on the Company's financial statements.

In December 2007, FASB issued SFAS No.  160, “Non-controlling Interests in Consolidated Financial Statements”. This statement requires  the  ownership  interests  in subsidiaries  held by parties other than the parent and the amount of consolidated  net  income  attributable  to  the  parent  and  to the non-controlling  interest  be  clearly identified and presented on the face  of  the consolidated statements. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years beginning on or after December 15, 2008. The adoption of this statement is not expected to have a material effect on the Company's financial statements.

 In June 2009, the FASB issued SFAS No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles. SFAS 168 replaces SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles, and establishes the FASB Accounting Standards Codification (Codification) as the source of authoritative U.S. generally accepted accounting principles (GAAP) recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements. SFAS 168 is effective for financial statements issued for interim periods and annual periods ending after September 15, 2009. We do not expect the adoption of SFAS 168 to have a material impact on our consolidated financial statements.

Effective July 1, 2008, the Company adopted FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS No. 159 gives entities the option to measure eligible financial assets and financial liabilities at fair value on an instrument by instrument basis, that are otherwise not permitted to be accounted for at fair value under other accounting standards. The election to use the fair value option is available when an entity first recognizes a financial asset or financial liability. Subsequent changes in fair value must be recorded in earnings. SFAS 159 became effective with no impact to the Company’s financial position or results of operations, since it chose not to report any additional items at fair value.

In May 2009, the FASB issued SFAS No. 165, "Subsequent Events" ("SFAS 165"). SFAS 165 is intended to establish general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. It requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for selecting that date, that is, whether that date represents the date the financial statements were issued or were available to be issued. SFAS 165 is effective for interim or annual financial periods ending after June 15, 2009. The Company adopted this standard on June 30, 2009. See Note 16.

NOTE 3 - INVENTORIES

Inventory balances are comprised of the following amounts as of June 30:
	Restated 2009	2008

Raw materials	$766,871	$1,013,467
Work in progress	402,001	253,714
Finished goods	563,532	279,704
Inventory valuation allowance	(145,301)	(234,000)
TOTAL	$1,587,113	$1,312,885

NOTE 4– PROPERTY, PLANT & EQUIPMENT

Property, plant, and equipment balances are comprised of the following amounts as of June 30:

	2009	2008

Office equipment	$115,809	$127,196
Manufacturing equipment	4,091,587	3,430,095
Test units	534,591	707,470
Building	1,996,134	1,996,134
Land	217,000	217,000
	6,955,121	6,477,895
Less accumulated depreciation	(2,376,941)	(2,237,255)

Net Property, Plant & Equipment	$4,578,180	$4,240,640

NOTE 5 – INVESTMENT IN JOINT VENTURE
In March 2005, the Company acquired a 49% interest in ZBB China Pty Ltd for a cost of $175,000 (estimated for current period foreign exchange rates). The joint venture company was licensed to distribute ZBB energy storage systems into the Chinese market.

On October 2, 2008 a mutual agreement was reached to terminate the co-operative joint venture agreement between ZBB and China Century Capital Limited.  The effect of this termination is to cancel the exclusive manufacturing, marketing, and distribution rights granted by ZBB to the joint venture company, ZBB China Pty Ltd, and provided for ZBB to hold 100% ownership in this subsidiary.

During the year ended June 30, 2009 the Company dissolved the joint venture, realizing a loss on the investment of $15,369.

NOTE 6 – GOODWILL
The Company through a series of transactions in March 1996 acquired ZBB Technologies, Inc., a wholly-owned subsidiary.  The goodwill amount of $1.134 million, the difference between the price paid for ZBB Technologies, Inc. and the net assets of the acquisition, amortized through fiscal 2002, resulted in the net goodwill amount of $803,079 as of June 30, 2009.

The Company accounts for goodwill in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” under which goodwill and other intangible assets deemed to have indefinite lives are not amortized but are subject to annual impairment tests. The implied fair value of goodwill is the amount determined by deducting the estimated fair value of all tangible and identifiable intangible net assets of the reporting unit to which goodwill has been allocated from the estimated fair value of the reporting unit. If the recorded value of goodwill exceeds its implied value, an impairment charge is recorded for the excess.

NOTE 7 – NOTE RECEIVABLE-Shareholder
In July 2006, the Company entered into a common stock purchase agreement with 41 Broadway Associates, LLC.  Under the terms of the agreement the Company sold to 41 Broadway Associates, LLC a total of 294,118 shares for a total consideration of $1,000,000.  Payments were to be paid in annual installments of $200,000 plus accrued interest at 4% over a five year period.

Both parties also entered into a five year consulting agreement, which would have provided approximately $200,000 of annual services including assistance with debt and equity financing, investor introductions, marketing, etc.  During 2009 the Company determined the service agreement to be a minimal future value and effectively cancelled the agreement as of June 30, 2009.

In accordance with the terns of the note agreement, the cancellation of the service agreement, in effect relieved the remaining balance of the note receivable.  Accordingly, the $408,333 remaining balance of the note receivable was written off and applied to additional paid in capital at June 30, 2009.

NOTE 8 – BANK LOANS AND NOTES PAYABLE

The Company's debt consisted of the following as of June 30:	2009	2008
Bank loans-current	$416,558	$171,634
Bank loans-long term	2,399,915	1,881,823
Total	$2,816,473	$2,053,457

On November 28, 2008 the Company entered into a loan agreement to finance new production equipment.  The $1,070,000 bank note is secured by specific equipment, requiring monthly payments of $21,000 of principal and interest;  rate equal to the prime rate; maturity date of December 1, 2013. Principal balance is $948,441 at June 30, 2009.

On May 14, 2008 the Company entered into two loan agreements to refinance the building and land in Menomonee Falls, Wisconsin:
—The first loan requires a fixed monthly payment of principal and interest at a rate of .25% below the prime rate, with any principal balance due at maturity on June 1, 2018, and secured by the building and land.  Principal balance is $853,661 at June 30, 2009.
—The second loan is a secured promissary note guaranteed by the U.S. Small Business Administration, requiring monthly payments of principal and interest at a  rate of 5.5% until May 1, 2028.   Principal balance is $847,628 at June 30, 2009.

On January 22, 2007 the Company refinanced its equipment loan.  The new loan term requires monthly payments of principal and an interest rate equal to the prime rate, maturity date of February 1, 2011.  The loan is secured by a first lien on all business personal property.  Principal balance is $166,743 at June 30, 2009.

Maximum aggregate annual principal payments for the 12 month periods subsequent to June 30, 2009 are as follows:
2010	$416,558
2011	360,070
2012	324,338
2013	338,016
2014	124,228
2015 and thereafter:	1,253,263
$2,816,473

NOTE 9 - EMPLOYEE/DIRECTOR EQUITY INCENTIVE PLANS

In 2002 the Company established the 2002 Stock Option Plan (“SOP”) whereby a stock option committee was given the discretion to grant up to 882,353 options to purchase shares to key employees of the Company at exercise prices and dates to be determined by the directors. During the year ended June 30, 2008 400,000 options to purchase shares were granted to employees and directors exercisable at $3.59 (110% of the market closing price on June 6, 2008) based on vesting terms of June 2008 through January 2009, and exercisable at various dates through June 2014.  No options were exercised and 16,793 options expired during the year ended June 30, 2009.  At June 30, 2009 there remains 487,907 options outstanding with exercise prices of not less than $3.59 and exercise dates up to June 30, 2014.  A further 91,200 options are available to be issued under the SOP.

During 2005 the Company established an Employee Stock Option Scheme (the “2005 Plan”) that authorizes the board of directors or a committee thereof, to grant options to employees and directors of the Company or any affiliate of the Company. The maximum number of options that may be granted in aggregate at any time under this option scheme or under any other employee option or share plan is the number equivalent to 5% of the total number of issued shares of the Company including all shares underlying options under the Company’s stock option and incentive plans.. Options issued expire five years after the vesting date. No options were exercised in fiscal 2008 or during the year ended June 30, 2009.  At June 30, 2009, options to purchase 250,000 shares with an exercise price of $3.82 and an expiration date of June 2012 remain outstanding.

During 2007 the Company established the 2007 Equity Incentive Plan (the “2007 Plan”) that authorizes the board of directors or a committee thereof, to grant options to purchase up to a maximum of 1,500,000 shares to employees and directors of the Company at exercise prices to be determined by the administrator but not less than 100% (110% for a 10% shareholder) of the market value on the date granted.    During the year ended June 30, 2008 options to purchase 275,000 shares were granted to employees and directors exercisable at $3.59 based on vesting terms of June 2008 through January 2011 and exercisable at various dates through January 2016.  During the year ended June 30, 2009 options to purchase 451,410 shares were granted to employees and directors exercisable at prices from $1.35 to $1.69 based on vesting terms of July 2009 through January 2012 and exercisable at various dates through December 2016.  Included in the year ended June 30, 2009 options were granted to purchase 266,410 shares which vest upon certain contingent performance criteria, of which 93,248 vested  and 39,963 forfeited during the period.  The remaining 185,000 options issued in fiscal 2009 are service based. Options to purchase an additional 707,549 shares are available to be issued under the 2007 plan.

In aggregate for all plans, at June 30, 2009, the Company has a total of 1,424,354 options outstanding and 798,749 options available for future grant under the SOP, 2005 and the 2007 Plans.

Information with respect to stock option activity under the employee and director plans is as follows:

		Weighted-Average
Stock Option Activity	Number of Options	Exercise Price Per Share
Balance at June 30, 2007	460,611	$4.81
Options granted	675,000	3.59
Options expired	(105,911)	5.61
Options exercised	-	-
Balance at June 30, 2008	1,029,700	$4.03
Options granted	451,410	1.49
Options expired	(16,793)	5.61
Options forfeited	(39,963)	1.35
Options exercised	-	-
Balance at June 30, 2009	1,424,354	$3.24

The following table summarizes information relating to the stock options outstanding at June 30, 2009:

	Outstanding			Exercisable
		Weighted-
		Average	Weighted-		Weighted-
	Number of	Remaining	Average		Average
	Options	Contractual Life	Exercise	Number of	Exercise
Range of Exercise Prices	Outstanding	(in years)	Price	Options	Price
$1.35 to $1.69	411,447	6.9	$1.50	93,248	$1.35
$3.59 to $3.82	925,000	4.1	$3.65	871,666	$3.66
$3.83 and higher	87,907	0.7	$6.97	87,907	$6.97
Balance at June 30, 2009	1,424,354	4.7	$3.24	1,052,821	$3.73

In addition, under the “2007 Plan” and in conjunction with a salary reduction plan implemented during 2009, 101,014 restricted shares were granted as payment of compensation, of which vesting is 75% service based and 25% performance based.  During the year ended June 30, 2009, $30,490 was recognized as expense, with a balance of up to $42,687 to be recognized as expense during the year ended June 30, 2010.

NOTE 10 - NON RELATED PARTY WARRANTS

At June 30, 2009 there are warrants to purchase 120,023 shares issued and outstanding to Empire Financial Group, Ltd. in connection with certain capital raising activities in 2006, exercisable at $3.23 per share and which expire on September 30, 2011.

At June 30, 2009 there are warrants to purchase 50,000 shares issued and outstanding to Empire Financial Group, Ltd. as part of the underwriting compensation in connection with our United States public offering which are exercisable at $7.20 per share and which expire on June 20, 2012.

At June 30, 2009 there are warrants to purchase 195,800 shares issued and outstanding to Strategic Growth International in connection with capital raising activities in 2006 and 2007, with expiration dates between March 2011 and June 2012 and exercise prices of between $3.75 and $7.20.

The table below summarizes non-related party warrant balances:

Stock Warrants		Weighted-Average
Non-related party activity	Number of Warrants	Exercise Price Per Share

Balance at June 30, 2007	1,084,411	$5.41
Warrants expired	(600,941)	8.50
Warants exercised	(117,647)	3.40
Balance at June 30, 2008	365,823	$4.41
Warrants granted	-	-
Warrants expired	-	-
Warants exercised	-	-
Balance at June 30, 2009	365,823	$4.41

NOTE 11 – COMMITMENTS

In July 2007 the Company commenced engineering and product development activities pursuant to a collaborative project entitled the Advanced Electricity Storage Technologies (“AEST”) project, with the Commonwealth of Australia, through July 2010.  The terms of the project provide for the receipt of funding by the Company for future development costs which include the production and delivery of one 500kWh energy storage system.

 The AEST project has total budgeted expenditure for operating and capital items of approximately $4.7 million (A$5.9 million) exclusive of any Australian taxes. The Company’s contribution of approximately $2.3 million (A$2.8 million) is the value of any cash and in-kind contributions provided to the project by the Company in undertaking the project activities. The Australian Government is providing the project funding of approximately $2.5 million (A$3.1 million) to be paid in accordance with the completion of contracted project milestones and subject to the Company’s compliance with project reporting requirements and demonstrating that the funds already provided to it have been fully spent or will be fully spent in the near future.  There is a balance of approximately $0.6 million in contributions due by the Company to the project in cash and in-kind contributions as of June 30, 2009.

The Company had leased its Australian office facility from an entity affiliated with three of the Company’s officers.  In January 2008 the facility was sold to a non-related Australian company, eliminating the related party relationship between the Company and its landlord.  The current rental is $54,302 per annum (A$71,572) and is subject to an annual CPI adjustment.

Rent expense was $53,456 and $49,875 for the years ended June 30, 2009 and 2008.

The future payments required under the terms of the lease are as follows:

For the years ended June 30,
2010	$54,302
2011	$54,302
2012	$18,101
TOTAL:	$126,705

NOTE 12 - EMPLOYMENT CONTRACTS

The Company has entered into employment contracts with executives and management personnel. The contracts provide for salaries, bonuses and stock option grants, along with other employee benefits. The employment contracts generally have no set term and can be terminated by either party. There is a provision for payments of three months to eighteen months of annual salary as severance if we terminate a contract without cause, along with the acceleration of certain unvested stock option grants.

NOTE 13 - RETIREMENT PLANS

All Australian based employees are entitled to varying degrees of benefits on retirement, disability, or death.  The Company contributes to an accumulation fund on behalf of the employees under an award which is legally enforceable.  For U.S. employees, the Company has a 401(k) plan.  All active participants are 100% vested immediately.  Expenses under these plans were $76,303 and $64,714 for the years ended June 30, 2009 and 2008.

NOTE 14 — STOCK-BASED COMPENSATION

The Company issues stock options and other stock-based awards to executive management, key employees, and directors under its stock-based compensation plans (see Note 9).

For the years ended June 30, 2009 and 2008, the Company’s results of operations reflect compensation expense for equity based awards vested under its equity incentive plans. The amount recognized in the financial statements related to stock-based compensation was $338,864 and $254,290, based on the fair value of all awards vested during the years ended June 30, 2009 and 2008 respectively.

During the year ended June 30, 2009 options to purchase 451,410 shares were granted to employees and directors exercisable at prices from $1.35 to $1.69 based on vesting terms of July 2009 through January 2012, and exercisable at various dates through December 2016 and contingent on various continuous service and performance measurements, of which 39,963 options were forfeited.  In addition 101,014 restricted shares were issued as payment of compensation and consulting services during the year ended June 30, 2009 (see Note 9 for additional details).

The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing method. The Company uses historical data to estimate the expected price volatility, the expected option life and the expected forfeiture rate. The Company has not made any dividend payments nor does it have plans to pay dividends in the foreseeable future.

 The following assumptions were used to estimate the fair value of options granted during the years ended June 30, 2009 and 2008 using the Black-Scholes option-pricing model:
	2009	2008

Expected life of option (years)	2.5	3.0
Risk-free interest rate	1.2%	3.7%
Assumed volatility	70%	37%
Expected dividend rate	0%	0%
Expected forfeiture rate	0%	10%

Time-vested and performance-based stock awards, including stock options and restricted stock, are accounted for at fair value at date of grant.  Compensation expense is recognized over the requisite service and performance periods.

A summary of the status of unvested employee stock options as of June 30, 2008 and changes during the period then ended, is presented below:

		Weighted-Average
		Grant Date
Unvested Stock Option Activity	Number of Options	Fair Value Per Share
Balance at June 30, 2007	-0-	-0-
Granted	675,000	0.70
Vested	(391,000)	0.65
Balance at June 30, 2008	284,000	$0.77

Granted	451,410	0.30
Vested	(323,914)	0.63
Forfeited	(39,963)	0.30

Balance at June 30, 2009	371,533	$0.37

As of June 30, 2009, there remains a  total of $118,807 in unrecognized compensation cost related to unvested stock options which through 2012 vest pending certain service based ($81,159 unvested) and performance based ($37,648 unvested) criteria.  In addition, future costs of $42,687 could be recognized during the year ended June 30, 2010 related to the restricted shares issued during the current fiscal year.

NOTE 15 — INCOME TAXES

The Company did not record a provision for federal, state or foreign income taxes for the years ended June 30, 2009 and 2008. The Company has not recorded a benefit for deferred tax assets as its realizability is uncertain.

The Company’s combined effective income tax rate differed from the U.S federal statutory income tax rate as set forth below:

	2009	2008
Income tax benefit computed at the federal statutory rate	-34%	-34%
Foreign rate differential	4%	4%

Change in valuation allowance	30%	30%
Total	0%	0%

Significant components of the Company's net deferred tax assets as of June 30, 2009 and 2008 were as follows:

	2009	2008
Net operating loss carryforwards	$9,812,303	$8,255,175
Foreign loss carryforwards	1,114,442	971,952
Deferred tax asset valuation allowance	(10,926,745)	(9,227,127)
Total deferred tax assets	$-	$-

As of June 30, 2009, the Company had U.S net operating loss carry forwards of approximately $28,900,000 which begins to expire in 2014 for federal tax purposes. The Company also has gross foreign tax loss carry forwards of approximately $3,700,000 that are available to offset future liabilities for foreign income taxes. Substantially all of the foreign tax losses are carried forward indefinitely, subject to certain limitations.

A valuation allowance has been established for certain future income tax benefits related to income tax loss carry forwards and temporary tax adjustments based on an assessment that it is more likely than not that these benefits will not be realized. During the twelve months ended June 30, 2009 the valuation allowance increased by $1,699,618.

NOTE 16 — RESTATEMENT

The Company is restating its previously issued consolidated financial statements as of and for the year ended June 30, 2009 due to an accounting error related to revenue recognition.

The Company originally recognized approximately $619,000 in revenue in the fourth quarter of fiscal 2009 on an international shipment of equipment to Dundalk, Ireland. Although the product was tested, accepted, shipped and payment was received  in full as of June 30, 2009, transfer of risk and title had not been achieved based on the contracted freight terms, therefore all the criteria as specified in SEC Staff Accounting Bulletin 101 had not been achieved.

As a result, the Company has restated the accompanying consolidated financial statement as of and for the fiscal year ended June 30, 2009. The effects of the restatement are as follows:

Effects on Consolidated Balance Sheet as of June 30, 2009

	As Previously
	Reported	As Restated
Inventory	$1,023,571	$1,587,113
Total current assets	5,770,653	6,334,195
Total assets	11,151,911	11,715,454
Accrued expenses	66,650	25,765
Deferred revenues	509,627	1,128,539
Total current liabilities	1,971,677	2,549,704
Total liabilities	4,371,592	4,949,619
Accumulated (deficit)	(37,273,367)	(37,287,851)
Total shareholders’ equity	6,780,319	6,765,835
Total liabilities and shareholders’ equity	11,151,911	11,715,454

Effects on Consolidated Statement of Operations for the fiscal year ended June 30, 2009

	As Previously
	Reported	As Restated
Product sales and revenues	$686,906	$67,995
Total Revenues	1,775,703	1,156,792
Cost of product sales	640,710	56,468
Loss from Operations	(5,476,473)	(5,511,142)
Other income (expense)	(70,099)	(49,914)
Net Loss	(5,546,572)	(5,561,056)

NOTE 17 — SUBSEQUENT EVENTS

Subsequent events have been evaluated through September 16, 2009, the date these financial statements were issued.

On August 18, 2009, the Company announced the closing of its public offering of common stock and warrants.  ZBB sold 1,791,667 units at $1.20 per unit, consisting of an aggregate of 1,791,667 shares of its common stock and warrants to purchase 358,333 shares of its common stock at an exercise price of $1.33 per share.  The proceeds to ZBB after deducting placement agent fees and offering expenses were approximately $1.9 million.

$10,000,000
[•] Shares of Common Stock
[•] Warrants(and
[•] shares of Common Stock underlying the Warrants)

Prospectus

Part II Information Not Required in the Prospectus

Item 13.  Other Expenses of Issuance and Distribution

The following table sets forth expenses (estimated except for the registration fee) in connection with the offering described in the registration statement:

SEC registration fee	$1,069.50
Accounting fees and expenses	$-	*
Legal fees and expenses	$-	*
Printing expenses	$-	*
NASDAQ listing fee	$-	*
Miscellaneous	$-	*
Total	$-	*

*  Estimated

Item 14.  Indemnification of Directors and Officers

Sections 180.0850 to 180.0859 of the WBCL require a corporation to indemnify any director or officer who is a party to any threatened, pending or completed civil, criminal, administrative or investigative action, suit, arbitration or other proceeding, whether formal or informal, which involves foreign, federal, state or local law and which is brought by or in the right of the corporation or by any other person. A corporation’s obligation to indemnify any such person includes the obligation to pay any judgment, settlement, penalty, assessment, forfeiture or fine, including any excise tax assessed with respect to an employee benefit plan, and all reasonable expenses including fees, costs, charges, disbursements, attorney’s and other expenses except in those cases in which liability was incurred as a result of the breach or failure to perform a duty which the director or officer owes to the corporation and the breach or failure to perform constitutes: (i) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the person has reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (iii) a transaction from which the person derived an improper personal profit; or (iv) willful misconduct.

Unless otherwise provided in a corporation’s articles of incorporation or by-laws or by written agreement, an officer or director seeking indemnification is entitled to indemnification if approved in any of the following manners: (i) by majority vote of a disinterested quorum of the board of directors, or if such quorum of disinterested directors cannot be obtained, by a majority vote of a committee of two or more disinterested directors; (ii) by independent legal counsel; (iii) by a panel of three arbitrators; (iv) by affirmative vote of shareholders; (v) by a court; or (vi) with respect to any additional right to indemnification granted, by any other method permitted in Section 180.0858 of the WBCL.

Reasonable expenses incurred by a director or officer who is a party to a proceeding may be reimbursed by a corporation at such time as the director or officer furnishes to the corporation written affirmation of his good faith belief that he has not breached or failed to perform his duties and a written undertaking to repay any amounts advanced if it is determined that indemnification by the corporation is not required.

The indemnification provisions of Sections 180.0850 to 180.0859 of the WBCL are not exclusive. A corporation may expand an officer’s or director’s right to indemnification (i) in its articles of incorporation or by-laws; (ii) by written agreement between the director or officer and the corporation; (iii) by resolution of its board of directors; or (iv) by resolution of a majority of all of the corporation’s voting shares then issued and outstanding.

As permitted by Section 180.0858 of the WBCL, ZBB has adopted indemnification provisions in its By-Laws which closely track the statutory indemnification provisions with certain exceptions. In particular, Article V of ZBB’s By-Laws provides (i) that an individual shall be indemnified unless it is proven by a final judicial adjudication that indemnification is prohibited, and (ii) payment or reimbursement of expenses, subject to certain limitations, will be mandatory rather than permissive.

ZBB’s officers and directors are also covered by officers’ and directors’ liability insurance.

Item 15.  Recent Sales of Unregistered Securities

March 2010 Private Placement

On March 19, 2010, the Company entered into a Stock Purchase Agreement with each of the Company’s directors and certain of its officers in connection with the private issuance and sale to such investors of 337,348 shares of common stock (the “Private Placement”).  Through the Private Placement the Company’s directors and officers purchased a total of $280,000 shares of common stock for a price per share equal to the closing price of the Company’s common stock on March 19, 2010.

The Company sold the shares without registration under the Securities Act of 1933, as amended, or state securities laws, in reliance on the exemptions provided by Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated thereunder. Since the shares have not been registered, they may not be offered or sold by the investors absent registration or an applicable exemption from registration requirements, such as the exemption afforded by Rule 144 under the Securities Act of 1933.

June 2007 Warrant Exercise

Effective as of June 19, 2007, three existing warrant holders, ABS SOS-Plus Partners, Ltd., Bushido Capital Master Fund, L.P., and Pierce Diversified Strategy Master Fund, holding warrants to purchase an aggregate of 873,200 shares of common stock exercisable at $2.55 per share exercised their warrants. The warrants were issued in connection with a loan made by such funds in June of 2006 (collectively, the “Bushido Loan”).

ABS SOS Plus Partners, Ltd. exercised all of its warrants and paid an aggregate amount of $1,113,330 in exchange for 436,600 restricted shares. Bushido Capital Master Fund, L.P. and Pierce Diversified Strategy Master Fund each exercised by cashless exercise method, resulting in the issuance of 110,628 shares to each of them. An aggregate of 657,856 shares of common stock were issued as a result of these warrant exercises and none of the warrants issued to such persons in connection with the Bushido Loan remain outstanding.  The Company issued the shares without registration under the Securities Act of 1933, as amended, or state securities laws, in reliance on the exemptions provided by Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated thereunder.

Item 16.  Exhibits

A list of exhibits filed herewith or incorporated by reference is contained in the Exhibit Index which is incorporated herein by reference.

Item 17.  Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants, pursuant to the provisions described under Item 14 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification by it is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any acts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;  provided, however, that subparagraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) if the registrant is relying on Rule 430B: (A) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and (B) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(8) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Menomonee Falls, State of Wisconsin, on May 18, 2010.

ZBB Energy Corporation

By:	/s/ Eric C. Apfelbach
Eric C. Apfelbach
Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and executive officers of ZBB Energy Corporation, hereby severally constitute and appoint each of Eric C. Apfelbach and Scott W. Scampini our true and lawful attorney and agent, with full power to her to sign for us, and in our names in the capacities indicated below, any and all amendments to this registration statement, any subsequent registration statements pursuant to Rule 462 of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration has been signed below by the following persons on behalf of the registrant and in the capacities indicated on dates indicated.

	Position	Date
/s/ Eric C. Apfelbach	Chief Executive Officer	May 18, 2010
Eric C. Apfelbach	(Principal executive officer) and Director

/s/ Scott W. Scampini	Chief Financial Officer	May 18, 2010
Scott W. Scampini	(Principal financial officer and Principal accounting officer)

/s/ William A. Mundell	Chairman and Director	May 18, 2010
William Mundell

/s/ Richard A. Payne	Director	May 18, 2010
Richard A. Payne

/s/ Manfred Birnbaum	Director	May 18, 2010
Manfred Birnbaum

/s/ Richard A. Abdoo	Director	May 18, 2010
Richard A. Abdoo

/s/ Paul F. Koeppe	Director	May 18, 2010
Paul F. Koeppe

Exhibit Index

Exhibit No.	Description	Incorporated by Reference to
3.1	Articles of Incorporation of ZBB Energy Corporation as amended dated February 16, 1998, as amended	Incorporated by reference to the Company’s Registration Statement on Form SB-2 filed on October 27, 2006

3.2	Amended and Restated By-laws of ZBB Energy Corporation (as of November 16, 2009)	Incorporated by reference to the Company’s definitive proxy statement filed on September 25, 2009

4.1	Form of Stock Certificate	Incorporated by reference to the Company’s Amendment No. 3 to Registration Statement on Form SB-2 filed on April 13, 2007
4.2	Form of Common Stock Purchase Warrant, attached as Exhibit C to Exhibit 10.7 attached hereto	Incorporated by reference to the Company’s Report on Form 8-K filed on August 14, 2009

4.3	Form of Warrant	Incorporated by reference to the Company’s Report on Form 8-K filed on March 9, 2010

4.4	Form of Warrant	To be filed by amendment

10.1	Letter Agreement dated as of July 13, 2006 between ZBB Energy Corporation, 41 Broadway Associates, LLC	Incorporated by reference to the Company’s Amendment No. 2 to Registration Statement on Form SB-2 filed on March 19, 2007

10.2	Contract dated as of June 29, 2007 between ZBB Technologies Ltd and the Commonwealth of Australia	Incorporated by reference to the Company’s Report on Form 8-K filed July 11, 2007

10.3	Employment Agreement dated as of July 1, 2008 between ZBB Energy Corporation and Scott Scampini	Incorporated by reference to the Company’s Report on Form 10-KSB filed on September 5, 2008

10.4	2002 Stock Option Plan of ZBB Energy Corporation	Incorporated by reference to the Company’s Registration Statement on Form S-8 filed on April 16, 2008

10.5	2005 Employee Stock Option Scheme of ZBB Energy Corporation	Incorporated by reference to the Company’s Registration Statement on Form SB-2 filed on October 27, 2006

10.6	2007 Equity Incentive Plan of ZBB Energy Corporation	Incorporated by reference to the Company’s Registration Statement on Form S-8 filed on April 16, 2008

10.7	Form of Subscription Agreement, dated August 13, 2009, entered into between ZBB Energy Corporation and CapStone Investments and each purchaser signatory thereto	Incorporated by reference to the Company’s Report on Form 8-K filed on August 14, 2009

10.8	Resignation and Indemnification Agreement by and between the Company and Robert J. Parry dated as of October 31, 2009	Incorporated by reference to the Company’s Report on Form 8-K filed on November 4, 2009

Exhibit No.	Description	Incorporated by Reference to
10.9	Director Nonstatutory Stock Option Agreement by and between the Company and Paul F. Koeppe dated as of November 2, 2009	Incorporated by reference to the Company’s Report on Form 8-K filed on November 4, 2009

10.10	Agreement dated January 7, 2010 by and between the Company and Eric C. Apfelbach	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2009

10.11	Restrictive Covenant Agreement dated January 7, 2010 by and between the Company and Eric C. Apfelbach	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2009

10.12	Nonstatutory Stock Option Agreement dated January 7, 2010 by and between the Company and Eric C. Apfelbach (performance-based)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2009

10.13	Nonstatutory Stock Option Agreement dated January 7, 2010 by and between the Company and Eric C. Apfelbach (time-based).	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2009

10.14	Agreement dated February 3, 2010 by and between the Company and Steven A. Seeker	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2009

10.15	Placement Agent Agreement, dated March 1, 2010, by and between ZBB Energy Corporation and Sutter Securities Incorporated	Incorporated by reference to the Company’s Report on Form 8-K filed on March 09, 2010

10.16	Securities Purchase Agreement, dated March 8, 2010, by and between ZBB Energy Corporation and the purchasers signatory thereto	Incorporated by reference to the Company’s Report on Form 8-K filed on March 09, 2010

10.17	Form Stock Purchase Agreement, dated March 19, 2010	Incorporated by reference to the Company’s Report on Form 8-K filed on March 22, 2010

10.18	Form of Securities Purchase Agreement	To be filed by amendment

10.19	Form of Placement Agency Agreement	To be filed by amendment

23	Consent of Independent Registered Public Accounting Firm	Filed herewith